CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Offering Price Per Note	Aggregate Offering Price	Amount of Registration Fee(1)
4.000% Senior Notes due 2028	$500,000,000	100.000%	$500,000,000	$64,900
Guarantees of 4.000% Senior Notes due 2028 (2)	—	—	—	—

(1)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), and relates to the registration statement on Form S-3 (File No. 333-248399) filed by TreeHouse Foods, Inc. and certain subsidiary guarantors.

(2)	Pursuant to Rule 457(n) of the Securities Act, no separate fee is payable with respect to guarantees of the debt securities being registered.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-248399

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 25, 2020)

$500,000,000

TreeHouse Foods, Inc.

4.000% Senior Notes due 2028

We are offering $500,000,000 aggregate principal amount of our 4.000% senior notes due 2028 (the “notes”).

We will pay interest on the notes on March 1 and September 1 of each year, beginning March 1, 2021. The notes will mature on September 1, 2028.

The net proceeds from the offering of the notes will be used to fund the redemption of all of our outstanding 4.875% senior notes due 2022 (the “2022 Notes”), with the remaining net proceeds to be used for general corporate purposes. This offering is not contingent upon the redemption of the 2022 Notes.

We may redeem some or all of the notes at any time on or after September 1, 2023 at the applicable redemption prices described in this prospectus supplement under “Description of the Notes—Optional Redemption” plus accrued and unpaid interest, if any, to the redemption date. In addition, prior to September 1, 2023, we may redeem all or a portion of the notes at a price equal to 100% of the principal amount plus the “make-whole” premium described in this prospectus supplement plus accrued and unpaid interest, if any, to the redemption date. We may also redeem up to 40% of the notes prior to September 1, 2023 with the net cash proceeds we receive from certain equity offerings at the redemption price set forth in this prospectus supplement plus accrued and unpaid interest, if any, to the redemption date. If a change of control, as described in this prospectus supplement under the heading “Description of the Notes—Repurchase at the Option of the Holders—Offer to Repurchase upon Change of Control,” occurs, we may be required to purchase the notes from the holders at a purchase price of 101% of the principal amount plus any accrued and unpaid interest.

All of our existing and future domestic subsidiaries that guarantee our credit facility will guarantee the notes. The notes and the guarantees will be our and the guarantors’ senior unsecured obligations and will rank equally with our and the guarantors’ other existing and future senior indebtedness. The notes and the guarantees will be effectively subordinated to our and the guarantors’ existing and future secured obligations to the extent of the value of the assets securing those obligations. In addition, the notes will be structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the notes, to the extent of the value of the assets of those subsidiaries. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

There is no existing public market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

Investing in our securities involves certain risks that are described in “Risk Factors” beginning on page S-15 of this prospectus supplement.

	Per Note	Total

Public Offering Price(1)	100.000%	$500,000,000

Underwriting Discount	1.375%	$6,875,000

Proceeds, before expenses, to us	98.625%	$493,125,000

(1)	Plus accrued interest, if any, from September 9, 2020, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company and its participants, Clearstream Banking S.A. and the Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about September 9, 2020, which is the tenth business day following the date of this prospectus supplement.

Joint Book Running Managers

J.P. Morgan	BofA Securities		Wells Fargo Securities

BMO Capital Markets

Co-Managers

Barclays	Capital One Securities	MUFG	PNC Capital Markets LLC

Rabo Securities	TD Securities		Truist Securities

The date of this prospectus supplement is August 25, 2020.

Prospectus supplement

Prospectus

S-i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part, the accompanying prospectus dated August 25, 2020, which is part of our Registration Statement on Form S-3, gives more general information, some of which does not apply to this offering.

This prospectus supplement and the information incorporated by reference in this prospectus supplement may add, update or change information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the information contained in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” and “Incorporation by Reference” in the accompanying prospectus and “Incorporation by Reference” in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus, and in other offering material, if any, or information contained in documents which you are referred to by this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. See “Underwriting.” The information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or other offering material is accurate only as of the date of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on the behalf of the underwriters, to subscribe to or purchase any of our debt securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

Unless otherwise stated or the context otherwise requires, as used in this prospectus supplement, references to “TreeHouse,” the “Company,” “us,” “we” or “our” mean TreeHouse Foods, Inc. and its consolidated subsidiaries. When we refer to “you” in this prospectus supplement, we mean all purchasers of notes being offered by this prospectus supplement and the accompanying prospectus, whether they are the holders or only indirect owners of those securities.

Cautionary statement regarding forward-looking information

Certain statements and information in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “estimate,” “project,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. We are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and other public statements we make. Such factors include, but are not limited to: risks related to the impact of the recent novel coronavirus (“COVID-19”) outbreak on our business, suppliers, consumers, customers and employees; the success of our restructuring programs; our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; raw material and commodity costs; competition; disruptions or inefficiencies in our supply chain and/or operations, including from the recent COVID-19 outbreak; our ability to continue to make acquisitions in accordance with our business strategy; changes and developments affecting our industry, including customer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations applicable to us; disruptions in or failures of our information technology systems; and labor strikes or work stoppages; and other risks that are described under the heading “Risk Factors” in this prospectus supplement, our Annual Report on Form 10-K for the year ended December 31, 2019, in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and our other reports filed from time to time with the Securities and Exchange Commission (the “SEC”).

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP financial measures

We have included the financial measures of adjusted EBITDA and free cash flow in this prospectus supplement, which are “non-GAAP financial measures” as defined under the rules of the SEC. Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense and unusual items. Free cash flow represents cash flows from continuing operating activities less capital expenditures.

Adjusted EBITDA and free cash flow are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA is a performance measure that is used by our management, and we believe is commonly reported and widely used by investors and other interested parties to evaluate a company’s operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect, among other things:

•	our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, our working capital needs;

•	the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	any cash income taxes that we have been or may be required to pay;

•	Assets are depreciated or amortized over estimated useful lives and often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not adjust for all non-cash income or expense items that are reflected in our statements of cash flows; and

•	Adjusted EBITDA does not reflect limitations on, or costs related to, transferring earnings from our subsidiaries to us and the guarantors.

Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the operation and growth of our business or as a measure of cash that will be available to us to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using adjusted EBITDA as a supplement.

In evaluating adjusted EBITDA, you should be aware that in the future we may incur expenses similar to those for which adjustments are made in calculating adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA does not reflect the impact of earnings or charges resulting from certain matters we consider to be indicative of our ability to service our debt over the period such debt is expected to remain outstanding.

Free cash flow is not required by, or presented in accordance with, GAAP. Our management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service and other payment obligations, satisfy working capital requirements and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.

The non-GAAP measures of adjusted EBITDA and free cash flow used in this prospectus supplement may be different from similar measures used by other companies, limiting their usefulness as comparable measures. These non-GAAP financial measures should not be considered as an alternative to net income, the most directly comparable GAAP measure to adjusted EBITDA, or cash flows from continuing operating activities, the most directly comparable GAAP measure to free cash flow, or as an indicator of operating performance or liquidity.

See footnote (2) to the summary historical financial information under “Prospectus Supplement Summary—Summary Financial Information” for a description of the calculation of adjusted EBITDA and an unaudited reconciliation of adjusted EBITDA to net income. See footnote (3) to the summary historical financial information under “Prospectus Supplement Summary—Summary Financial Information” for a description of the calculation of free cash flow and an unaudited reconciliation of free cash flow to cash flow from continuing operating activities, the most directly comparable GAAP measure.

Prospectus supplement summary

This summary highlights selected information about us and this offering. This summary is not complete and does not contain all of the information that may be important to you in deciding whether to invest in the notes. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section, and the other documents that we refer to and incorporate by reference herein for a more complete understanding of TreeHouse and this offering. In particular, we incorporate by reference important business and financial information into this prospectus supplement and the accompanying prospectus.

Our company

We are a leading manufacturer and distributor of private label foods and beverages in North America. We have 36 production facilities across North America and two in Italy, and our vision is to be the undisputed solutions leader for custom brands for our customers. Our extensive product portfolio includes snacking, beverages, and meal preparation products, available in shelf stable, refrigerated, frozen, and fresh formats. We have a comprehensive offering of packaging formats and flavor profiles, and we also offer clean label, organic, and preservative-free ingredients across almost our entire portfolio. Our purpose is to make high quality food and beverages affordable to all.

We manufacture and sell the following:

•	private label products to retailers, such as supermarkets, mass merchandisers, and specialty retailers, for resale under the retailers’ own or controlled labels;

•	private label and branded products to the foodservice industry, including foodservice distributors and national restaurant operators;

•	branded products under our own proprietary brands, primarily on a regional basis to retailers;

•	branded products under co-pack agreements to other major branded companies for their distributions; and

•	products to our industrial customer base for repackaging in portion control packages and for use as ingredients by other food manufacturers.

Effective January 1, 2020, our reportable segments, and the principal products that comprise each segment, are as follows:

During the fiscal year ended December 31, 2019, we generated net sales of $4,288.9 million, net loss from continuing operations of $(110.3) million, cash flow provided by operating activities from continuing operations of $263.9 million, adjusted EBITDA from continuing operations of $474.5 million and free cash flow from continuing operations of $117.1 million.

During the twelve months ended June 30, 2020, we generated net sales of $4,323.6 million, net loss from continuing operations of $(81.1) million, cash flow provided by operating activities from continuing operations of $430.7 million, adjusted EBITDA from continuing operations of $487.0 million and free cash flow from continuing operations of $297.8 million.

Net sales for the year ended December 31, 2019 and the twelve months ended June 30, 2020 are distributed across segments in the following manner:

Year Ended December 31, 2019	Twelve Months Ended June 30, 2020

We sell our products through various distribution channels, including grocery retailers, foodservice distributors, and industrial and export, which includes food manufacturers and repackages of foodservice products. We currently supply more than 800 total customers in North America, including over 47 of the 75 largest non-convenience food retailers.

Products are shipped from our production facilities directly to customers, or from warehouse distribution centers where products are consolidated for shipment to customers if an order includes products manufactured in more than one production facility or product category. We believe this consolidation of products enables us to improve customer service by offering our customers a single order, invoice, and shipment. Some customers also pick up their orders at our production facilities or distribution centers.

We sell our products to a diverse customer base, including the leading grocery retailers and foodservice operators in the United States and Canada. Also, a variety of our customers purchase bulk products for industrial food applications.

Redemption of outstanding notes

Following the pricing of this offering of notes, we intend to issue a notice of redemption to redeem all of the $375.9 million outstanding principal amount of our 2022 Notes at a price of 100% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date (the “2022 Notes Redemption”). We intend to use the net proceeds from this offering to fund the 2022 Notes Redemption, with the remaining net proceeds to be used for general corporate purposes. The offering is not contingent upon the redemption of the 2022 Notes.

Neither this prospectus supplement nor anything contained herein is a notice of redemption under the optional redemption provisions of the indenture governing the 2022 Notes.

COVID-19

In December 2019, COVID-19 was first reported and subsequently characterized by the World Health Organization as a pandemic in March 2020. In an effort to reduce the global transmission of COVID-19, various policies and initiatives have been implemented by governments around the world, including orders to close businesses not deemed “essential”, shelter-in-place orders enacted by state and local governments, and the practice of social distancing measures when engaging in essential activities.

Local, state, and national governments continue to emphasize the importance of the food supply during this pandemic and asked that food manufacturers and retailers remain open to meet the needs of our communities. Our number one priority continues to be the health and safety of our employees and others we may come in contact with as we serve our purpose of making high quality food and beverages affordable to all. We have taken numerous steps to keep our employees safe including increased sanitation stations, implementation of physical barriers and social distancing protocols at our manufacturing operations, masks and personal protective equipment for employees across our facilities, preventative temperature screenings across all manufacturing locations, incentives for employees, including supplemental pay and additional paid leave, and remote work arrangements for administrative support functions to comply with shelter-in-place orders. Our cross-functional task force continues to monitor and coordinate the Company’s response to COVID-19.

Due to shelter-in-place and social distancing measures, we saw significant changes in product consumption patterns as consumers modified their purchasing habits in response to the pandemic. As a result, we have experienced favorable revenue and earnings impacts within our retail grocery business, which comprises approximately 80% of total net sales. These favorable impacts within our retail grocery channel more than offset the unfavorable impacts due to incremental expenses directly attributable to our response to the COVID-19 pandemic and the prolonged weakness in demand within the food-away-from-home channel, as consumers have shifted to a food-at-home model in response to COVID-19. To date, there have not been material disruptions to our supply chain network, including the supply of our ingredients, packaging, or other sourced materials, though it is possible that more significant disruptions could occur if the duration and severity of COVID-19 increases within North America or Italy.

In the interest of the well-being of our employees, we have made decisions to temporarily close our facilities in regions which coincided with the recent growth in COVID-19 cases, where we temporarily closed plants for longer than normal periods in order to keep our employees safe and healthy. As a result, there have been production limitations due to these temporary plant shut downs which limited our ability to service certain categories.

As of the date of this prospectus supplement, we expect the evolving COVID-19 pandemic to continue to have a favorable impact on our revenue and earnings for the immediate future as we believe that the consumption pattern favoring food-at-home experienced in the first half of 2020 will continue. However, we believe the increases in revenues and earnings will be less elevated in the second half of the year. There are a number of factors impacting these potential outcomes, including, but not limited to, the loosening of government restrictions causing a shift in consumer behavior as well as the consumer’s willingness and ability to spend. Additionally, we expect to continue to incur incremental costs related to COVID-19 to address the safety and welfare of our employees.

Corporate information

We are a Delaware corporation incorporated on January 25, 2005. Our principal executive offices are located at 2021 Spring Road, Suite 600, Oak Brook, Illinois 60523. Our telephone number is 708-483-1300. Our website address is www.treehousefoods.com. The information on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus supplement.

The offering

The summary below describes the principal terms of notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the notes, see the section entitled “Description of the Notes.” As used in this section, references to the “Company” mean TreeHouse Foods, Inc. and not any of its subsidiaries.

Issuer	TreeHouse Foods, Inc.

Securities Offered	$500,000,000 aggregate principal amount of 4.000% senior unsecured notes due 2028.

Maturity Date	The notes will mature on September 1, 2028.

Interest Rate	The notes will bear interest at the rate of 4.000% per year from the original issuance date.

Interest Payment Dates	Interest on the notes is payable on March 1 and September 1 of each year, beginning on March 1, 2021.

Guarantee	The payment of principal, premium, if any, and interest on the notes will be fully and unconditionally guaranteed on a senior unsecured basis by all of our existing and future domestic subsidiaries that guarantee our credit facility. The subsidiary guarantors will represent substantially all the revenue, income and assets of our domestic subsidiaries.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $491.7 million (after deducting underwriting discounts and commissions and estimated offering expenses payable by us). We intend to use the net proceeds from this offering (i) to fund the 2022 Notes Redemption, (ii) to pay transaction-related fees and expenses of the 2022 Notes Redemption and (iii) for general corporate purposes. Pending such use, we may invest the net proceeds in short-term interest-bearing accounts, securities or similar investments. See “Prospectus Supplement Summary—Redemption of Outstanding Notes” and “Use of Proceeds” in this prospectus supplement.

Ranking of Notes	The notes will be senior unsecured obligations of the Company and will rank senior in right of payment to any of the Company’s existing and future debt that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of the Company’s existing and future senior debt, and will be effectively subordinated to the Company’s secured debt to the extent of the value of the assets securing that debt. The notes will also be structurally subordinated to all of the liabilities of any of our subsidiaries that do not guarantee the notes to the extent of the value of the assets of those subsidiaries.

The guarantees will be general unsecured obligations of the guarantors and will rank senior in right of payment to any of their existing and future debt that is expressly subordinated in right of payment to the guarantees. The guarantees will rank equal in right of payment with all existing and future debt of such guarantors that are not so subordinated and will be effectively subordinated to the guarantors’ secured debt to the extent of the value of the assets securing that debt. The guarantees will also be structurally subordinated to all of the liabilities of any of our subsidiaries that do not guarantee the notes to the extent of the value of the assets of those subsidiaries.

As of June 30, 2020, after giving effect to this offering and the use of proceeds therefrom, the Company and the guarantors would have had total unsecured debt of approximately $1,102.9 million, consisting of $500.0 million of notes offered pursuant to this prospectus supplement and $602.9 million of 6.0% senior notes due 2024 (the “2024 Notes”). As of June 30, 2020, the Company and the guarantors had $1,136.8 million of secured debt and approximately $723.9 million of additional secured debt would have been available to borrow under our credit facility. The subsidiaries of the Company that are not guarantors had total debt of approximately $0.2 million as of June 30, 2020, held approximately 9.7% of our total assets as of June 30, 2020 and generated approximately 13.1% of our total revenues for the twelve months ended June 30, 2020. See note 24 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Current Report on Form 8-K, filed on August 25, 2020, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Guarantor Summarized Financial Information” in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2020 and June 30, 2020, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Optional Redemption	At any time on or after September 1, 2023, we may redeem the notes, in whole or in part, at the redemption prices listed in “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest to the applicable redemption date. At any time prior to September 1, 2023, we may redeem up to 40% of the aggregate principal amount of the notes with the net cash described in “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the applicable redemption date. In addition, at any time prior to September 1, 2023, we may redeem the notes, in whole or in part, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium, plus accrued and unpaid interest, if any, to the redemption date.

Repurchase at the Option of the Holders upon a Change of Control	If we experience a “Change of Control” (as defined in this prospectus supplement), each holder of notes may require us, subject to certain conditions, to offer to purchase all or a part of the notes at a purchase price equal to 101% of their principal amount, plus any accrued and unpaid interest. See “Description of the Notes—Repurchase at the Option of the Holders—Offer to Repurchase upon Change of Control.”

Certain Covenants	The indenture governing the notes, as supplemented and amended by a supplemental indenture, which we collectively refer to as the indenture, will,

among other things, restrict our ability and the ability of our restricted subsidiaries, with certain exceptions, to among other things:

•	incur additional indebtedness and issue certain preferred shares;

•	make certain distributions, investments and other restricted payments;

•	sell certain assets;

•	agree to restrictions on the ability of restricted subsidiaries to make payments to us;

•	create liens;

•	merge, consolidate or sell substantially all of our assets; and

•	enter into certain transactions with affiliates.

These covenants are subject to important exceptions and qualifications. In addition, if the notes are assigned an investment grade rating by Moody’s and S&P (each as defined in “Description of the Notes—Certain Definitions”) and no default has occurred or is continuing, certain covenants will be suspended with respect to the notes. See “Description of the Notes—Certain Covenants.”

Form and Denominations	We will issue the notes in fully registered form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each of the notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, or DTC.

You will hold beneficial interests in the notes through DTC, and DTC and its direct and indirect participants will record your beneficial interests in their books. We will not issue certificated notes, except in the limited circumstances described under “Description of Debt Securities—Book-entry; Delivery and Form; Global Securities” in the accompanying prospectus.

Further Issuances	We may create and issue additional notes ranking equally with the notes initially offered in this offering and otherwise similar in all respects (other than the issue date and, if applicable, the payment of interest accruing prior to the issue date of such further notes or the first payment of interest following the issue date of such further notes). These additional notes, if issued, would be consolidated and form a single series with the notes. See “Description of the Notes—Further Issuances” in this prospectus supplement.

No Public Market	The notes are a new issue of securities and there is currently no established trading market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued at any time without notice.

Governing Law	New York.

Risk Factors	For a discussion of the factors that you should carefully consider before deciding to purchase the notes, see “Risk Factors” beginning on page S-15 of this prospectus supplement, page 4 of the accompanying prospectus and under the heading “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2019 and in the Form 10-Qs for the quarters ended March 31, 2020 and June 30, 2020, incorporated by reference herein.

Trustee	Wells Fargo Bank, National Association.

Summary financial information

The following summary historical financial information as of and for each of the three years in the period ended December 31, 2019, has been derived from our audited consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. The historical financial information as of and for each of the six month periods ended June 30, 2020 and 2019, has been derived from our unaudited consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the six months ended June 30, 2020 and our Current Report on Form 8-K filed on August 25, 2020, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See also “Incorporation by Reference” in this prospectus supplement and the accompanying prospectus for details regarding documents incorporated by reference herein. The summary historical financial information provided below does not purport to indicate results of operations as of any future date or for any future period.

	Six months ended June 30,		Year ended December 31,

(in millions, except per share data)	2020	2019	2019	2018	2017

Operating data:
Net sales	$2,126.8	$2,092.1	$4,288.9	$4,587.8	$4,852.6
Cost of sales	1,740.7	1,706.7	3,492.1	3,695.6	3,874.5

Gross profit	386.1	385.4	796.8	892.2	978.1

Operating expenses:
Selling and distribution	128.1	130.0	256.9	328.5	345.5
General and administrative	137.3	148.4	253.2	264.4	283.7
Amortization expense	34.9	38.7	74.1	80.2	85.5
Asset Impairment	—	—	129.1	—	59.0
Other operating expense, net	30.3	60.7	99.6	135.7	125.2

Total operating expenses	330.6	377.8	812.9	808.8	898.9

Operating income (loss)	$55.5	$7.6	$(16.1)	$83.4	$79.2

Other expense (income):
Interest expense	51.0	51.2	102.4	107.8	122.4
Loss (gain) on foreign currency exchange	7.9	(1.7)	(3.5)	8.6	(5.0)
Other (income) expense, net	58.4	36.4	40.8	24.6	(9.7)

Total other expense	$117.3	$85.9	$139.7	$141.0	$107.7

Loss before income taxes	$(61.8)	$(78.3)	$(155.8)	$(57.6)	$(28.5)
Income tax	(26.4)	(13.7)	$(45.5)	$(11.4)	$(139.8)

Net (loss) income from continuing operations	$(35.4)	$(64.6)	$(110.3)	$(46.2)	$111.3
Net income (loss) from discontinued operations	2.7	(134.1)	(250.7)	(18.2)	(390.8)

Net loss	$(32.7)	(198.7)	$(361.0)	(64.4)	(279.5)

Net loss per basic share	$(0.58)	$(3.54)	$(6.42)	$(1.15)	$(4.89)
Net loss per diluted share	$(0.58)	$(3.54)	$(6.42)	$(1.15)	$(4.85)

	Six months ended June 30,		Year ended December 31,
(in millions, except per share data)	2020	2019	2019	2018	2017

Weighted average common shares:
Basic	56.4	56.2	56.2	56.0	57.1
Diluted	56.4	56.2	56.2	56.0	57.6

Other data:

Net Cash provided by (used in):
Operating activities(1)	$123.8	$9.4	$307.7	$505.8	$506.0
Investing activities(1)	$(25.0)	$(72.7)	$(68.1)	$(160.9)	$(159.8)
Financing activities(1)	$(9.1)	$(41.4)	$(206.9)	$(311.0)	$(278.3)
Depreciation and amortization	$99.4	$106.5	$210.6	$225.2	$232.9
Capital expenditures	$(56.6)	$(70.5)	$(146.8)	$(177.4)	$(161.6)
Adjusted EBITDA from continuing operations (2)	$217.9	$205.4	$474.5	$452.8	$527.1
Free cash flow from continuing operations (3)	$66.7	$(114.0)	$117.1	$294.7	$304.1

Balance sheet data (at end of period):
Total assets	$5,242.0	$5,592.9	$5,139.4	$5,629.3	$5,779.3
Long-term debt	$2,086.6	$2,257.6	$2,091.7	$2,297.4	$2,535.7
Other long-term liabilities	$131.7	$159.9	$143.4	$168.2	$202.1
Deferred income taxes	$123.2	$161.0	$101.5	$166.1	$178.4
Total stockholders’ equity	$1,803.7	$1,983.3	$1,830.9	$2,160.0	$2,263.3

(1)	Includes net cash used in discontinued operations.

(2)	Adjusted EBITDA represents net income before interest expense, net, income tax expense, depreciation and amortization expense, and other items that, in management’s judgment, significantly affect the assessment of operating results between periods. There are limitations associated with the use of non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure. Management believes adjusted EBITDA provides investors with helpful supplemental information regarding our underlying performance from period to period. This measure may be inconsistent with measures presented by other companies. See “Non-GAAP Financial Measures” for a discussion of our use of adjusted EBITDA.

(3)	Free cash flow represents cash flow from operating activities less capital expenditures. There are limitations associated with the use of non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure. Management believes free cash flow provides investors with helpful supplemental information regarding our cash flow available to meet future debt service and other payment obligations, satisfy working capital requirements and make strategic investments, however, free cash flow does not represent residual cash flow available for discretionary expenditures. This measure may be inconsistent with the measures presented by other companies. See “Non-GAAP Financial Measures” for a discussion of our use of free cash flow.

The following table sets forth an unaudited reconciliation of net (loss) income from continuing operations to adjusted EBITDA from continuing operations:

	Twelve months ended June 30,	Six months ended June 30,		Year ended December 31,
(in millions)	2020	2020	2019	2019	2018	2017
Net (loss) income from continuing operations	$(81.1)	$(35.4)	$(64.6)	$(110.3)	$(46.2)	$111.3
Impairment	129.1	—	—	129.1	—	59.0
Mark-to-market adjustments	65.6	59.8	41.2	47.0	22.5	(2.3)
Restructuring programs & other	72.3	32.7	65.8	105.4	166.7	73.6
COVID-19	9.3	9.3	—	—	—	—
Litigation matters	9.0	9.0	25.0	25.0	—	—
Foreign currency loss (gain) on re-measurement of intercompany notes	6.4	8.4	(3.0)	(5.0)	6.2	(5.9)
Tax indemnification	2.9	1.7	0.4	1.6	(2.0)	—
Acquisition, integration, divestiture and related costs	0.6	—	—	0.6	(13.5)	100.9
Product recall	0.3	—	—	0.3	—	(3.3)
Executive management transition	2.9	—	—	2.9	13.0	—
Debt amendment and repurchase activity	—	—	—	—	6.8	5.0
Tax reform	—	—	—	—	—	(110.6)
Change in regulatory requirements	16.1	1.4	—	14.7	—	—
Multiemployer pension plan withdrawal	0.2	—	4.1	4.3	—	—
Less: Taxes on adjusting items	(86.4)	(33.2)	(27.3)	(80.5)	(42.0)	(69.3)

Adjusted net income from continuing operations (Non-GAAP)	147.2	53.7	41.6	135.1	111.5	158.4
Interest expense (excluding debt amendment and repurchase activity)	102.2	51.0	51.2	102.4	105.4	119.1
Interest income	(4.5)	(4.0)	(4.3)	(4.8)	(3.8)	(4.3)
Income tax benefit (excluding COVID-19 tax benefit and tax reform)	(47.2)	(15.4)	(13.7)	(45.5)	(11.4)	(31.6)
Add: Taxes on adjusting items	86.4	33.2	27.3	80.5	42.0	69.3
Adjusted EBIT from continuing operations (Non-GAAP)	284.1	118.5	102.1	267.7	243.7	310.9
Depreciation and amortization	202.9	99.4	103.3	206.8	209.1	216.2

Adjusted EBITDA from continuing operations	$487.0	$217.9	$205.4	$474.5	$452.8	$527.1

The following table sets forth an unaudited reconciliation of net cash provided by operating activities to free cash flow:

	Twelve Months Ended June 30,	Six months ended June 30,		Year ended December 31,
(in millions)	2020	2020	2019	2019	2019	2017
Cash flow provided by (used in) operating activities from continuing operations	$430.7	$123.3	$(43.5)	$263.9	$472.1	$465.7
Capital expenditures	(132.9)	(56.6)	(70.5)	(146.8)	(177.4)	(161.6)

Free cash flow from continuing operations	$297.8	$66.7	$(114.0)	$117.1	$294.7	$304.1

Risk factors

You should carefully consider the risk factors described below and in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, and in Part II, Item 1A, “Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Some of these risk factors relate principally to our business. Other factors relate principally to your investment in the notes. Before making any investment decision, you should carefully consider these risks. These risks could materially affect our business, results of operation or financial condition and affect the value of our securities. In such case, you may lose all or part of your original investment. The risks described below or incorporated by reference herein are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, results of operation or financial condition.

Risks related to the business

Our business, results of operations, and financial condition may be adversely affected by pandemic infectious diseases, particularly the novel coronavirus strain known as COVID-19.

Pandemic infectious diseases, such as the current COVID-19 strain, may adversely impact our business, consolidated results of operations, and financial condition. The COVID-19 pandemic has negatively impacted the global economy and created significant volatility and disruption of financial markets. This volatility could impact our operations in a variety of ways, including as follows:

•

If a significant percentage of our workforce is unable to work, including because of illness or travel or government restrictions in connection with COVID-19, our operations may be negatively impacted;

•	A shutdown of one or multiple of our manufacturing facilities due to government restrictions or illness in connection with COVID-19;

•	Decreased demand in the foodservice business (including due to COVID-19) may adversely affect our operations within this channel;

•	Volatility in commodity and other input costs could substantially impact our results of operations;

•	A fluctuation in foreign currency exchange rates or interest rates could result from market uncertainties;

•	Supply chain disruptions due to COVID-19 could impair our ability to manufacture or sell our products;

•	An increase in regulatory restrictions or continued market volatility could hinder our ability to execute strategic business activities including acquisitions and divestitures; and

•

It may become more costly or difficult to obtain debt or equity financing to fund operations or investment opportunities, or to refinance our debt in the future, in each case on terms and within a time period acceptable to us.

Additionally, COVID-19 could negatively affect our internal controls over financial reporting as a portion of our workforce is required to work from home and therefore new processes, procedures, and controls could be required to respond to changes in our business environment. Further, should any key employees become ill from the coronavirus and unable to work, the attention of the management team could be diverted.

We are unable to accurately predict the impact that COVID-19 will have on our business in the future due to various uncertainties, including the severity and transmission rate of the virus, the extent and effectiveness of containment, measures taken by governmental authorities and private actors to limit the spread of the virus, and the impact of these and other factors on our employees and customers. If we are not able to respond to and manage the impact of such events effectively, our business could be harmed.

To the extent COVID-19 materially adversely affects our business and financial results, it may also have the effect of significantly heightening many of the other risks described or incorporated by reference herein, such as those relating to our indebtedness, our need to generate sufficient cash flows to service our indebtedness and our ability to comply with the covenants contained in the agreements that govern our indebtedness.

We operate in the highly competitive and rapidly changing food industry.

The food industry is highly competitive, and faces increased competition as a result of consolidation, channel proliferation and the growth of online food retailers and new market participants. We face competition across our product lines from other companies that have varying abilities to withstand changes in market conditions. Some of our competitors have substantial financial, marketing, and other resources, and competition with them in our various business segments and product lines could cause us to reduce prices, increase capital, marketing or other expenditures, or lose sales, which could have a material adverse effect on our business and financial results. Category sales and growth could also be adversely impacted if we are not successful in introducing new products.

Some customer buying decisions are based on a periodic bidding process in which the successful bidder is reasonably assured the selling of its selected product to the food retailer, super center, mass merchandiser, or foodservice distributors, until the next bidding process. Our sales volume may decrease significantly if our offer is too high and we lose the ability to sell products through these channels, even temporarily. Alternatively, we risk reducing our margins if our offer is successful but below our desired price point. Either of these outcomes may adversely affect our results of operations. Additionally, competition can impact our ability to pass on increased costs or otherwise increase prices.

As new and evolving distribution channels acquire greater attention with consumers, we will need to evaluate whether our business methods and processes can be utilized or adopted in a manner that permits us to successfully serve these distribution channels. Our inability to offer competitive products to these customer segments could have an adverse impact on our results of operations.

As we are dependent upon a limited number of customers, the loss of a significant customer, or consolidation of our customer base, could adversely affect our operating results.

A limited number of customers represent a large percentage of our consolidated net sales. Our operating results are contingent on our ability to maintain our sales to these customers. The competition to supply products to these high volume customers is very strong. We expect that a significant portion of our net sales will continue to arise from a small number of customers, consisting primarily of traditional grocery retailers, mass merchandisers, and foodservice operators. For the quarter ended June 30, 2020, our ten largest customers accounted for approximately 54.6% of our consolidated net sales. For the year ended December 31, 2019, our largest customer, Walmart Inc. and its affiliates, accounted for approximately 24.4% of our consolidated net sales. No other customer accounted for 10% or more of the Company’s consolidated net sales. These customers typically do not enter into written contracts with fixed purchase commitments, and the contracts that they do enter into generally are terminable at will. Our customers make purchase decisions based on a combination of price, product quality, and customer service performance. If our product sales to one or more of these customers decline, this reduction may have a material adverse effect on our business, results of operations, and financial condition.

Further, over the past several years, the retail grocery and foodservice industries have experienced a consolidation trend, which has resulted in mass merchandisers and non-traditional grocers, such as ecommerce grocers with direct-to-consumer channels, gaining market share. As our customer base continues to consolidate, we expect competition to intensify as we compete for the business of fewer large customers. As this trend continues and such customers grow larger, they may seek to use their position to improve their profitability through improved efficiency, lower pricing, or increased promotional programs. If we are unable to use our scale, product innovation, and category leadership positions to respond to these demands, our profitability or volume growth could be negatively impacted. Additionally, if the surviving entity of a consolidation or similar transaction is not a current customer of the Company, we may lose significant business once held with the acquired retailer.

Consolidation also increases the risk that adverse changes in our customers’ business operations or financial performance will have a corresponding material adverse effect on us. For example, if our customers cannot access sufficient funds or financing, then they may delay, decrease, or cancel purchases of our products, or delay or fail to pay us for previous purchases.

If we are unable to attract, hire or retain key employees or a highly skilled and diverse global workforce, it could have an adverse impact on our business, financial condition and results of operations.

The competitive environment requires us to attract, hire, retain and develop key employees, including our executive officers and senior management team, and maintain a highly skilled and diverse global workforce. We compete to attract and hire highly skilled employees and our own employees are highly sought after by our competitors and other companies. Competition could cause us to lose talented employees, and unplanned turnover could deplete our institutional knowledge and result in increased costs due to increased competition for employees.

Disruption of our supply chain or distribution capabilities could have an adverse effect on our business, financial condition, and results of operations.

Our ability to manufacture, move, and sell products is critical to our success. We are subject to damage or disruption to raw material supplies or our manufacturing or distribution capabilities (in particular, to the extent that our raw materials are sourced globally) due to weather, including any potential effects of climate change, natural disaster, fire, terrorism, adverse changes in political conditions or political unrest, pandemic, strikes, import restrictions, or other factors that could impair our ability to manufacture or sell our products. Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, could adversely affect our business, financial condition, and results of operations, as well as require additional resources to restore our supply chain.

Our business operations could be disrupted if our information technology systems fail to perform adequately or are breached.

The efficient operation of our business depends on our information technology systems. We rely on our information technology systems, including the internet, to effectively manage our business data, communications, supply chain, order entry and fulfillment, and other business processes. These information technology systems, some of which are dependent on services provided by third parties, may be susceptible to damage, invasions, disruptions, or shutdowns due to hardware failures, computer viruses, hacker attacks, and other cybersecurity risks, telecommunication failures, user errors, employee error or malfeasance, catastrophic events, natural disasters, fire or other factors. If we are unable to prevent or adequately respond to and resolve these breaches, disruptions or failures, our business may be disrupted, and we may suffer other adverse consequences such as data loss, financial or reputational damage or penalties, legal claims or proceedings, remediation costs, or the loss of sales or customers.

Increases in input costs, such as ingredients, packaging materials, and fuel costs, could adversely affect earnings.

The costs of raw materials, packaging materials, and fuel have varied widely in recent years and future changes in such costs may cause our results of operations and our operating margins to fluctuate significantly. We are also subject to delays caused by interruptions in production of raw materials based on conditions not within our control. Such conditions include job actions or strikes by employees of suppliers, weather, crop conditions, transportation shortages and interruptions, natural disasters, sustainability issues or other catastrophic events. While individual input cost changes varied throughout the year, with certain costs increasing and others decreasing, input costs were in the aggregate unfavorable in 2019 compared to 2018. We expect the volatile nature of these costs to continue with an overall long-term upward trend.

We manage the impact of increases in the costs of raw materials, wherever possible, by locking in prices on quantities required to meet our production requirements. The price of oil has been particularly volatile recently and there can be no assurance that our hedging activities will result in the optimal price. In addition, we attempt to offset the effect of such increases by raising prices to our customers. However, changes in the prices of our products may lag behind changes in the costs of our materials. Competitive pressures may also limit our ability to quickly raise prices in response to increased raw materials, packaging, and fuel costs. Accordingly, if we are unable to increase our prices to offset increasing raw material, packaging, and fuel costs, our operating profits and margins could be materially affected. In addition, in instances of declining input costs, customers may look for price reductions in situations where we have locked into purchases at higher costs.

Potential liabilities and costs from litigation could adversely affect our business.

There is no guarantee that we will be successful in defending ourselves in civil, criminal, or regulatory actions, including under general, commercial, employment, environmental, data privacy or security, intellectual property, food quality and safety, anti-trust and trade, advertising and claims, and environmental laws and regulations, or in asserting our rights under various laws. For example, our claims could face allegations of false or deceptive advertising or other criticisms which could end up in litigation and result in potential liabilities or costs. In addition, we could incur substantial costs and fees in defending our self or in asserting our rights in these actions or meeting new legal requirements. The costs and other effects of potential and pending litigation and administrative actions against us, and new legal requirements, cannot be determined with certainty and may differ from expectations.

Our private label and regionally branded products may not be able to compete successfully with nationally branded products.

For sales of private label products to retailers, the principal competitive factors are price, product quality, and quality of service. For sales of private label products to consumers, the principal competitive factors are price and product quality. In many cases, competitors with nationally branded products have a competitive advantage over private label products due to name recognition. In addition, when branded competitors focus on price and promotion, the environment for private label producers becomes more challenging because the price differential between private label products and branded products may become less significant.

Competition to obtain shelf space for our branded products with retailers is primarily based on the expected or historical performance of our product sales relative to our competitors. The principal competitive factors for sales of our branded products to consumers are brand recognition and loyalty, product quality, promotion, and price. Some of our branded competitors have significantly greater resources and brand recognition than we do.

Competitive pressures or other factors could cause us to lose sales, which may require us to lower prices, increase the use of discounting or promotional programs, or increase marketing expenditures, each of which would adversely affect our margins and could result in a decrease in our operating results and profitability.

Our operations are subject to the general risks associated with acquisitions and divestitures.

We regularly review potential acquisitions and divestitures that align with our strategic initiatives of growing in our targeted markets on a financially attractive basis and divesting non-strategic assets. Our ability to consummate such a transaction is dependent on many external factors, including the availability of targeted acquisition opportunities, interested purchasers of assets we seek to divest and attractive financing terms, thereby making the timing of any transaction uncertain. The potential risks associated with these transactions include the inability to consummate a transaction on favorable terms, the diversion of management’s attention from other business concerns, the potential loss of key employees and customers of current or acquired companies, the inability to integrate or divest operations successfully, the possible assumptions of unknown liabilities, potential disputes with buyers or sellers, potential impairment charges if purchase assumptions are not achieved, and the inherent risks in entering markets or lines of business in which the Company has limited or no prior experience. In addition, acquisitions outside the United States may present unique challenges and increase the Company’s exposure to the risks associated with foreign operations. Any or all of these risks could impact the Company’s financial results and business reputation.

We may not realize some or all of the anticipated benefits of our restructuring plans in the anticipated time frame or at all.

We depend on our ability to evolve and grow, and as changes in our business environments occur, we may adjust our business plans by introducing new restructuring programs, from time to time, to meet these changes, such as TreeHouse 2020, a long-term growth and margin improvement strategy involving plants and distribution locations, and Structure to Win, a sales, general, and administrative expenses improvement and alignment program. During the six months ended June 30, 2020, the Company incurred approximately $31.7 million in restructuring program costs. See note 3 to our consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended June 30, 2020, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, for additional information. Restructuring programs often require a substantial amount of management and operational resources, which may divert the Company’s attention from existing core businesses, potentially disrupting our operations and adversely affecting our relationships with suppliers and customers. In addition, events and circumstances, such as financial or strategic difficulties, delays and unexpected costs may occur that could result in our not realizing all or any of the anticipated benefits on our expected timetable or at all, and there can be no assurance that any benefits we realize from these restructuring efforts will be sufficient to offset the restructuring charges and other costs that we expect to incur.

The recognition of impairment charges on goodwill or long-lived assets could adversely impact our future financial reporting and results of operations.

We have $2,626.9 million of total intangible assets at June 30, 2020, consisting of $2,102.1 million of goodwill and $524.8 million of other intangible assets. Additionally, we have $1,014.3 million of property, plant, and equipment at June 30, 2020.

We perform an annual impairment assessment for goodwill and our indefinite-lived intangible assets, and as necessary, for other long-lived assets. If the results of such assessments were to show that the fair value of these assets were less than the carrying values, we could be required to recognize a charge for impairment of goodwill or long-lived assets, and the amount of the impairment charge could be material. Factors which could result in an impairment include, but are not limited to, (i) reduced demand for our products; (ii) higher commodity prices; (iii) lower prices for our products or increased marketing as a result of increased competition; and (iv) significant disruptions to our operations as a result of both internal and external events.

In 2019, on a continuing operations basis, we incurred a total of $129.1 million of impairment charges, comprised of $88.0 million of non-cash impairment charges related to the Cookies and Dry Dinners asset groups and $41.1 million related to the expected disposal loss on the In-Store Bakery facilities. In 2019, on a discontinued operations basis, we incurred a total of $141.0 million of non-cash impairment charges, comprised of $66.5 million related to long-lived asset impairment in the Snacks segment and the expected disposal loss on the RTE Cereal transaction of $74.5 million. These impairments and any future impairments on goodwill or long-lived assets could adversely impact our future financial position and results of operations.

We may be unable to anticipate changes in consumer preferences, which may result in decreased demand for our products.

Our success depends in part on our ability to anticipate the tastes, quality demands, eating habits, and overall purchasing trends of consumers and to offer products that appeal to their preferences. Consumer preferences change from time to time, and our failure to anticipate, identify, or react to these changes could result in reduced demand for our products, which would adversely affect our operating results and profitability.

New laws or regulations or changes in existing laws or regulations could adversely affect our business.

The food industry is subject to a variety of federal, state, local, and foreign laws and regulations, including those related to food safety, food labeling (including the Nutrition Labeling and Education Act and Bioengineered Labeling Declaration), and environmental matters. Governmental regulations also affect taxes and levies, healthcare costs, energy usage, international trade, immigration, and other labor issues, all of which may have a direct or indirect effect on our business or those of our customers or suppliers. Changes in these laws or regulations, or the introduction of new laws or regulations, could increase the costs of doing business for the Company, our customers, or suppliers, or restrict our actions, causing our results of operations to be adversely affected.

Our indebtedness and our ability to service our debt could adversely affect our business and financial condition.

As of June 30, 2020, we had $2,115.6 million of outstanding indebtedness, including a $455.9 million term loan (“Term Loan A”) maturing on January 31, 2025, a $677.1 million term loan (“Term Loan A-1” and, together with Term Loan A, the “Term Loans”) maturing on February 1, 2023, $375.9 million of the 2022 Notes, $602.9 million of the 2024 Notes, and $3.8 million of finance lease obligations and other debt. The Revolving Credit

Facility (as defined in “Description of Certain Other Indebtedness”) and the Term Loans are known collectively as the “Credit Agreement.” The degree to which we are leveraged could have adverse consequences to us, limiting management’s choices in responding to business, economic, regulatory and other competitive conditions. In addition, our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures, dispose of material assets or operations, seek additional debt or equity capital, or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. In addition, we and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the agreements governing our indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. If new debt is added to our current debt levels, the risks described herein would increase.

The terms of the agreements governing our indebtedness may restrict our current and future operations.

The agreements governing our indebtedness contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to: incur additional indebtedness and guarantee indebtedness; pay dividends or make other distributions or repurchase or redeem our capital stock; prepay, redeem, or repurchase certain subordinated debt; issue certain preferred stock or similar equity securities; make loans and investments; sell assets; incur liens; enter into transactions with affiliates; enter into agreements restricting our subsidiaries’ ability to pay dividends; and consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets.

In addition, our Credit Agreement requires us to maintain a certain consolidated net leverage ratio tested on a quarterly basis. Our ability to meet these financial covenants can be affected by events beyond our control, and we may be unable to meet the required ratio.

A breach of the covenants or restrictions under the agreements governing our indebtedness could result in an event of default under the applicable indebtedness. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross acceleration or cross default provision applies. In addition, an event of default under the Credit Agreement may permit our lenders to terminate all commitments to extend further credit under those facilities. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, substantial indebtedness and credit ratings could materially adversely affect the availability and terms of our financing.

The restrictive covenants in the indenture governing the notes will be subject to a number of significant exceptions.

While the restrictive covenants in the indenture governing the notes may limit our flexibility, these covenants are also subject to a number of significant exceptions. For example, we may make unlimited restricted payments if we meet a specified consolidated total leverage ratio test. In addition, the indenture governing the notes will contain a $1,287.0 million “starter basket” in the restricted payments covenant “builder basket.” If we were to use all or a substantial portion of these exceptions, a significant amount of cash that could otherwise be used to satisfy our debt obligations, including the notes, may no longer be available for such purposes. See “Description of the Notes—Certain Covenants.”

Disruptions in the financial markets could impair our ability to fund our operations or limit our ability to expand our business.

United States capital credit markets have experienced volatility, dislocations, and liquidity disruptions that caused tightened access to capital markets and other sources of funding. Capital and credit markets and the U.S. and global economies could be affected by additional volatility or economic downturns in the future. Events affecting the credit markets could have an adverse effect on other financial markets in the United States, which may make it more difficult or costly for us to raise capital through the issuance of common stock or other equity securities. There can be no assurance that future volatility or disruption in the capital and credit markets will not impair our liquidity or increase our costs of borrowing. Our business could also be negatively impacted if our suppliers or customers experience disruptions resulting from tighter capital and credit markets, or a slowdown in the general economy. Any of these risks could impair our ability to fund our operations or limit our ability to expand our business and could possibly increase our interest expense, which could have a material adverse effect on our financial results.

Multiemployer pension plans could adversely affect our business.

We participate in various multiemployer pension plans administered by labor unions representing some of our employees. We make periodic contributions to these plans to allow them to meet their pension benefit obligations to their participants. Our required contributions to these funds could increase because of a shrinking contribution base as a result of the insolvency or withdrawal of other companies that currently contribute to these funds, inability or failure of withdrawing companies to pay their withdrawal liability, lower than expected returns on pension fund assets or other funding deficiencies. In the event that we withdraw from participation in one of these plans, then applicable law could require us to make an additional lump-sum contribution (“withdrawal liability”) to the plan, and we would have to reflect that as an expense in our results of operations. Our withdrawal liability for any multiemployer plan would depend on the extent of the plan’s funding of vested benefits. In the ordinary course of our renegotiation of collective bargaining agreements with labor unions that maintain these plans, we may decide to discontinue participation in a plan, and in that event, we could face a withdrawal liability.

Increases in interest rates may negatively affect earnings.

As of June 30, 2020, the aggregate principal amount of our debt instruments with exposure to interest rate risk was approximately $1,133.0 million, based on the outstanding debt balance of our Credit Agreement. As a result, higher interest rates will increase the cost of servicing our financial instruments with exposure to interest rate risk, and could materially reduce our profitability and cash flows. Certain of our variable rate debt currently uses LIBOR as a benchmark for establishing the interest rate. LIBOR is the subject of recent proposals for reform. These reforms and other pressures may cause LIBOR to disappear entirely or to perform differently than in the past. The consequences of these developments with respect to LIBOR cannot be entirely predicted but could result in a change in the cost of our variable rate debt. In June 2016, we entered into $500.0 million of long-term interest rate swap agreements to lock into a fixed LIBOR rate base, beginning on January 31, 2017 and ending on February 28, 2020. In February 2018, we entered into an additional $1,625.0 million of staggered long-term interest rate swap agreements to lock into a fixed LIBOR base rate. As of December 31, 2019, each one percentage point change in LIBOR rates would result in an approximate $2.7 million change in the annual cash interest expense, before any principal payment, on our financial instruments with exposure to interest rate risk, including the impact of the $875 million in interest rate swap agreements that were effective in 2019.

As mentioned, the interest rates on some of our debt is tied to LIBOR. In July 2017, the head of the United Kingdom’s Financial Conduct Authority announced its intention to phase out the use of LIBOR by the end of 2021. The uncertainty regarding the future of LIBOR, as well as the transition from LIBOR to another benchmark rate or rates could have adverse impacts on our outstanding debt that currently use LIBOR as a benchmark rate, and ultimately, adversely affect our financial condition and results of operations.

Fluctuations in foreign currencies may adversely affect earnings.

The Company is exposed to fluctuations in foreign currency exchange rates. The Company’s foreign subsidiaries purchase various inputs that are based in U.S. dollars; accordingly, the profitability of the foreign subsidiaries are subject to foreign currency transaction gains and losses that affect earnings. We manage the impact of foreign currency fluctuations related to raw material purchases using foreign currency contracts. We are also exposed to fluctuations in the value of our foreign currency investment in our Canadian subsidiaries, which includes Canadian dollar denominated intercompany notes. We translate the Canadian and Italian assets, liabilities, revenues and expenses into U.S. dollars at applicable exchange rates. Accordingly, we are exposed to volatility in the translation of foreign currency denominated earnings due to fluctuations in the values of the Canadian dollar and Euro, which may negatively impact the Company’s results of operations and financial position.

Changes in weather conditions, natural disasters, and other events beyond our control could adversely affect our results of operations.

Changes in weather conditions, climate changes, and natural disasters such as floods, droughts, frosts, earthquakes, hurricanes, fires, or pestilence, may affect the cost and supply of commodities and raw materials. Additionally, these events could result in reduced supplies of raw materials. Our competitors may be affected differently by weather conditions and natural disasters depending on the location of their suppliers and operations. Further, changes in weather could impact consumer demand and our earnings may be affected by seasonal factors including the seasonality of our supplies and such changes in consumer demand. Damage or disruption to our production or distribution capabilities due to weather, natural disaster, fire, terrorism, pandemic, strikes, or other reasons could impair our ability to manufacture or sell our products. Failure to take adequate steps to reduce the likelihood or mitigate the potential impact of such events, or to effectively manage such events if they occur, particularly when a product is sourced from a single location, could adversely affect our business and results of operations, as well as require additional resources to restore our supply chain.

Our business could be harmed by strikes or work stoppages by our employees.

Currently, collective bargaining agreements cover a significant number of our full-time distribution, production, and maintenance employees. A dispute with a union or employees represented by a union could result in production interruptions caused by work stoppages. If a strike or work stoppage were to occur, our results of operations could be adversely affected.

Risks related to the offering

The indenture governing the notes will contain, and the agreements governing our existing indebtedness currently contain, various covenants limiting the discretion of our management in operating our business.

The indenture governing the notes and our credit facility limit, among other things, our ability to:

•	incur additional indebtedness or guarantee obligations;
•	repay indebtedness (including the notes) prior to stated maturities;
•	pay dividends or make certain other restricted payments;
•	make investments or acquisitions;
•	create liens or other encumbrances; and
•	transfer or sell certain assets or merge or consolidate with another entity.

These limitations may prevent us from taking actions that we believe would be in the best interest of our business and may make it difficult for us to execute our business strategy successfully or effectively compete with companies that are not similarly restricted. These limitations are subject to important exceptions as described in this prospectus supplement under the heading “Description of the Notes” and in the relevant agreements.

Subject to certain limited exceptions, our credit facility requires us to maintain a consolidated net leverage ratio, as defined in the credit facility, of 4.50 to 1.0. On a pro forma basis after giving effect to this offering and the use of proceeds therefrom, we would have had a leverage ratio, as calculated in accordance with the credit facility, of approximately 3.33 to 1.00 as of June 30, 2020.

If we fail to comply with the various restrictions in the indenture, our credit facility or any other subsequent financing agreements, a default may allow the creditors under the relevant agreements, in certain circumstances, to accelerate the related debt and to exercise their remedies thereunder, which will typically include the right to declare the principal amount of such debt, together with accrued and unpaid interest and other related amounts immediately due and payable, to exercise any remedies such creditors may have to foreclose on any of our assets that are subject to liens securing such debt and to terminate any commitments they had made to supply us with further funds. Moreover, any of our other debt that has a cross-default or cross-acceleration provision that would be triggered by such default or acceleration would also be subject to acceleration upon the occurrence of such default or acceleration.

Our ability to comply with these covenants may be affected by events beyond our control, and an adverse development affecting our business could require us to seek waivers or amendments of covenants, alternative or additional sources of financing or reductions in expenditures. We cannot assure you that such waivers, amendments or alternative or additional financings could be obtained, or if obtained, would be on terms acceptable to us. In addition, the holders of the notes will have no control over any waivers or amendments with respect to any debt outstanding other than the debt outstanding under the indenture.

Despite our current levels of debt, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial debt and prevent us from fulfilling our obligations under the notes.

On June 30, 2020, after giving effect to this offering and the application of the use of proceeds therefrom, the Company and the guarantors would have had total unsecured debt of approximately $1,102.9 million, consisting of $500.0 million notes offered pursuant to this prospectus supplement and $602.9 million of the 2024 Notes. As of June 30, 2020, the Company and the guarantors had $1,136.8 million of secured debt and approximately $723.9 million of additional secured debt would have been available to borrow under our credit facility. The subsidiaries of the Company that are not guarantors had total debt of approximately $0.2 million as of June 30, 2020, held approximately 9.7% of our total assets as of June 30, 2020 and generated approximately 13.1% of our total revenues for the twelve months ended June 30, 2020. See note 24 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 and Current Report on Form 8-K, filed on August 25, 2020, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Guarantor Summarized Financial Information” in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2020 and June 30, 2020, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

We may be able to incur substantial additional debt in the future. Although our credit facility contains, the indenture governing the notes will contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. In addition, the agreements governing any additional indebtedness that we incur might subject us to additional restrictive covenants that could further affect our financial and operational flexibility. If new debt is added to our current debt levels, the substantial risks described above would become stronger.

Federal and state laws permit courts to void guarantees under certain circumstances.

With certain exceptions, the notes will be guaranteed by certain domestic subsidiaries of ours. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of our or one of a guarantor’s unpaid creditors. Under these laws, a court could void the obligations under the guarantee, subordinate the guarantee of the notes to that guarantor’s other debt or take other action detrimental to holders of the notes and the guarantees of the notes, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	issued the guarantee to delay, hinder or defraud present or future creditors;

•	received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee;

•	was insolvent or rendered insolvent by reason of issuing the guarantee;

•	was engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets constituted unreasonable small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing indebtedness, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its indebtedness as it becomes due.

We cannot be sure as to the standard that a court would use to determine whether or not a guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to the guarantors’ other debt. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

Receipt of payment on the notes, as well as the enforcement of remedies under the subsidiary guarantees, may be limited in bankruptcy or in equity.

An investment in the notes, as in any type of security, involves insolvency and bankruptcy considerations that investors should carefully consider. If we or any of our subsidiary guarantors become a debtor subject to insolvency proceedings under the bankruptcy code, it is likely to result in delays in the payment of the notes and in the exercise of enforcement remedies under the notes or the subsidiary guarantees. Provisions under the bankruptcy code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance or preferential transfers by a trustee or a debtor-in-possession, substantive consolidation, limitations of collectability of unmatured interest or attorneys’ fees and forced restructuring of the notes.

If a bankruptcy court substantively consolidates us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities. This would expose you not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the “cram-down” provision of the bankruptcy code. Under this provision, the notes could be restructured over your obligations as to their general terms, primarily interest rate and maturity.

The notes and the guarantees will not be secured by any of our assets and therefore will be effectively subordinated to our secured indebtedness.

The notes and any guarantees thereof will be general unsecured obligations ranking effectively junior in right of payment to all future secured debt of TreeHouse or the guarantors to the extent of the collateral securing such debt. The indenture governing the notes will permit the incurrence of additional debt, some of which may be secured debt. See “Description of the Notes.” In the event that TreeHouse or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, creditors whose debt is secured by assets of TreeHouse or a guarantor will be entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to the notes or the affected guarantees. As a result, there may be insufficient assets to pay amounts due on the notes and holders of the notes may receive less, ratably, than holders of secured indebtedness. As of June 30, 2020, the Company and the guarantors had $1,136.8 million of secured debt.

The notes are structurally subordinated to the existing and future liabilities of our subsidiaries that do not guarantee the notes to the extent of the value of the assets of such non-guarantor subsidiaries.

The notes will be structurally subordinated to all existing and future liabilities of our subsidiaries that do not guarantee the notes. Therefore, TreeHouse’s rights and the rights of its creditors to participate in the assets of any non-guarantor subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary’s creditors. As a result, all indebtedness and other liabilities, including trade payables, of the non-guarantor subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to TreeHouse in order for TreeHouse to meet its obligations with respect to the notes. To the extent that TreeHouse may be a creditor with recognized claims against any subsidiary, its claims would still be subject to the prior claims of such subsidiary’s creditors to the extent that they are secured or senior to those held by it. TreeHouse’s subsidiaries may incur additional indebtedness and other liabilities under the terms of the indenture governing the notes. The subsidiaries of the Company that are not guarantors had total debt of approximately $0.2 million as of June 30, 2020, and we estimate that the non-guarantor subsidiaries held approximately 9.7% of our total assets as of June 30, 2020 and Current Report on Form 8-K, filed on August 25, 2020, and generated approximately 13.1% of our total revenues for the twelve months ended June 30, 2020. See note 24 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Guarantor Summarized Financial Information” in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2020 and June 30, 2020, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our credit ratings may not reflect all risks of your investment in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. In addition, if any of our outstanding debt that is rated is downgraded, raising capital will become more difficult for us and borrowing costs under our credit facility and other future borrowings may increase. Agency ratings are not a recommendation to buy, sell or hold any security and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

We may issue additional notes.

Under the terms of the indenture that governs the notes, we may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional notes of a new series which will be equal in rank to the notes in all material respects so that the new notes may be consolidated and form a single series with such notes and have the same terms as to status, redemption or otherwise as such notes; provided that if any such additional notes are not fungible for tax purposes, they will have a different CUSIP number.

If active trading markets do not develop for the notes, you may be unable to sell your notes or to sell your notes at prices that you deem sufficient.

The notes are new issues of securities for which there currently is no established trading market. We do not intend to list the notes on a national securities exchange. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market making at any time. Any such market-making will be subject to the limitations imposed by the Securities Act and the Exchange Act.

In addition, we cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the notes. Future trading prices of the notes will depend on many factors, including:

•	our operating performance, prospects and financial condition or the operating performance, prospects and financial condition of companies in our industry generally;

•	the interests of securities dealers in making a market for the notes; and

•	the market for similar securities.

It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on the holders of the notes, regardless of our prospects and financial performance.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, each holder of notes may require us, subject to certain conditions, to repurchase all or a part of the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. The terms of our then-existing indebtedness or other agreements may require repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of the notes in certain circumstances. If we experience a “Change of Control” (as defined under “Description of the Notes—Repurchase at the Option of the Holders—Offer to Repurchase upon Change of Control”), there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Repurchase at the Option of the Holders—Offer to Repurchase upon Change of Control.”

We may not be required, or we may not be able, to repurchase the notes upon an asset sale.

Under the terms of the indenture governing the notes, we may be required to offer to repurchase all or a portion of the notes following certain kinds of asset sales at a purchase price equal to 100% of the principal amount of the notes. However, the requirement to make such an offer is subject to a number of exceptions, and we are only required to repurchase the notes from excess proceeds that we do not use to repay other senior debt or to acquire related businesses or assets. We can also defer the offer to you until there are excess proceeds in an amount greater than $75.0 million. In addition, certain of our other senior debt may also require us to repurchase their debt in connection with an asset sale. If this is the case, then the amount of funds available to purchase both the notes and the other senior debt may be insufficient to repurchase all notes and other senior debt.

We may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that we believe will maximize equity returns of our shareholders but may involve risks to holders of the notes.

From time to time, we consider opportunities for acquisitions of businesses, product lines or other assets and other strategic transactions. These transactions may involve risks, such as those noted above under “Our operations are subject to the general risks associated with acquisitions and divestitures.” In addition, if our business performs according to our financial plan, the indenture governing the notes will allow us substantial flexibility to pay dividends on, or make significant repurchases of, our common stock. See “Description of the Notes—Certain Covenants—Restricted Payments.” There can be no assurance that we will affect any of these transactions or that proceeds from this offering not used in the 2022 Notes Redemption will be used to finance an acquisition, but, if we do, risks to the holders of the notes may be increased, possibly materially. These transactions will be subject to the discretion of our board of directors.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $491.7 million after deducting underwriting discounts and our estimated expenses related to the offering. We intend to use the net proceeds from this offering (i) to fund the 2022 Notes Redemption, (ii) to pay transaction-related fees and expenses of the 2022 Notes Redemption and (iii) for general corporate purposes. Pending such use, we may invest the net proceeds in short-term interest-bearing accounts, securities or similar investments. This offering of notes is not contingent upon the 2022 Notes Redemption.

As a result of our intended use of the net proceeds from this offering, which includes the 2022 Notes Redemption, certain of the underwriters and/or their respective affiliates may receive 5% or more of the net proceeds of the offering, not including underwriting compensation, thus creating a “conflict of interest” within the meaning of FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. (“FINRA Rule 5121”). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. As required by FINRA Rule 5121, no underwriter with a “conflict of interest” will confirm sales to any account over which it exercises discretionary authority without the specific written approval of the accountholder. See “Underwriting —Other relationships.”

Capitalization

The below table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2020:

•	on an actual basis; and

•	on an as adjusted basis after giving effect to this offering and the use of proceeds therefrom.

We have estimated that the net proceeds of this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $491.7 million.

You should read this table in conjunction with “Use of Proceeds,” and “Prospectus Supplement Summary—Summary Financial Information” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2019 and our consolidated financial statements and the notes thereto, our Quarterly Report on Form 10-Q for the six months ended June 30, 2020 and our Current Report on Form 8-K filed on August 25, 2020, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At June 30, 2020
(in millions, except per share data)	Actual	As adjusted
Cash and cash equivalents	$293.9	$409.7

Long-term debt, including current portion(1):
Term Loan A	$455.9	$455.9
Term Loan A-1	677.1	677.1
2022 Notes	375.9	—
2024 Notes	602.9	602.9
Notes offered hereby	—	500.0
Other long-term debt	3.8	3.8

Total long-term debt, including current portion	$2,115.6	$2,239.7

Shareholders’ equity:
Common stock, $0.01 par value	0.6	0.6
Treasury Stock	(83.3)	(83.3)
Additional paid in capital	2,168.4	2,168.4
Accumulated deficit	(189.7)	(191.1)
Accumulated other comprehensive loss	(92.3)	(92.3)

Total shareholders’ equity	1,803.7	1,802.3

Total capitalization	$3,919.3	$4,402.0

(1)	For a description of our indebtedness, see “Description of Certain Other Indebtedness.”

Description of certain other indebtedness

The following is a summary of certain provisions of the documents evidencing our material indebtedness. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the agreements governing such indebtedness, including the definitions of certain terms referred to herein.

Credit Agreement

On December 1, 2017, we entered into the Credit Agreement. The senior unsecured credit facility includes a revolving credit facility (the “Revolving Credit Facility” or the “Revolver”) and two term loans. The Credit Agreement (i) extended the maturity dates of the Revolving Credit Facility, Term Loan A, and Term Loan A-1, (ii) resized the Revolver from $900 million to $750 million, (iii) consolidated three term loans into two, (iv) tightened pricing, and (v) modified the fee structure on the Revolving Credit Facility to now calculate based on the unused portion of the commitments under the Revolving Credit Facility rather than the total commitments under the Revolving Credit Facility.

On June 11, 2018, we entered into Amendment No. 1 (the “First Amendment”) to the Credit Agreement. Under the First Amendment, among other things, (i) the leverage covenant threshold was increased through fiscal year 2019, (ii) we and the other loan parties secured the obligations with liens on substantially all of their personal property, and (iii) such liens will be released upon our leverage ratio being less than or equal to 4.00 to 1.00 no earlier than the fiscal quarter ended on December 31, 2019. The material terms and conditions under the Credit Agreement are otherwise substantially consistent with those contained in the Credit Agreement prior to the First Amendment.

On August 26, 2019, we entered into Amendment No. 2 (the “Second Amendment”) to the Credit Agreement. This Second Amendment permanently maintains the secured status of the credit facility and the maximum permitted leverage ratio at 4.5x. Absent the Second Amendment, the Credit Agreement was scheduled to return to unsecured status with a maximum permitted leverage ratio of 4.0x in the fourth quarter of 2019. The material terms and conditions under the Credit Agreement are otherwise substantially consistent with those contained in the Credit Agreement prior to the Second Amendment.

Our average interest rate on debt outstanding under its Credit Agreement for the six months ended June 30, 2020 was 2.13%. Including the impact of the interest rate swap agreements in effect as of June 30, 2020, the average rate increased to 3.91%.

Revolving Credit Facility

As of June 30, 2020, $723.9 million of the aggregate commitment of $750.0 million of the Revolving Credit Facility was available. Under the Credit Agreement, the Revolving Credit Facility matures on February 1, 2023. In addition, as of June 30, 2020, there were $26.1 million in letters of credit under the Revolving Credit Facility that were issued but undrawn, which have been included as a reduction to the calculation of available credit.

Interest is payable quarterly or, if earlier, at the end of the applicable interest period in arrears on any outstanding borrowings under the Revolving Credit Facility. The interest rates applicable to the Revolving Credit Facility are based upon our consolidated net leverage ratio or our Corporate Credit Rating (as defined in the Credit Agreement), whichever results in lower pricing, and are determined by either (i) LIBOR, plus a margin ranging from 1.20% to 1.70%, or (ii) a Base Rate (as defined in the Credit Agreement), plus a margin ranging from 0.20% to 0.70%. The unused fee on the Revolving Credit Facility is also based on the Company’s consolidated net leverage ratio or the Company’s Corporate Credit Rating, whichever results in lower pricing, and accrues at a rate ranging from 0.20% to 0.35%.

The Credit Agreement is fully and unconditionally, as well as jointly and severally, guaranteed by our 100% owned direct and indirect domestic subsidiaries: Bay Valley Foods, LLC; Sturm Foods, Inc.; S.T. Specialty Foods, Inc.; Associated Brands, Inc.; Protenergy Holdings, Inc.; Protenergy Natural Foods, Inc.; TreeHouse Private Brands, Inc. (formerly Ralcorp Holdings, Inc.); American Italian Pasta Company.; Linette Quality Chocolates, Inc.; Ralcorp Frozen Bakery Products, Inc.; Cottage Bakery, Inc.; The Carriage House Companies, Inc.; TreeHouse Foods Services, LLC and certain other domestic subsidiaries that may become guarantors in the future, which are collectively known as the “Guarantor Subsidiaries.” The Credit Agreement contains various financial and restrictive covenants and requires that the Company maintain a consolidated net leverage ratio of no greater than 4.50 to 1.0. The Credit Agreement also contains cross-default provisions which could result in the acceleration of payments in the event TreeHouse or the Guarantor Subsidiaries (i) fail to make a payment when due in respect of any indebtedness or guarantee having an aggregate principal amount greater than $75.0 million or (ii) fail to observe or perform any other agreement or condition related to such indebtedness or guarantee as a result of which the holder(s) of such debt are permitted to accelerate the payment of such debt.

Term Loan A

On December 1, 2017, the Company entered into a $500 million term loan which amended and extended the Company’s existing term A loan. The maturity date is January 31, 2025. The interest rates applicable to Term Loan A are based upon the Company’s consolidated net leverage ratio or the Company’s Corporate Credit Rating, whichever results in lower pricing, and are determined by either (i) LIBOR, plus a margin ranging from 1.675% to 2.175%, or (ii) a Base Rate, plus a margin ranging from 0.675% to 1.175%. Principal amortization payments are due on a quarterly basis and interest is payable quarterly or, if earlier, at the end of the applicable interest period in arrears on any outstanding borrowings under Term Loan A. Term Loan A is subject to substantially the same covenants as the Revolving Credit Facility, and also has the same Guarantor Subsidiaries.

Term Loan A-1

On December 1, 2017, the Company entered into a $900 million term loan which amended and extended the Company’s existing tranche A-1 and tranche A-2 term loans. The maturity date is February 1, 2023. The interest rates applicable to Term Loan A-1 are the same as those applicable to the Revolving Credit Facility (other than, for the avoidance of doubt, the unused fee). Principal amortization payments are due on a quarterly basis and interest is payable quarterly or, if earlier, at the end of the applicable interest period in arrears on any outstanding borrowing under Term Loan A-1. Term Loan A-1 is subject to substantially the same covenants as the Revolving Credit Facility, and has the same Guarantor Subsidiaries.

2022 Notes

On March 11, 2014, the Company completed its underwritten public offering of the 2022 Notes. Interest is payable on March 15 and September 15 of each year. The 2022 Notes will mature on March 15, 2022.

The Company may redeem all or some of the 2022 Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices as set forth in the indenture plus any accrued or unpaid interest to the applicable redemption date. Subject to certain limitations, in the event of a change in control of the Company, the Company will be required to make an offer to purchase the 2022 Notes at a purchase price equal to 101% of the principal amount of the 2022 Notes, plus accrued and unpaid interest up to the purchase date.

Following the pricing of this offering of notes, the Company intends to issue a notice of redemption for the 2022 Notes.

2024 Notes

On January 29, 2016, the Company completed an exempt offering under Rule 144A and Regulation S of the Securities Act of $775 million in aggregate principal amount of 6.0% senior notes due February 15, 2024. Interest is payable on February 15 and August 15 of each year. The payments began on August 15, 2016. The 2024 Notes will mature on February 15, 2024.

The Company may redeem some or all of the 2024 Notes at any time on or after February 15, 2019 at the applicable redemption prices described in the indenture plus accrued and unpaid interest, if any, up to but not including the redemption date. In the event of certain change of control events, as described in the indenture, the Company may be required to purchase the 2024 Notes from the holders at a purchase price of 101% of the principal amount plus any accrued and unpaid interest.

The Company issued the 2022 Notes and 2024 Notes pursuant to a single base indenture among the Company, the Guarantor Subsidiaries, and Wells Fargo Bank, National Association, as trustee. The indenture provides, among other things, that the 2022 Notes and 2024 Notes will be senior unsecured obligations of the Company. The Company’s payment obligations under the 2022 Notes and 2024 Notes are fully and unconditionally, as well as jointly and severally, guaranteed on a senior unsecured basis by the Guarantor Subsidiaries, in addition to any future domestic subsidiaries that guarantee or become borrowers under its credit agreement, or guarantee certain other indebtedness incurred by the Company or its restricted subsidiaries. The indenture was supplemented during the first quarter of 2016 to include the changes in Guarantor Subsidiaries noted above.

The indenture governing the 2022 Notes and 2024 Notes contains customary event of default provisions (including, without limitation, defaults relating to the failure to pay at final maturity or the acceleration of certain other indebtedness). If an event of default occurs and is continuing, the trustee under the indenture or holders of at least 25% in principal amount of such notes may declare the principal amount and accrued and unpaid interest, if any, on all such notes to be due and payable. The indenture also contains restrictive covenants that, among other things, limit the ability of the Company and the Guarantor Subsidiaries to: (i) pay dividends or make other restricted payments, (ii) make certain investments, (iii) incur additional indebtedness or issue preferred stock, (iv) create liens, (v) pay dividends or make other payments (except for certain dividends and payments to the Company and certain subsidiaries of the Company), (vi) merge or consolidate with other entities or sell substantially all of its assets, (vii) enter into transactions with affiliates, and (viii) engage in certain sale and leaseback transactions. The foregoing limitations are subject to exceptions as set forth in the indenture. In addition, if in the future, the 2022 Notes or 2024 Notes have an investment grade credit rating by both Moody’s Investors Services, Inc. and Standard & Poor’s Ratings Services, certain of these covenants will, thereafter, no longer apply to the 2022 Notes or 2024 Notes for so long as the 2022 Notes or 2024 Notes are rated investment grade by the two rating agencies.

We are in compliance with all applicable financial debt covenants as of June 30, 2020.

Description of the notes

You can find the definitions of certain terms used in this description under the caption “—Certain Definitions.” In this description, the words “Company,” “Issuer,” “TreeHouse,” “us,” “we” and “our” refer only to TreeHouse Foods, Inc. and not to any of its Subsidiaries.

The Notes will be issued under a base indenture, dated as of March 2, 2010 (as supplemented to the Issue Date, the “Base Indenture”), and a supplemental indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to be dated as of the Issue Date, among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

A registered holder of a Note (each, a “Holder”) will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

Brief Description of the Notes and the Guarantees

The Notes

These Notes will be:

•	general unsecured obligations of the Company;

•	pari passu in right of payment with all of the Company’s existing and future senior unsecured Indebtedness, including the Existing Senior Notes;

•	senior in right of payment to any of the Company’s future Indebtedness that is, by its terms, expressly subordinated in right of payment to the Notes;

•	structurally subordinated to all indebtedness and other liabilities of the Company’s Subsidiaries that are not Guarantors;

•	effectively subordinated to all of the Company’s existing and future secured Indebtedness, including the Credit Agreement, to the extent of the value of the assets securing such Indebtedness; and

•	unconditionally guaranteed by the Guarantors.

The Subsidiary Guarantees

As of the Issue Date, the Notes will be guaranteed by all of the Domestic Subsidiaries of the Company (excluding any Excluded Subsidiaries) that are guarantors of the Credit Agreement.

The Subsidiary Guarantees of the Notes will be:

•	general unsecured obligations of each Guarantor;

•	pari passu in right of payment with all existing and future senior unsecured Indebtedness of each Guarantor, including each Guarantor’s guarantee of the Existing Senior Notes;

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senior in right of payment with all existing and future Indebtedness of each Guarantor that is, by its terms, expressly subordinated in right of payment to the Subsidiary Guarantee of such Guarantor; and

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effectively subordinated to each Guarantor’s existing and future secured Indebtedness, including each Guarantor’s guarantee of the Credit Agreement, to the extent of the value of the assets securing such Indebtedness.

The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment for distribution under its Subsidiary Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor. See “Risk Factors—Risks Related to the Notes—Federal and state laws permit courts to void the guarantees under certain circumstances.”

As of June 30, 2020, after giving effect to the Offering and the use of proceeds therefrom, the Company and the Guarantors would have had total Indebtedness of approximately $2,210.7 billion (excluding letters of credit of $26.1 million). The Indenture permits us and the Guarantors to incur additional Indebtedness, including secured Indebtedness. As of June 30, 2020, after giving effect to the Offering and the use of proceeds therefrom, the Company and the Guarantors would have had total secured Indebtedness of approximately $1,136.8 million (excluding letters of credit of $26.1 million). As of the date hereof, all of our Domestic Subsidiaries that are guarantors of the Credit Agreement are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Restricted Payments,” we are permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to any of the restrictive covenants in the Indenture and will not guarantee these Notes. As of the Issue Date, all of our Domestic Subsidiaries that are guarantors of the Credit Agreement (which currently consist of Bay Valley Foods, LLC, S.T. Specialty Foods, Inc., Sturm Foods, Inc., TreeHouse Foods Services, LLC, Associated Brands, Inc., TreeHouse Private Brands, Inc., Linette Quality Chocolates, Inc., Ralcorp Frozen Bakery Products, Inc., Cottage Bakery, Inc., The Carriage House Companies, Inc., American Italian Pasta Company, Protenergy Holdings, Inc. and Protenergy Natural Foods, Inc.) will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of our Subsidiaries that are not Guarantors, these non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. Our non-guarantor Subsidiaries generated approximately 12.9% of our net sales for the fiscal year ended December 31, 2019. Our non-guarantor Subsidiaries generated approximately 13.1% of our net sales and held approximately 9.7% of our consolidated assets for the twelve months ended June 30, 2020.

The Subsidiary Guarantee of a Guarantor will be automatically released:

(1)	upon any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) or the sale or other disposition of all of the Capital Stock of that Gurantor, in each case in accordance with the Indenture, to any Person who is not (either before or after giving effect to the transaction) the Company or any Restricted Subsidiary;

(2)	if such Guarantor merges with and into (i) the Company, with the Company surviving such merger or (ii) another Guarantor, with such other Guarantor surviving such merger;

(3)	if such Guarantor is designated an Unrestricted Subsidiary in accordance with the Indenture or otherwise ceases to be a Restricted Subsidiary (including by way of liquidation or dissolution) in a transaction permitted by the Indenture;

(4)	if we exercise our Legal Defeasance option or Covenant Defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture as described under “—Satisfaction and Discharge”;

(5)	if such Guarantor ceases to be a Wholly Owned Restricted Subsidiary and such Guarantor is not otherwise required to provide a Subsidiary Guarantee of the Notes pursuant to the provisions described under “—Certain Covenants—Additional Subsidiary Guarantees”;

(6)	if such Guarantor is released or discharged as or otherwise ceases to be (i) a guarantor or a borrower under the Credit Agreement or (ii) a guarantor of any other Indebtedness of the Company or any of its Restricted Subsidiaries with a principal amount in excess of $20.0 million and, in each case, such Guarantor is not otherwise required to provide a Subsidiary Guarantee of the Notes pursuant to the provisions described under “—Certain Covenants—Additional Subsidiary Guarantees”; or

(7)	during any Covenant Suspension Period.

Principal, Maturity and Interest

The Company will issue an aggregate principal amount of $500.0 million of Notes in this offering pursuant to the Supplemental Indenture. The Notes are a series of senior debt securities that the Company may issue under the Base Indenture. The Base Indenture does not limit the maximum aggregate principal amount of Notes or other debt securities that the Company may issue thereunder. From time to time after this offering, the Company may issue additional Notes (the “Additional Notes”) having identical terms and conditions as the Notes being issued in this offering except for issue date, issue price and first interest payment date. The Notes and any Additional Notes subsequently issued would be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments, redemption and offers to purchase; provided that, if any such Additional Notes subsequently issued are not fungible for U.S. federal income tax purposes with any Notes previously issued, such Additional Notes shall trade separately from such previously issued Notes under a separate CUSIP number, but shall otherwise be treated as a single series with all other Notes issued under the Indenture. Any offering of Additional Notes under the Indenture is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

The Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on September 1, 2028.

Interest on the Notes will accrue at the rate of 4.000% per annum from the Issue Date. Interest is payable semi-annually in arrears on March 1 and September 1 commencing on March 1, 2021. The Company will make each interest payment to the Holders of record of the Notes on the immediately preceding February 15 and August 15 (whether or not a Business Day).

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will make, or cause to be made, all principal, premium and interest payments on the Notes owned by such Holder in accordance with those instructions. All other payments on these Notes will be made at the office or agency of the Paying Agent and

Registrar unless the Company elects to make interest payments by check mailed to the Holders at their respective addresses set forth in the register of Holders. If any interest payment date, the maturity date or any earlier required redemption or repurchase date falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day without additional interest and with the same effect as if it were made on the originally scheduled date. The transferor of any Note shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

We will pay principal of, premium, if any, and interest on, the Notes in global form registered in the name of The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Notes. In connection with any proposed exchange of a Global Note for a Certificated Note, there shall be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Paying agent and registrar for the notes

The Trustee is currently the Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Optional redemption

On or after September 1, 2023, we may on any one or more occasions redeem all or a part of the Notes upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of principal amount of the Notes) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Redemption Year	Price
2023	102.000%
2024	101.000%
2025 and thereafter	100.000%

Prior to September 1, 2023, we may, at our option, on any one or more occasions redeem up to 40% of the aggregate principal amount of the Notes issued under the Indenture (including Additional Notes, if any) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 104% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1)	at least 55% of the aggregate principal amount of the Notes (including any Additional Notes) issued under the Indenture remains outstanding after each such redemption; and

(2)	the redemption occurs within 120 days after the closing of such Equity Offering.

In addition, at any time prior to September 1, 2023, we may, at our option, on any one or more occasions redeem all or a part of the Notes upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to the redemption date.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at September 1, 2023 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such Note (excluding accrued and unpaid interest to such redemption date) through September 1, 2023, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to September 1, 2023; provided, however, that if the period from the redemption date to September 1, 2023 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to September 1, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

If an optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders the Notes of which will be subject to redemption by the Company.

The Company and its affiliates may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Notice of any optional redemption of the Notes in connection with a corporate transaction (including an Equity Offering, an incurrence of Indebtedness or a Change of Control) may, at the Company’s discretion, be given prior to the completion thereof and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. The Company shall provide written notice to the Trustee prior to the close of business two Business Days prior to the redemption date if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each holder of the notes in the same manner in which the notice of redemption was given.

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Selection and notice of redemption

If less than all of the Notes are to be redeemed at any time and the Notes are not in global form, the Trustee will select Notes for redemption as follows:

(1)	if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)	if the Notes are not so listed, on a pro rata basis subject to adjustment for minimum denominations.

No Notes of $2,000 or less shall be redeemed in part. Global Notes will be selected by DTC in accordance with applicable DTC procedures. Notices of redemption shall be mailed (or with respect to global Notes, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically) by first class mail at least 15 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

In the case of Notes in certificated form, the Company will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note (or cause to be transferred by book-entry with respect to Global Notes). Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption, unless the Company defaults in the payment of the redemption price, in which case interest shall accrue until the redemption price has been paid or duly provided for.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption unless, at the Company’s discretion, such redemption is subject to one or more conditions precedent, and such redemption has been rescinded or delayed. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory redemption

The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

Repurchase at the option of the holders

Offer to Repurchase upon Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (the “Change of Control Offer”). In the Change of Control Offer, the Company will offer to pay an amount (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest to the redemption date. Within 30 days following any Change of Control, the Company will mail (or with respect to global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to each Holder with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company’s compliance with those laws and regulations will not in and of itself cause a breach of its obligations under the “Change of Control” provisions of the Indenture.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay for all or any of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. A Change of Control may constitute an event of default under the terms of the Credit Agreement and may also require an offer to repurchase the Existing Senior Notes. Future Indebtedness of the Company may contain prohibitions on certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. In addition, we cannot assure you that in the event of a Change of Control the Company will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness that may prohibit the offer.

The Credit Facilities will, and future credit agreements, indentures or other agreements relating to Senior Secured Indebtedness to which the Company becomes a party may, provide that certain change of control events with respect to the Company would constitute a default thereunder (including a Change of Control under the Indenture) and prohibit or limit the Company from repurchasing any Notes pursuant to this covenant. In the event the Company is prohibited from repurchasing the Notes, the Company could seek the consent of its lenders under its Credit Facilities or other agreement to the repurchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, it will remain prohibited from repurchasing the Notes. In such case, the Company’s failure to repurchase tendered Notes when required would constitute an Event of Default under the Indenture.

The Company’s ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by its then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Company will not be required to make a Change of Control Offer if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption has been given prior to the Change of Control pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control and conditioned upon the consummation of such Change of Control, if a definitive agreement with respect to the Change of Control is in place at the time the Change of Control Offer is made.

If Holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, repurchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 15 days nor more than 60 days’ prior notice; provided that such notice is given not more than 30 days following such repurchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the corresponding interest payment date.

The definition of “Change of Control” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Prior to the occurrence of an event constituting a Change of Control, the provisions under the Indenture relating to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Offer to Repurchase by Application of Excess Proceeds of Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of, as determined in good faith by the Company; and

(2)	at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision only (and specifically not for the purposes of the definition of “Net Proceeds”), each of the following shall be deemed to be cash:

(i)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets (or are otherwise extinguished by the transferee in connection with the transactions relating to such Asset Sale);

(ii)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that within 180 days are converted by the Company or such Restricted Subsidiary into cash or cash equivalents (to the extent of the cash or cash equivalents received in that conversion);

(iii)	the fair market value of (x) any assets (other than securities or current assets) received by the Company or any Restricted Subsidiary that will be used or useful in a Related Business, (y) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Related Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Equity Interests by the Company or the applicable Restricted Subsidiary or (z) a combination of (x) and (y); provided that the determination of the fair market value of assets or Equity Interests in excess of $25.0 million received in any transaction or series of related transactions shall be evidenced by an officers’ certificate delivered to the Trustee; and

(iv)	any Designated Noncash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iv) since the Issue Date that is at the time outstanding, not to exceed the greater of (a) $185.0 million or (b) 3.5% of Consolidated Total Assets at the time of receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within a period of 450 days (commencing after the Issue Date) after the receipt of any Net Proceeds of any Asset Sale; provided that if during such 450-day period after the receipt of any such Net Proceeds, the Company (or the applicable Restricted Subsidiary) enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (B), (D), (E), (F) or (G) of this paragraph after such 450th day, such 450-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement), the Company or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale:

(A)	to repay, prepay, redeem or repurchase Indebtedness (other than securities) under the Credit Agreement and, if such Indebtedness is revolving credit Indebtedness, effect a permanent reduction in the availability under such revolving credit facility (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required in order to do so (in which case no prepayment shall be required));

(B)	to repay, prepay, redeem or repurchase Obligations under Senior Secured Indebtedness, including Senior Secured Indebtedness under Credit Facilities (other than the Credit Agreement), and to correspondingly reduce commitments with respect thereto;

(C)	to repay, prepay, redeem or repurchase Obligations under (i) the Notes (to the extent such purchases are at or above 100% of the principal amount thereof) or (ii) any other senior Indebtedness (including under Credit Facilities (other than the Credit Agreement)) of the Company or a Restricted Subsidiary (and to correspondingly reduce commitments with respect thereto, if applicable); provided that the Company shall equally and ratably repay and reduce Obligations under the Notes (x) as provided under “—Optional Redemption” or (y) through open market purchases or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to repurchase their Notes, in each case at 100% of the principal amount thereof, plus, in the case of each of clauses (i) and (ii), the amount of accrued but unpaid interest, if any, on the principal amount of the Notes to be repurchased to, but excluding, the date of repurchase;

(D)	to repay, prepay, redeem or repurchase Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary;

(E)	to acquire Equity Interests in a Person that is engaged in a Related Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Equity Interests by the Company or the applicable Restricted Subsidiary;

(F)	to make capital expenditures in a Related Business;

(G)	to acquire other assets (other than securities or current assets) that will be used or useful in a Related Business; or

(H)	a combination of prepayments and investments permitted by the foregoing clauses (A), (B), (C), (D), (E), (F) and (G).

Pending the final application of such Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce borrowings under the Credit Facilities or any other revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture. Subject to the last sentence of the following paragraph, on the 451st day (as extended pursuant to the provisions in the preceding paragraph) after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Proceeds relating to such Asset Sale as set forth in clause (A), (B), (C), (D), (E), (F), (G) or (H) of the second preceding sentence (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (A), (B), (C), (D), (E), (F), (G) or (H) of the second preceding sentence (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 15 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and, if required by the terms of any other Indebtedness of the Company ranking pari passu with the Notes in right of payment and which has similar provisions requiring the Company either to make an offer to repurchase or to otherwise repurchase, redeem or repay such Indebtedness with the proceeds from Asset Sales (the “Pari Passu Indebtedness”), from the holders of such Pari Passu Indebtedness) on a pro rata basis (in proportion to the respective principal amounts or accreted value, as the case may be, of the Notes and any such Pari Passu Indebtedness) an aggregate principal amount of Notes (plus, if applicable, an aggregate principal amount or accreted value, as the case may be, of Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount. The offer price in any Net Proceeds Offer shall be equal to 100% of the principal amount of the Notes (or 100% of the principal amount or accreted value, as the case may be, of such Pari Passu Indebtedness), plus accrued and unpaid interest thereon, if any, to the Net Proceeds Offer Payment Date.

Notwithstanding the foregoing, if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $75.0 million resulting from one or more Asset Sales (at which time the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $75.0 million, shall be applied as required pursuant to this paragraph, and in which case the Net Proceeds Offer Trigger Date shall be deemed to be the earliest date that the Net Proceeds Offer Amount is equal to or in excess of $75.0 million).

Each Net Proceeds Offer will be mailed (or with respect to global Notes, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically) to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in denominations of $2,000 or integral multiples of $1,000 in excess thereof in exchange for cash. To the extent that the aggregate principal amount of Notes (plus, if applicable, the aggregate principal amount or accreted value, as the case may be, of Pari Passu Indebtedness) validly tendered by the Holders thereof and not withdrawn exceeds the Net Proceeds Offer Amount, Notes of tendering Holders (and, if applicable, Pari Passu Indebtedness tendered by the holders thereof) will be purchased on a pro rata basis (based on the principal amount of the Notes and, if applicable, the principal amount or accreted value, as the case may be, of any such Pari Passu Indebtedness tendered and not withdrawn). If the aggregate principal amount of Notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the Net Proceeds Offer Amount, the Trustee shall select the Notes and the Company shall select such Pari Passu Indebtedness to be repurchased on a pro rata basis based on the principal amount of the Notes and such Pari Passu Indebtedness tendered or, in the case of the Notes or any such Pari Passu Indebtedness that is represented by global notes in fully registered form in the name of DTC or its nominee, in accordance with the procedures of DTC; provided that no Notes of $2,000 or less shall be repurchased in part. To the extent that the aggregate amount of the Notes (plus, if applicable, the aggregate principal amount or accreted value, as the case may be, of any Pari Passu Indebtedness) tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by the Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero. A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by applicable law.

The Company or the applicable Restricted Subsidiary, as the case may be, will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company or such Restricted Subsidiary shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

Financial calculations for limited condition transactions.

When calculating the availability under any basket or ratio under the Indenture or determining the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to the making of any Limited Condition Transaction or incurrence of Indebtedness in connection therewith, the determination of whether the relevant condition is satisfied may be made, at the irrevocable election of the Company (such election, a “Limited Condition Transaction Election”), at the time of (and on the basis of the financial statements for the most recently ended fiscal period for which financial statements are available at the time of) either

(x) the execution of the definitive agreement with respect to such Limited Condition Transaction or (y) the consummation of the Limited Condition Transaction and related incurrence of Indebtedness, in each case, after giving effect to the relevant Limited Condition Transaction and related incurrence of Indebtedness, on a pro forma basis (such date, the “Limited Condition Transaction Test Date”); provided, further, that any Limited Condition Transaction Election shall be made pursuant to a written notice from the Company delivered to the Trustee at the time of the execution of the definitive agreements with respect to the Limited Condition Transaction; provided, however, to the extent the Company has not delivered such written notice to the Trustee by the time of execution of the definitive agreements with respect to such transaction, the relevant conditions required to be satisfied as a condition to consummating such transaction and/or incurring such Indebtedness will be tested at the time of consummation of such transaction and the related incurrence of Indebtedness.

Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Indenture that does not require compliance with a financial ratio (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Indenture that requires compliance with a financial ratio, it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to any substantially concurrent utilization of such incurrence-based amounts.

For the avoidance of doubt, if the Company has made a Limited Condition Transaction Election and any of the ratios or baskets for which compliance was determined or tested as of the Limited Condition Transaction Test Date (including with respect to the incurrence of any Indebtedness) are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Company has made a Limited Condition Transaction Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant Limited Condition Transaction Test Date and prior to the earlier of (a) the date on which such Limited Condition Transaction is consummated or (b) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be required to be satisfied (1) on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated and (2) assuming such Limited Condition Transaction and other transactions in connection therewith have not been consummated. The foregoing provisions shall apply with similar effect during the pendency of two Limited Condition Transactions such that each of the possible scenarios is separately tested. Notwithstanding anything to the contrary herein, in no event shall there be more than two Limited Condition Transactions at any time outstanding.

Certain covenants

Covenant Suspension

If on any date following the Issue Date the Notes have an Investment Grade Rating from both Rating Agencies and no Default or Event of Default has occurred and is continuing under the Indenture, then beginning on that day and subject to the provisions of the following paragraph, the provisions specifically listed under the following captions in this prospectus supplement will be suspended:

•	“—Repurchase at the Option of the Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales,”

•	“—Restricted Payments,”

•	“—Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“—Limitations on Layering Indebtedness,”

•	clause (3) of “—Merger, Consolidation or Sale of Assets,”

•	“—Dividend and Other Payment Restrictions Affecting Subsidiaries,”

•	“—Transactions with Affiliates” and

•	“—Additional Subsidiary Guarantees”

(collectively, the “Suspended Covenants”). The period during which covenants are suspended pursuant to this section is called the “Suspension Period.” The Company will notify the Trustee of the commencement and termination of any Suspension Period. The Trustee shall have no obligation to independently determine or verify if such events have occurred or notify the holders of the commencement and termination of any Suspension Period. The Trustee may provide a copy of such notice to any holder of Notes upon request.

In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the second preceding sentence (a “Covenant Suspension Event”) and, subsequently, one of the Rating Agencies withdraws its ratings or downgrades the rating assigned to the Notes so that the Notes no longer have Investment Grade Ratings from both Rating Agencies or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will from such time and thereafter again be subject to the Suspended Covenants with respect to future events on such date (“Reversion Date”). The Guarantees of the Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of excess proceeds from any Asset Sales as described under “—Repurchase at the Option of the Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales” shall be reset to zero.

During the Suspension Period, the Company and the Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under ‘‘—Liens’’ (including, without limitation, Permitted Liens) to the extent provided for in such covenant and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of the ‘‘—Liens’’ covenant and the ‘‘Permitted Liens’’ definition and for no other covenant).

Notwithstanding the foregoing and any other provision of the Indenture, the Notes or the Subsidiary Guarantees, no Default or Event of Default shall be deemed to exist under the Indenture, the Notes or the Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of the Restricted Subsidiaries shall bear any liability with respect to the Suspended Covenants for, (a) any actions taken or omitted to be taken or events occurring during a Suspension Period (including without limitation any agreements, preferred stock, obligations (including Indebtedness), or of any other facts or circumstances or obligations that were incurred or otherwise came into existence during a Suspension Period) or (b) any actions required to be taken at any time pursuant to any contractual obligation entered into during a Suspension Period, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period; provided, that (1) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though the covenant described under “—Restricted Payments” had been in effect prior to, but not during, the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (2) of the definition of “Permitted Debt.”

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (i) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or (ii) to the Company or a Restricted Subsidiary of the Company so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase, repurchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company, in each case held by Persons other than the Company or a Restricted Subsidiary of the Company;

(3)	make any principal payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof (other than intercompany Indebtedness between or among the Company and its Restricted Subsidiaries); or

(4)	make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;

(b)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clause (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12) and (13) of the next succeeding paragraph), is less than the sum, without duplication, of:

(i)

50% of the cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) commencing on July 1, 2020 to and ending on the last day of the fiscal quarter ended immediately prior to the date of such calculation for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii)	100% of the aggregate net proceeds (including the fair market value of property other than cash) received by the Company after the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(iii)

to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment; plus

(iv)

upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or upon the merger or consolidation of an Unrestricted Subsidiary with or into the Company or any of its Restricted Subsidiaries, the lesser of (x) the fair market value of the Company’s Investment in such Subsidiary as of the date of redesignation and (y) such fair market value as of the date such Subsidiary was originally designated as an Unrestricted Subsidiary; plus

(v)	$1,287 million.

The preceding provision will not prohibit:

(1)	the payment of any dividend or distribution or consummation of any irrevocable redemption within 90 days after the date of declaration thereof or the giving of any redemption notice related thereto, if at said date of declaration or notice such payment would have complied with the provisions of the Indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any of its Restricted Subsidiaries or any Equity Interests of the Company or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;

(3)	the redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries with the net cash proceeds from a substantially concurrent (i) incurrence of Permitted Refinancing Indebtedness or (ii) issuance of Disqualified Stock permitted to be issued under the Indenture;

(4)

the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any current or former officer, manager, director or employee of the Company (or any of its Restricted Subsidiaries) pursuant to any equity subscription agreement, stock option agreement, employment agreement, severance agreement or other executive compensation arrangement or any other management or employee benefit plan or agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $20.0 million in any twelve-month period; provided, further, that the Company may carry over and make in a subsequent twelve-month period up to an additional $10.0 million of capacity under this clause (4) to the extent unutilized in any prior twelve-month period; provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed the cash proceeds received by the Company from sales of Equity Interests (other than Disqualified Stock) of the Company to officers, managers, directors or employees of the Company (or any of its Restricted Subsidiaries) that occur after the Issue Date (provided that the amount of such cash proceeds used for any such repurchase, redemption, acquisition or retirement will not increase the amount available for Restricted Payments under clause (c)(ii) above; and provided, further, that cancellation of Indebtedness owing to the Company from members of management of the Company or any Restricted Subsidiary of the Company in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment;

(5)	the repurchase of Equity Interests deemed to occur (i) upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options or (ii) for purposes of satisfying any required tax withholding obligation upon the exercise of a grant or award that was granted or awarded to a director or an employee;

(6)	payments to holders of the Company’s capital stock in lieu of the issuance of fractional shares of its Capital Stock;

(7)	the redemption, repurchase, retirement, defeasance or other acquisition of Disqualified Stock of the Company in exchange for Disqualified Stock of the Company that is permitted to be issued as described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)	the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Common Stock of the Company pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover tactics; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights is not for the purpose of evading the limitations of this covenant (all as determined in good faith by a senior financial officer of the Company);

(9)	other Restricted Payments in an aggregate amount since the Issue Date not to exceed the greater of (a) $300.0 million or (b) 5.0% of Consolidated Total Assets at such time under this clause (9);

(10)	the making of any Restricted Payment if, at the time of making of such payments and after giving pro forma effect thereto (including, without limitation, to the incurrence of any Indebtedness to finance such payments), the Consolidated Total Leverage Ratio would not be greater than 4.25 to 1.0;

(11)	the declaration and payment of dividends on the Company’s Common Stock in an aggregate amount not to exceed $50.0 million in any fiscal year;

(12)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of preferred stock of a Restricted Subsidiary issued in accordance with the covenant described under “Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividend is included in the calculation of consolidated interest expense of such Person; and

(13)	payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

provided that in the case of clauses (4), (5), (9), (10) and (11), no Default shall have occurred and be continuing.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined in good faith by the Company.

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary” if the designation would not cause a Default. All outstanding Investments owned by the Company and its Restricted Subsidiaries in the designated Unrestricted Subsidiary will be treated as an Investment made at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant or Permitted Investments, as applicable. All such outstanding Investments will be treated as Restricted Investments equal to the fair market value of such Investments at the time of the designation. The designation will not be permitted if such Restricted Payment would not be permitted at that time and if such Restricted Subsidiary does not otherwise meet the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary.”

For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories described in clauses (1) through (13) of the second paragraph of this covenant or the definition of the term “Permitted Investment,” the Company will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any of the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $3.2 billion (less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries to repay Indebtedness and permanently reduce commitments under Credit Facilities pursuant to the covenant described above under the caption “—Repurchase at the Option of the Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales”) or (b) an amount of Senior Secured Indebtedness that, after giving pro forma effect to the incurrence of such Indebtedness and the application of the net proceeds therefrom does not cause the Consolidated Senior Secured Leverage Ratio of the Company to be greater than 3.50:1.00;

(2)	the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and Subsidiary Guarantees to be issued on the Issue Date and any future Subsidiary Guarantees (but not Additional Notes);

(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $210.0 million or (b) 4.0% of Consolidated Total Assets at the time of incurrence;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness incurred under clauses (2) or (3), this clause (5), clause (20) or pursuant to the first paragraph of this covenant;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness owed to the Company or any of its Restricted Subsidiaries; provided, however, that:

(a)	if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee of such Guarantor, in the case of a Guarantor; and

(b) (i)	any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary and not for the purpose of speculation; provided that in the case of Hedging Obligations relating to interest rates, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(8)	the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant and could have been incurred (in compliance with this covenant) by the Person so Guaranteeing such Indebtedness;

(9)	the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is promptly extinguished;

(10)

the incurrence of Indebtedness of the Company or any of its Restricted Subsidiaries in respect of security for workers’ compensation claims, payment obligations in connection with self-insurance, health, disability or other employee benefits or property, casualty or liability insurance provided to the Company or any of its Restricted Subsidiaries, bankers’ acceptances, performance, surety and similar bonds and completion guarantees provided by the Company or any of its Restricted

Subsidiaries in the ordinary course of business; provided that the underlying obligation to perform is that of the Company and its Restricted Subsidiaries and not that of the Company’s Unrestricted Subsidiaries; provided, further, that such underlying obligation is not in respect of borrowed money;

(11)	the incurrence of Indebtedness that may be deemed to arise as a result of agreements of the Company or any Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn-out or similar Obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of the Company or any Subsidiary or Equity Interests of a Subsidiary; provided that (a) any amount of such Obligations included on the face of the balance sheet of the Company or any Subsidiary shall not be permitted under this clause (11) and (b) the maximum aggregate liability in respect of all such Obligations outstanding under this clause (11) shall at no time exceed the gross proceeds actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(12)	Indebtedness incurred under commercial letters of credit issued for the account of the Company or any of its Restricted Subsidiaries in the ordinary course of business (and not for the purpose of, directly or indirectly, incurring Indebtedness or providing credit support or a similar arrangement in respect of Indebtedness); provided that any drawing under any such letter of credit is reimbursed in full within seven days or Indebtedness of the Company or any of its Restricted Subsidiaries under letters of credit and bank guarantees backstopped by letters of credit under the Credit Facilities;

(13)	Indebtedness of Restricted Subsidiaries that are Foreign Subsidiaries in an aggregate principal amount not to exceed the greater of (a) $135.0 million or (b) 2.5% of Consolidated Total Assets at any time outstanding;

(14)	any Attributable Indebtedness; provided that the aggregate Indebtedness incurred pursuant to this clause (14) shall not exceed $75.0 million at any time outstanding;

(15)	Indebtedness in respect of Receivables Program Obligations;

(16)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (16), not to exceed the greater of (a) $265.0 million or (b) 5.0% of Consolidated Total Assets;

(17)	Indebtedness of the Company or any Restricted Subsidiary undertaken in connection with cash management and related activities;

(18)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that: (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company and (b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (18);

(19)	pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, or arising from guarantees to suppliers, lessors, licenses, contractors, franchisees or customers of obligations, other than Indebtedness, made in the ordinary course of business;

(20)	the incurrence of Acquired Debt (including by way of merger or consolidation) by the Company or any of its Restricted Subsidiaries; provided that after giving pro forma effect to such acquisition, either (a) the Company’s Fixed Charge Coverage Ratio immediately following such acquisition and incurrence (including a pro forma application of the net proceeds therefrom) would be at least 2.0 to 1.0 or (b) the Company’s pro forma Fixed Charge Coverage Ratio would be greater than the actual Fixed Charge Coverage Ratio of the Company immediately prior to such acquisition and incurrence;

(21)	Indebtedness of the Company or any Restricted Subsidiary of the Company consisting of obligations to pay insurance premiums or take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(22)	the incurrence of Indebtedness by the Company or any of its Restricted Subsidiaries issued to directors, officers or employees of the Company or any of its Restricted Subsidiaries in connection with the redemption or purchase of Capital Stock that, by its terms, is subordinated to the Notes, is not secured by any assets of the Company or any of its Restricted Subsidiaries and does not require cash payments prior to the Stated Maturity of the Notes, in an aggregate principal amount at any time outstanding not to exceed $15.0 million; and

(23)	Indebtedness representing deferred compensation to employees of the Company and its Restricted Subsidiaries incurred in the ordinary course of business.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (23) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence (or later reclassify such Indebtedness in whole or in part) in any manner that complies with this covenant. Notwithstanding the foregoing, any Indebtedness outstanding pursuant to the Credit Agreement on the Issue Date will be deemed to have been incurred pursuant to clause (1) of the definition of “Permitted Debt.”

The accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be treated as an incurrence of Indebtedness; provided in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. In addition, the maximum amount of Indebtedness that may be incurred pursuant to this covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Protection Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Protection Agreement. The principal amount of any Permitted Refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Protection Agreement, in which case the Permitted Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) if the principal amount of the Permitted Refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, the U.S. Dollar Equivalent of such excess, as appropriate, will be determined on the date such Permitted Refinancing Debt is incurred.

In connection with the Company’s or a Restricted Subsidiary’s entry into an instrument containing a binding commitment in respect of any revolving Indebtedness, the Company may elect pursuant to an officers’ certificate delivered to the Trustee, to treat all or any portion of such commitment (any such amount elected until revoked as described below, an “Elected Amount”) under any Indebtedness which is to be Incurred (or any commitment in respect thereof) or secured by a Lien, as the case may be, as being incurred as of such election date, and (i) any subsequent Incurrence of Indebtedness under such commitment (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of any calculation under the Indenture, to be an Incurrence of additional Indebtedness or an additional Lien at such subsequent time, (ii) the Company may revoke an election of an Elected Amount at any time pursuant to an officers’ certificate delivered to the Trustee and (iii) for purposes of all subsequent calculations of the Fixed Charge Coverage Ratio, Consolidated Senior Secured Leverage Ratio and the Consolidated Total Leverage Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding, so long as the applicable commitment remains outstanding.

Limitations on Layering Indebtedness

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated in right of payment to any other Indebtedness of the Company or of such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated in the right of payment to the Notes or the Subsidiary Guarantee of such Restricted Subsidiary, to the same extent and in the same manner as such Indebtedness is subordinated in right of payment to such other Indebtedness of the Company or such Restricted Subsidiary, as the case may be.

For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Restricted Subsidiary solely by virtue of being unsecured or secured by a junior priority Lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them, including intercreditor agreements that contain customary provisions requiring turnover by holders of junior priority Liens of proceeds of collateral in the event that the security interests in favor of the holders of the senior priority in such intended collateral are not perfected or invalidated and similar customary provisions protecting the holders of senior priority Liens.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly,

(1)	assign or convey any right to receive income on any property or asset now owned or hereafter acquired or

(2)	create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any property or asset now owned or hereafter acquired or on any income or profits therefrom other than, in each case, Permitted Liens, unless the Notes and the Subsidiary Guarantees, as applicable, are

(3)	in the case of any Lien securing an Obligation that ranks pari passu with the Notes or a Subsidiary Guarantee, effective provision is made to secure the Notes or such Subsidiary Guarantee, as the case may be, at least equally and ratably with or prior to such Obligation with a Lien on the same properties or assets of the Company or such Restricted Subsidiary, as the case may be; and

(4)	in the case of any Lien securing an Obligation that is subordinated in right of payment to the Notes or a Subsidiary Guarantee, effective provision is made to secure the Notes or such Subsidiary Guarantee, as the case may be, with a Lien on the same properties or assets of the Company or such Restricted Subsidiary, as the case may be, that is prior to the Lien securing such subordinated obligation, in each case, for so long as such Obligation is secured by such Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the applicable Lien described in clauses (1) and (2) above.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of the Company’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of the Company’s Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of the Company’s Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Company or any of the Company’s Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and the Credit Agreement as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements on the Issue Date (as determined by the Company in good faith);

(2)	the Indenture, the Notes and the related Subsidiary Guarantees;

(3)	applicable law, rule, regulation or administrative or court order;

(4)

any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred or Capital Stock was issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5)	customary non-assignment provisions in leases, licenses, contracts and other agreements entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of all or substantially all the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending the closing of such sale or other disposition;

(8)	agreements governing Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced as determined by the Company in good faith;

(9)	any agreement creating a Lien securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “—Liens,” to the extent limiting the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(10)	provisions with respect to the disposition or distribution of assets or property in joint venture agreement, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11)	customary restrictions on a Receivables Subsidiary and Receivables Program Assets effected in connection with a Qualified Receivables Transaction;

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13)	agreements governing Indebtedness incurred in compliance with clause (4) of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock,” provided that such encumbrances or restrictions apply only to assets financed with the proceeds of such Indebtedness;

(14)	agreements governing other Indebtedness, Disqualified Stock or preferred stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that in the good faith judgment of the Company the provisions relating to restrictions of the type described in clauses (1), (2) and (3) of the first paragraph of this covenant contained in such agreement, taken as a whole, are not materially more restrictive than the provisions contained in the Credit Agreement or in the Indenture, in each case, as in effect on the Issue Date;

(15)	in the case of the provision described in clause (3) of the first paragraph of this covenant: (a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset or (b) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;

(16)	existing under, by reason of or with respect to customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(17)	existing under, by reason of or with respect to Indebtedness of the Company or a Restricted Subsidiary not prohibited to be incurred under the Indenture; provided that (a) such encumbrances or restrictions are customary for the type of Indebtedness being incurred and the jurisdiction of the obligor and (b) such encumbrances or restrictions will not affect in any material respect the Company’s or any Guarantor’s ability to make principal and interest payments on the Notes, as determined in good faith by the Company;

(18)	agreements governing Indebtedness incurred in compliance with clause (4) of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock,” provided that such encumbrances or restrictions apply only to assets financed with the proceeds of such Indebtedness; and

(19)	any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (18) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive as a whole with respect to such encumbrances or restrictions than prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

(a) The Company will not, directly or indirectly, in a single transaction or series of related transactions, consolidate or merge with or into any other Person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis) to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in sale, assignment transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any other Person or group of Persons unless:

(1)	either:

(a)	the Company shall be the surviving or continuing corporation; or

(b)	the Person formed by or surviving such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made (the “Surviving Entity”) is a corporation, limited liability company, partnership (including a limited partner) or trust organized or existing under the laws of the United States, any State thereof or the District of Columbia (provided that if such Person is not a corporation, (i) a corporate Wholly Owned Restricted Subsidiary of such Person organized or existing under the laws of the United States, any State thereof or the District of Columbia, or (ii) a corporation of which such Person is a Wholly Owned Restricted Subsidiary organized or existing under the laws of the United States, any State thereof or the District of Columbia, is a co-issuer of the Notes or becomes a co-issuer of the Notes in connection therewith;

(2)	the Surviving Entity, if applicable, expressly assumes, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed;

(3)	immediately after giving pro forma effect to such transaction or series of transactions and the assumption contemplated by clause (2) above (including giving effect to any Indebtedness and Acquired Debt, in each case, incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or the Surviving Entity, as the case may be, shall (a) be able to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have a Fixed Charge Coverage Ratio that is greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such consolidation, merger, sale, assignment, transfer, conveyance or other disposition; provided, however, that this clause (3) shall not apply during any Suspension Period;

(4)	immediately after giving effect to such transaction or series of transactions and the assumption contemplated by clause (2) above (including, without limitation, giving effect to any Indebtedness and Acquired Debt, in each case, incurred or anticipated to be incurred and any Lien granted in connection with or in respect of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(5)	the Company or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officers’ certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the applicable provisions of the Indenture, that all conditions precedent in the Indenture relating to such transaction have been satisfied and an Opinion of Counsel stating that the Notes and the Indenture constitute valid and binding obligations of the Company or Surviving Entity, as applicable, subject to customary exceptions.

Notwithstanding the foregoing, (i) the merger of the Company with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction shall be permitted without regard to clause (3) of the immediately preceding paragraph and (ii) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries shall be permitted. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Upon any consolidation or merger of the Company or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the Surviving Entity formed by such consolidation or into which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such and the Company shall be released from its obligations under the Indenture and the Notes; provided, however, that the Company shall not be released from its obligations under the Indenture or the Notes in the case of a lease.

(b) Each Guarantor will not, and the Company will not cause or permit any Guarantor to, directly or indirectly, in a single transaction or series of related transactions, consolidate or merge with or into any Person other than the Company or any other Guarantor unless:

(1)

if the Guarantor was a corporation or limited liability company under the laws of the United States, any State thereof or the District of Columbia, the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation or limited liability company organized and existing under the laws of the United States, any State thereof or the District of Columbia;

(2)	such entity assumes by supplemental indenture all of the obligations of the Guarantor under its Subsidiary Guarantee; and

(3)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

The Company shall deliver, or cause to be delivered, to the Trustee an officers’ certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of the Indenture, and an Opinion of Counsel stating that the Indenture and Subsidiary Guarantees constitute valid and binding obligations of the Guarantor or surviving entity, as applicable, subject to customary exceptions.

Notwithstanding the foregoing, the requirements of the immediately preceding paragraph will not apply to any transaction pursuant to which such Guarantor is permitted to be released from its Subsidiary Guarantee in accordance with the provisions described under the last paragraph of “—Brief Description of the Notes and the Guarantees—The Subsidiary Guarantees.”

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company or any of its Restricted Subsidiaries (each, an “Affiliate Transaction”) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, unless:

(1)	such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time by the Company or such Restricted Subsidiary with a Person who is not an Affiliate of the Company or such Restricted Subsidiary (or, if the nature of such transaction is such that it is not available on an arm’s-length basis, on terms and conditions that are fair and reasonable); and

(2)	the Company delivers to the Trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this covenant; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	transactions between or among the Company and/or its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries;

(2)	Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments”;

(3)	reasonable fees and compensation paid to (including issuances and grants of Equity Interests of the Company, employment agreements and stock option and ownership plans for the benefit of), and indemnity and insurance provided on behalf of, officers, managers, directors, employees or consultants of the Company (or any of its Restricted Subsidiaries) in the ordinary course of business;

(4)	transactions pursuant to any agreement in effect on the Issue Date and disclosed in this prospectus supplement (including by incorporation by reference), as in effect on the Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more disadvantageous to the Holders or the Company in any material respect than such agreement as it was in effect on the Issue Date as determined by the Company in good faith;

(5)	“Permitted Investments” that are permitted by the covenant described above under the caption “—Restricted Payments”;

(6)	any transaction or series of transactions between the Company or any Restricted Subsidiary and any of their joint ventures; provided that (a) such transaction or series of transactions is in the ordinary course of business between the Company or such Restricted Subsidiary and any such joint venture, (b) with respect to any such Affiliate Transaction involving aggregate consideration in excess of $25.0 million, such Affiliate Transaction complies with clause (1) under this “—Transactions with Affiliates” covenant, (c) with respect to any such Affiliate Transaction involving aggregate consideration in excess of $50.0 million, such Affiliate Transaction complies with clause (2)(a) under this “—Transactions with Affiliates” covenant and (d) with respect to any such Affiliate Transaction involving aggregate consideration in excess of $75.0 million, such Affiliate Transaction complies with clause (2)(b) under this “—Transactions with Affiliates” covenant;

(7)	any service, purchase, lease, supply or similar agreement entered into in the ordinary course of business (including, without limitation, pursuant to any joint venture agreement) between the Company or any Restricted Subsidiary and any Affiliate that is a customer, client, supplier, purchaser or seller of goods or services, so long as the Company determines in good faith that any such agreement is on terms no less favorable in any material respect to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arms’-length transaction with an entity that is not an Affiliate;

(8)	the issuance and sale of Qualified Capital Stock;

(9)	any transaction effected in connection with a Qualified Receivables Transaction;

(10)	pledges of equity interests of Unrestricted Subsidiaries;

(11)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of, their obligations under the terms of any customary registration rights agreement to which they are, or may become, a party;

(12)	transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an independent financial advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) under this “—Transactions with Affiliates” section; and

(13)	any transaction with a Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Company, directly or through any of its Restricted Subsidiaries, owns an equity interest in or otherwise controls such Person; provided that no Affiliate of the Company or its Restricted Subsidiaries other than the Company or a Restricted Subsidiary shall have a beneficial interest in such Person.

Additional Subsidiary Guarantees

In the event that any Domestic Subsidiary (excluding any Excluded Subsidiaries) (i) guarantees or becomes a borrower under the Credit Agreement or (ii) guarantees any other Indebtedness of the Company or any of its Restricted Subsidiaries with a principal amount in excess of $25.0 million, the Company shall within 30 days cause such Domestic Subsidiary (excluding any Excluded Subsidiaries) to become a Guarantor of the Notes and to:

(i)	execute and deliver to the Trustee (a) a supplemental indenture substantially in the form of an exhibit to the Supplemental Indenture pursuant to which such Restricted Subsidiary shall unconditionally Guarantee all of the Company’s obligations under the Notes and the Indenture and (b) a notation of Guarantee in respect of its Subsidiary Guarantee; and

(ii)	deliver to the Trustee one or more Opinions of Counsel (subject to customary assumptions and exceptions) that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes and the Trustee, within the time periods specified in the SEC’s rules and regulations for a company subject to reporting under Section 13(a) or 15(d) of the Exchange Act:

(1)	all quarterly and annual financial information and other information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

At any time when the Company is no longer subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, none of such reports in clauses (1) or (2) above will be required to (i) comply with Section 302, 404 and 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), (ii) contain the information required by Items 201, 402, 403, 405, 406, 407, 701 or 703 of Regulation S-K, (iii) contain the separate financial information contemplated by Rules 3-10, 3-16, 13-01 or 13-02 of Regulation S-X promulgated by the SEC (or any successor rules) and (iv) provide financial statements in interactive data format using the eXtensible Business Reporting Language.

In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations for a company subject to reporting under Section 13(a) or 15(d) of the Exchange Act (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Notwithstanding the foregoing, to the extent the Company files the information and reports referred to in clauses (1) and (2) above with the SEC and such information is publicly available on the Internet, the Company shall be deemed to be in compliance with its obligations to furnish such information to the Holders of the Notes and to make such information available to securities analysts and prospective investors. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

In addition, for so long as any Notes remain outstanding, if at any time the Company and the Guarantors are not required to file the reports required by the preceding paragraphs, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of reports, information and documents to the Trustee is for informational purposes only and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the Indenture or the Notes (as to which the trustee is entitled to rely exclusively on officers’ certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under the Indenture, or participate in any conference calls.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 consecutive days in the payment when due of interest on the Notes;

(2)	default in payment when due of the principal of or premium, if any, on the Notes (including default in payment when due in connection with the purchase of Notes tendered pursuant to a Change of Control Offer or Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase);

(3)	failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)	a default in the observance or performance of any other covenant or agreement contained in the Indenture or the Notes which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders (with a copy to the Trustee) of at least 25% of the outstanding principal amount of the Notes; provided, however, that with respect to the covenant described under “—Certain Covenants—Reports,” such 60-day period shall instead be 120 days;

(5)

a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary of the Company (or the payment of which is Guaranteed by the Company or any

Restricted Subsidiary of the Company) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date (other than Indebtedness owed to the Company or a Restricted Subsidiary), if that default:

(a)	is caused by a failure to pay principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”);

(b)	results in the acceleration of such Indebtedness prior to express maturity; and

(c)	the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million (to the extent not bonded or covered by independent third-party insurance as to which the insurer has not disclaimed coverage), or more;

(6)	one or more judgments in an aggregate amount in excess of $100.0 million (to the extent not covered by independent third-party insurance as to which the insurer has not disclaimed coverage) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments have not been vacated or remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable;

(7)	except as permitted by the Indenture, any Subsidiary Guarantee of any Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its Obligations under its Subsidiary Guarantee; or

(8)	certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries (or group of Restricted Subsidiaries) that is a Significant Subsidiary.

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Company) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company and the Trustee, may declare all amounts owing under the Notes to be due and payable.

Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable.

If an Event of Default specified in clause (8) above occurs and is continuing with respect to the Company, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the two preceding paragraphs, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1)	if the rescission would not conflict with any judgment or decree;

(2)	if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration; and

(3)	if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. No single Holder will have any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless (1) such Holder has notified the Trustee of a continuing Event of Default; (2) the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered such security or indemnity as the Trustee may require, to the Trustee to institute such proceeding; (3) the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and offer of security or indemnity; and (4) within such 60-day period, the Trustee has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations will not apply, however, to a suit instituted by the Holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates therefor.

Under the Indenture, we will be required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default that has occurred and, if applicable, describe such Default or Event of Default and the status thereof; provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, manager, member, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest), in the opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm delivered to the Trustee, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Indenture or any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than any such default under the Indenture resulting solely from the borrowing of funds to be applied to such deposit);

(6)	the Company must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)	the Company must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8)	the Company must deliver to the Trustee an officers’ certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when either:

(1)	either:

(a)	all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from their trust as provided in the Indenture) have been delivered to the Trustee for cancellation, or

(b)	all the Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year; and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm delivered to the Trustee, without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purpose of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit on such Redemption Date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the redemption date. Any Applicable Premium Deficit shall be set forth in an officers’ certificate signed by the principal financial or accounting officer of the Company and delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2)	no Default or Event (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of the Credit Facilities or default under any other material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(3)	the Company or any Guarantor has paid or caused to be paid all other sums payable under the Indenture; and

(4)	the Company has delivered irrevocable instructions to the Trustee to apply such funds to the payment of the Notes at maturity or redemption, as the case may be.

In addition, the Company must deliver to the Trustee an officers’ certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past Default or compliance with any provisions may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes the Holders of which must consent to an amendment, supplement or waiver, including the waiver of Defaults or Events of Default, or to a rescission and cancellation of a declaration of acceleration of the Notes;

(2)	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3)	reduce the principal of or change or have the effect of changing the fixed maturity of any Notes or alter or waive the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of the Holders”);

(4)	make any Notes payable in money other than that stated in the Notes;

(5)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payment of principal of, or interest or premium, if any, on the Notes on or after the due date thereof or to bring suit to enforce such payment;

(6)	change the price payable by the Company for Notes repurchased pursuant to the provisions described above under “—Repurchase at the Option of the Holders—Offer to Repurchase upon Change of Control” and “—Repurchase at the Option of the Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales” or, after the occurrence of a Change of Control, modify or change in any material respect the obligation of the Company to make and consummate a Change of Control Offer or modify any of the provisions or definitions with respect thereto;

(7)	waive a Default or Event of Default in the payment of principal of, or interest or premium on, the Notes; provided that this clause (7) shall not limit the right of the Holders of at least a majority in aggregate principal amount of the outstanding Notes to rescind and cancel a declaration of acceleration of the Notes following delivery of an acceleration notice as described above under “—Events of Default and Remedies”;

(8)	release any Guarantor from any of its obligations under its Subsidiary Guarantee under the Indenture, except as permitted by the Indenture;

(9)	contractually subordinate the Notes or the Subsidiary Guarantees to any other Indebtedness; or

(10)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

(1)	to cure any ambiguity, defect, omission, mistake or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or any Guarantor’s assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder in any material respect;

(5)	to add any Person as a Guarantor;

(6)	to comply with any requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act in the event the Indenture is to be or has been qualified under the Trust Indenture Act;

(7)	to remove a Guarantor that, in accordance with the terms of the Indenture, ceases to be liable in respect of its Subsidiary Guarantee;

(8)	to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(9)	to secure all of the Notes;

(10)	to add to the covenants of the Company or any Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(11)	to conform the text of the Indenture, the Notes or the Subsidiary Guarantees to any provision of this “Description of the Notes” to the extent that such provision in the “Description of the Notes” was intended to be a substantially verbatim recitation of a provision in the Indenture, the Notes or the Subsidiary Guarantees, as set forth in an officers’ certificate;

(12)	to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture; and

(13)	to comply with the provisions of The Depository Trust Company or the Trustee with respect to the provisions in the Indenture and the Notes relating to transfers and exchanges of Notes or beneficial interests in Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment under the Indenture becomes effective, the Company is required to send to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all of the Holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Concerning the Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act (whether or not the Indenture is qualified thereunder), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue (if the Indenture has been and is qualified under the Trust Indenture Act) or resign.

The Trustee assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. Neither the Trustee nor any paying agent shall be responsible for determining whether any Asset Sale has occurred and whether any Net Proceeds Offer with respect to the Notes is required. Neither the Trustee nor any paying agent shall be responsible for determining whether any Change of Control has occurred and whether any Change of Control Offer with respect to the Notes is required. Neither the Trustee nor any paying agent shall be responsible for monitoring our rating status, making any request upon any Rating Agency, determining whether any rating event with respect to the Notes has occurred.

Wells Fargo Securities, LLC, an affiliate of the Trustee, is one of the underwriters.

Governing Law; Jury Trial Waiver

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York. The indenture provides that the Company, the Guarantors and the Trustee, and each holder of a Note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the Notes or any transaction contemplated thereby.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means notes, if any, issued under the Indenture after the Issue Date and forming a single class of securities with the Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, including by means of a Sale and Leaseback Transaction, but other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of the Holders— Offer to Repurchase upon Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the “—Repurchase at the Option of the Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales” covenant; and

(2) the issuance or sale of Equity Interests in any of the Company’s Restricted Subsidiaries (other than preferred stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or directors qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that: (a) involves assets having an aggregate fair market value of less than the greater of (i) $65.0 million or (ii) 1.25% of Consolidated Total Assets; or (b) results in aggregate net proceeds to the Company and its Subsidiaries of less than $65.0 million;

(2)	a transfer of assets by or among the Company and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary to the Company or to any of its Restricted Subsidiaries (provided that if the issuer is a Wholly Owned Restricted Subsidiary, such issuance shall be made to the Company or a Wholly Owned Restricted Subsidiary);

(4)	any Permitted Investment or any Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(5)	a disposition of products, services, equipment or inventory in the ordinary course of business or a disposition of obsolete, worn-out, damaged or uneconomical assets or assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(6)	the grant of Liens (or foreclosure thereon, or the enforcement with respect thereto, including by deed or assignment in lieu of foreclosure) permitted by the covenant described under “—Certain Covenants—Liens”;

(7)	the sale or transfer of Receivables Program Assets or rights therein in connection with a Qualified Receivables Transaction;

(8)	the surrender or waiver of contractual rights or the settlement, release or surrender of contract, tort or other litigation claim in the ordinary course of business;

(9)	the sale or other disposition of cash or Cash Equivalents;

(10)	grants of licenses or sublicenses of intellectual property of the Company or any of its Restricted Subsidiaries to the extent not materially interfering with the business of the Company and its Restricted Subsidiaries;

(11)	any exchange pursuant to Section 1031 of the Code of like property that are used or useful in a Permitted Business;

(12)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(13)	the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Company or any of its Restricted Subsidiaries are not material to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

(14)	the unwinding of any Hedging Obligation pursuant to its terms;

(15)	sales of accounts receivable that the Company determines are no longer collectible in the ordinary course of business;

(16)	the Company and any Subsidiary may (i) convert any intercompany Indebtedness to Equity Interests and (ii) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing to the Company or any Restricted Subsidiary;

(17)	sales, transfers and other dispositions of Investments in joint ventures to the extent required by customary buy/sell arrangements between the joint venture parties as set forth in joint venture agreements; and

(18)	any liquidation or dissolution of a Restricted Subsidiary; provided that such Restricted Subsidiary’s direct parent is also either the Company or a Restricted Subsidiary and immediately becomes the owner of such Restricted Subsidiary’s assets.

“Attributable Indebtedness”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value of the total Obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate implicit in such transaction, determined in accordance with GAAP; provided, however, that if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determine in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act).

“Board of Directors” means:

(1)	with respect to a corporation, the Board of Directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members or managers thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means a day other than a Saturday, Sunday or other day on which the Trustee or banking institutions in New York are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Captive Insurance Subsidiary” means any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means:

(a)	marketable direct Obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

(b)	certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 and a Thomson Bank Watch Rating of “B” or better;

(c)	commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition;

(d)	repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days, with respect to securities of the type described in clause (a) of this definition;

(e)	securities with maturities of one year or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A by Moody’s; or

(f)	money market mutual or similar funds that invest at least 95% of their assets in securities satisfying the requirements of clauses (a) through (e) of this definition.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code. “Change of Control” means the occurrence of any of the following:

(1)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4)	the Company consolidates or merges with or into another Person, other than a merger or consolidation of the Company in which the holders of the Voting Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Voting Stock of the surviving corporation immediately after such consolidation or merger.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)	increased (without duplication) by the following:

(a)	provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(b)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including (x) fees paid to lenders in connection with Indebtedness, (y) payments made in respect of Hedging Obligations entered into for the purpose of hedging interest rate risk and (z) costs of surety bonds in connection with financing activities) and any amortization or write-off of debt discount or deferred financing costs and commissions, discounts and other fees, costs and expenses and charges associated with indebtedness during such period net of payments received in respect of Hedging Obligations entered into for the purpose of hedging interest rate risk, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(c)	consolidated depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)

any expenses or charges related to any equity offering, Permitted Investment, acquisition, Asset Sale or other disposition or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred under the Indenture (including a refinancing thereof) (in each cash, whether or not successful), including (A) such fees, expenses or charges related to the

Loans and any other Credit Facilities and (B) any amendment or other modification of the Loans and any other Credit Facility or issuance of indebtedness, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)	the amount of any extraordinary loss, charge or expense deducted (and not added back) in computing Consolidated Net Income; plus

(f)	the amount of any (A) unusual or nonrecurring loss, charge or expense deducted (and not added back) in computing Consolidated Net Income and (B) restructuring charge or reserve, integration cost or other business optimization expense or cost outside the ordinary course of business that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions on and after the Issue Date, and costs related to the closure and/or consolidation of facilities; provided that the aggregate amount added back pursuant to this clause (f) and clause (h) below for any period shall not exceed 25% of Consolidated EBITDA for such period (before giving effect to such adjustments); plus

(g)	any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges (including any goodwill or other intangible asset impairment charge or write-off thereof) or the impact of purchase accounting, (excluding any such non-cash charge, write-down, expense, loss or item to the extent it represents an accrual or reserve for a cash expenditure for a future period); plus

(h)	the amount of “run-rate” cost savings, operating expense reductions and synergies projected by such Person in good faith and certified by an officer of such Person in writing to the Trustee to result from actions either taken or initiated prior to or during the period referred to in clause (A)(y)(1) below (which cost savings and synergies shall be subject only to certification by an officer of such Person and shall be calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions; provided that (A) an officer of such Person shall have certified to the Trustee that (x) such cost savings and synergies are reasonably identifiable and (y) (1) such actions have been taken or are expected to be taken within twelve (12) months after the date of determination to take such action (and such date of determination has occurred prior to or during the relevant period being measured) and (2) are expected to result in such projected savings, expense reductions and synergies within twelve (12) months of the taking of such actions, (B) no cost savings, expense reductions or synergies shall be added pursuant to this clause (h) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (vi) above with respect to such period and (C) the aggregate amount added back pursuant to clause (f) above and this clause (h) for any period shall not exceed (I) 25% of Consolidated EBITDA for such period (before giving effect to such adjustments); plus

(i)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(j)	realized foreign exchange losses, including those resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of such Person and its Restricted Subsidiaries to the extent deducted (and not added back) in the computation of Consolidated Net Income; plus

(k)	net realized losses from swap contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements to the extent deducted (and not added back) in the computation of Consolidated Net Income; plus

(l)	any (A) non-cash compensation charge or expense arising from any grant of stock, stock options, stock appreciation rights or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (B) income (loss) attributable to deferred compensation plans or trusts, to the extent deducted (and not added back) in the computation of Consolidated Net Income; plus

(m)	any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any obligations under any swap contracts or other derivative instruments to the extent deducted (and not added back) in the computation of Consolidated Net Income; plus

(n)	[Reserved]; plus

(o)	to the extent not included in Consolidated Net Income for such period, proceeds of business interruption insurance, in an amount actually received during such period (or, to the extent relating to such period, prior to the earlier of (I) the date on which financial statements have been delivered for the most recently ended fiscal quarter in such period and (II) the date for which financial statements are required to have been delivered for the most recently ended fiscal quarter in such period; provided that amounts not received during such period and included in Consolidated EBITDA for such period will not be included in Consolidated EBITDA for any subsequent period) and to the extent representing the earnings for the applicable period that such proceeds are intended to replace; plus

(p)	to the extent not otherwise excluded from the Consolidated Net Income of such Person and its Restricted Subsidiaries (I) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any Investment or any sale, conveyance, transfer or other Disposition of assets permitted hereunder and (II) (x) to the extent covered by insurance and actually reimbursed, or (y) so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (1) not denied by the applicable carrier in writing within 180 days and (2) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent so denied within 180 days or not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption (provided that, in the case of clause (A) and (B)(x), such reimbursement is not included in Consolidated Net Income in such period or any subsequent period, and in the case of clause (B)(y), any such subsequent reimbursement will not be included in Consolidated Net Income in such period or any subsequent period);

(2)	increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation; and

(3)	reduced by any extraordinary, non-recurring or unusual gain, income related to the early extinguishment of indebtedness, unrealized net gains in the fair market value of any swap agreements, non-cash gains or items of income and foreign exchange gains.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is accounted for by the equity method of accounting or is not a Restricted Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2)	the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the Net Income (loss) of any Unrestricted Subsidiary shall be excluded, except to the extent of the amount of dividends or distributions paid in cash to the specified Person or one of its Subsidiaries;

(4)	the cumulative effect of a change in accounting principles shall be excluded;

(5)	income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded; and

(6)	in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets shall be excluded.

“Consolidated Senior Secured Leverage Ratio” means, with respect to any specified Person for any period, the ratio of (i) Senior Secured Indebtedness of such Person on such date minus all Unencumbered Cash and Cash Equivalents of such Person and its Restricted Subsidiaries as of such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date of the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made (for purposes of this definition, the “Consolidated Senior Secured Leverage Ratio Reference Period”). In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock, in each case, subsequent to the commencement of the Consolidated Senior Secured Leverage Ratio Reference Period and on or prior to the date of the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made (for purposes of this definition, the “Consolidated Senior Secured Leverage Ratio Calculation Date”), then the Consolidated Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the Consolidated Senior Secured Leverage Ratio Reference Period.

In addition, for purposes of calculating the Consolidated Senior Secured Leverage Ratio:

(1)

acquisitions (or conversions of an Unrestricted Subsidiary into a Restricted Subsidiary) that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions, after the first day of the Consolidated Senior Secured Leverage Ratio Reference Period and on or prior to the Consolidated Senior Secured Leverage Ratio Calculation Date shall be deemed to have occurred on a pro forma basis on the first day of the Consolidated Senior Secured Leverage Ratio Reference Period and Consolidated EBITDA for the Consolidated Senior Secured Leverage Ratio Reference Period shall be calculated on a pro forma basis after giving effect to such acquisition, but without giving effect to clause (3) of the proviso set forth in the definition of “Consolidated Net Income”;

(2)	the Consolidated EBITDA attributable to any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations, as determined in accordance with GAAP, prior to the Consolidated Senior Secured Leverage Ratio Calculation Date shall be excluded; and

(3)	the Fixed Charges attributable to any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations, as determined in accordance with GAAP, prior to the Consolidated Senior Secured Leverage Ratio Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Consolidated Senior Secured Leverage Ratio Calculation Date.

“Consolidated Total Assets” means, with respect to any specified Person as of any date of determination, the net book value of all assets of such Person and its Restricted Subsidiaries on such date determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, with respect to any specified Person for any period, the ratio of (i) Total Indebtedness of such Person on such date minus all Unencumbered Cash and Cash Equivalents of such Person and its Restricted Subsidiaries as of such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date of the event for which the calculation of the Consolidated Total Leverage Ratio is made (for purposes of this definition, the “Consolidated Total Leverage Ratio Reference Period”). In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock, in each case, subsequent to the commencement of the Consolidated Total Leverage Ratio Reference Period and on or prior to the date of the event for which the calculation of the Consolidated Total Leverage Ratio is made (for purposes of this definition, the “Consolidated Total Leverage Ratio Calculation Date”), then the Consolidated Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the Consolidated Total Leverage Ratio Reference Period.

In addition, for purposes of calculating the Consolidated Total Leverage Ratio:

(1)	acquisitions (or conversions of an Unrestricted Subsidiary into a Restricted Subsidiary) that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions, after the first day of the Consolidated Total Leverage Ratio Reference Period and on or prior to the Consolidated Total Leverage Ratio Calculation Date shall be deemed to have occurred on a pro forma basis on the first day of the Consolidated Total Leverage Ratio Reference Period and Consolidated EBITDA for the Consolidated Total Leverage Ratio Reference Period shall be calculated on a pro forma basis after giving effect to such acquisition, but without giving effect to clause (3) of the proviso set forth in the definition of “Consolidated Net Income”;

(2)	the Consolidated EBITDA attributable to any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations, as determined in accordance with GAAP, prior to the Consolidated Total Leverage Ratio Calculation Date shall be excluded; and

(3)	the Fixed Charges attributable to any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations, as determined in accordance with GAAP, prior to the Consolidated Total Leverage Ratio Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Consolidated Total Leverage Ratio Calculation Date.

“Credit Agreement” means that certain credit agreement dated as of December 1, 2017, as amended on June 11, 2018 and on August 26, 2019, by and among the Company, each lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the other parties thereto (as amended, supplemented, modified, extended, renewed, restated refunded, replaced or refinanced from time to time), and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, supplemented, modified, extended, renewed, restated refunded, replaced or refinanced from time to time.

“Credit Facility” means, with respect to the Company or any of its Restricted Subsidiaries:

(1)	the Credit Agreement; and

(2)	one or more debt facilities (which may be outstanding at the same time) or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, bridge facilities, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder (provided that such increase in borrowings is permitted under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Currency Protection Agreement” means any currency protection agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect the Person or entity entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration or conversion of such Designated Noncash Consideration to cash or Cash Equivalents.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale or as a result of the bankruptcy, insolvency or similar event of the issuer shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem such Capital Stock pursuant to such provision unless such repurchase or redemption complies with the covenant described under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means, with respect to the Company, any Restricted Subsidiary that was formed under the laws of the United States of America or any State thereof.

“Elected Amount” has the mean given to it under “—Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale for cash by the Company of Equity Interests (other than Disqualified Stock) to a Person that is not an Affiliate, other than public offerings with respect to the Company’s Equity Interests registered on Form S-4 or S-8.

“Excluded Subsidiary” means (a) any Foreign Subsidiary, (b) any Domestic Subsidiary (i) that is a direct or indirect subsidiary of a CFC or (ii) that is a Foreign Subsidiary Holding Company and (c) any other Subsidiary that does not provide a Guarantee of the Credit Agreement in accordance with the provisions of the Credit Agreement that permits such exclusion when the Guarantee by such Subsidiary (i) would result in material adverse Tax consequences to the Company or (ii) when the burden or cost of providing the Guarantee would outweigh the benefits to be obtained by the lenders under the Credit Agreement.

“Existing Indebtedness” means the Existing Senior Notes (including any Guarantees thereof) and any other Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

“Existing Senior Notes” means up to $775.0 million of the Company’s 6.0% Senior Notes due 2024.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, as determined in good faith by the Company.

“Farm Credit Equities” means the Company’s stock and other equities in a Farm Credit Lender acquired in connection with the Company’s patronage loan from such Farm Credit Lender.

“Farm Credit Lender” means a lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971, as amended and under the regulation of the Farm Credit Administration.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period (for purposes of this definition, the “Reference Period”), the ratio of Consolidated EBITDA of such Person for the Reference Period to the Fixed Charges of such Person for the Reference Period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock, in each case, subsequent to the commencement of the Reference Period and on or prior to the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made (for purposes of this definition, the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the Reference Period. In the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion of any thereof) is incurred or issued in reliance on the first paragraph of the covenant described under “Incurrence of Indebtedness and Issuance of Preferred Stock,” the Fixed Charge Coverage Ratio shall be calculated with respect to such incurrence or issuance without giving effect to amounts being utilized under any item of “Permitted Debt” (other than any such item that requires compliance with a financial ratio or test) on the same date.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions (or conversions of an Unrestricted Subsidiary into a Restricted Subsidiary) that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions, after the first day of the Reference Period and on or prior to the Calculation Date shall be deemed to have occurred on a pro forma basis on the first day of the Reference Period and Consolidated EBITDA for the Reference Period shall be calculated on a pro forma basis after giving effect to such acquisition, but without giving effect to clause (3) of the proviso set forth in the definition of “Consolidated Net Income”;

(2)	the Consolidated EBITDA attributable to any Person, property, business or sold, transferred or otherwise disposed of, closed or classified as discontinued operations, as determined in accordance with GAAP, prior to the Calculation Date shall be excluded; and

(3)	the Fixed Charges attributable to any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations, as determined in accordance with GAAP, prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	the consolidated net interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations, but excluding amortization of debt issuance costs; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means, with respect to the Company, any Subsidiary that was not formed under the laws of the United States of America or any State thereof.

“Foreign Subsidiary Holding Company” means any Subsidiary of any Person that (w) has no material assets other than (1) Equity Interest of one or more Foreign Subsidiaries at least one of which is a “controlled foreign corporation” within the meaning of Section 957 of the Code and (2) intercompany loans/receivables owed to such Subsidiary by one or more Subsidiaries described in clause (1) and (x) no material liabilities other than those reasonably relating to the assets described in clauses (1) and (2) above and as contemplated by clause (z) below and (z) is not a guarantor of any Indebtedness of the Company or any Subsidiary other than as permitted pursuant to clause (16) of the second paragraph of the covenant entitled “—Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock.”

“GAAP” means generally accepted accounting principles in the United States of America as in effect on January 29, 2016, except with respect to any reports or financial information required to be delivered pursuant to the covenants set forth under “Reports,” hereto, which shall be prepared in accordance with GAAP as in effect on the date thereof. The Company may elect to establish that GAAP shall mean GAAP as in effect on or prior to the date of such election, and such election shall supersede the prior meaning of GAAP; provided that any such election, once made, shall be irrevocable. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means:

(1)	each Domestic Subsidiary of the Company (excluding any Excluded Subsidiaries) that is a guarantor of the Credit Agreement on the date of the Indenture; and

(2)	any other Subsidiary of the Company (excluding any Excluded Subsidiaries) that executes a Subsidiary Guarantee and related supplemental indenture in accordance with the provisions of the Indenture;

and their respective successors and assigns, in each case, until such Person is released from its Subsidiary Guarantee in accordance with the terms of the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Indebtedness” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following:

(i)	all indebtedness of such Person for money borrowed or for the deferred purchase price of property, excluding any trade payables or other current liabilities incurred in the ordinary course of business;

(ii)	all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including purchase-money obligations);

(iii)	all Obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities (including reimbursement obligations with respect thereto, except to the extent such reimbursement Obligation relates to a trade payable) issued for the account of such Person;

(iv)	all Indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets);

(v)	all Capital Lease Obligations of such Person;

(vi)	the maximum fixed redemption, repayment or other repurchase price of Disqualified Stock in such Person at the time of determination;

(vii)	any Hedging Obligations of such Person at the time of determination (the amount of any such Obligations to be equal to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time);

(viii)	any Attributable Indebtedness; and

(ix)	all Obligations of the types referred to in clauses (i) through (viii) of this definition of another Person and all dividends and other distributions of another Person, the payment of which, in either case, (A) such Person has Guaranteed, directly or indirectly, or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds or (B) is secured by (or the holder of such Indebtedness or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, dividends or other distributions.

For purposes of the foregoing:

(a)	the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock was repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture; provided, however, that, if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock;

(b)	the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall be deemed incurred only as of the date of original issuance thereof;

(c)	in the case of any Indebtedness not issued with original issue discount, the amount of any such Indebtedness outstanding as of any date will be the principal amount of the Indebtedness, or in the case of Indebtedness of any Person at any time under a revolving credit or similar facility, the total amount of funds borrowed and then outstanding;

(d)	the amount of any Indebtedness described in clause (ix)(A) above shall be the maximum liability under any such Guarantee;

(e)	the amount of any Indebtedness described in clause (ix)(B) above shall be the lesser of (I) the maximum amount of the Obligations so secured and (II) the fair market value of such property or other assets; and

(f)	interest, fees, premium, and expenses and additional payments, if any, will not constitute Indebtedness.

Notwithstanding the foregoing, in connection with the purchase or sale by the Company or any Restricted Subsidiary of any assets or business, the term “Indebtedness” will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the other party may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that, such amount would not be required to be reflected on the face of a balance sheet prepared in accordance with GAAP.

The term “Indebtedness” shall not include any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(a)	contingent obligations incurred in the ordinary course of business or consistent with past practice;

(b)	obligations under or in respect of Receivables Documents; or

(c)	for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes.

“Investment Grade Rating” means, a debt rating of BBB–or higher by S&P and Baa3 or higher by Moody’s or the equivalent of such ratings by S&P and Moody’s or in the event S&P or Moody’s shall cease rating the Notes or other applicable debt instruments and the Company shall select any other Rating Agency, the equivalent of such ratings by such other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other Obligations), advances or capital contributions (excluding prepaid expenses, accounts receivables and commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP (excluding the footnotes). If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Issue Date” means September 9, 2020.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Limited Condition Transaction” shall mean any acquisition or other Permitted Investment the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Condition Transaction Election” shall have the meaning assigned thereto in the section described under the caption “—Financial Calculations for Limited Condition Transactions.”

“Limited Condition Transaction Test Date” shall have the meaning assigned thereto in the section described under the caption “—Financial Calculations for Limited Condition Transactions.”

“Moody’s” means Moody’s Investors Service, Inc. or any successor rating agency.

“Net Cash Proceeds” with respect to any issuance or sale of Equity Interests, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss; and

(2)	any premiums, fees and expenses paid in connection with the offering of the Notes.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of all costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking fees and broker fees, and sales and underwriting commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP; provided that Net Cash Proceeds shall be deemed to exclude (x) proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and (y) cash receipts from proceeds of insurance or condemnation awards (or payments in lieu thereof) to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto except to the extent such Person is contractually entitled to retain such proceeds, awards or payments.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would not permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or its Restricted Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, including liquidated damages, Guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

“Opinion of Counsel” means a written opinion from legal counsel, who may be internal counsel for the Company, or who is otherwise reasonably acceptable to the Trustee, complying with certain provisions in the Indenture.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person primarily engaged in a Related Business, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)

any Investments by the Company or any Restricted Subsidiary in a Receivables Subsidiary or a Special Purpose Vehicle or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that any Investment in a Receivables Subsidiary or a Special Purpose Vehicle is in the form of a Purchase Money Note or an Equity Interest or in the form of a purchase of Receivables and Receivables Related Assets pursuant to a Receivables Repurchase Obligation;

(6)	any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(7)	Investments in accounts or notes receivable owing to the Company or any Restricted Subsidiary acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(8)	loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5.0 million at any one time outstanding;

(9)	Investments in securities received in settlement of Obligations of trade creditors or customers in the ordinary course of business or in satisfaction of disputes or judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of trade creditors or customers;

(10)	workers’ compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;

(11)	commission, payroll, travel and similar advances to employees in the ordinary course of business;

(12)	Hedging Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and not for speculative purposes and otherwise in compliance with this Indenture;

(13)	Investments represented by Guarantees of Indebtedness that are otherwise permitted under this Indenture;

(14)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at any time outstanding, not to exceed the greater of (a) $370.0 million or (b) 7.0% of Consolidated Total Assets;

(15)	[Reserved];

(16)	contingent obligations arising under indemnity agreements to title insurers to cause such title insurers to issue title insurance policies;

(17)	Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(18)	Investments in the ordinary course of business consisting of the licensing or contribution of intellectual property pursuant to development, marketing or manufacturing agreements or arrangements or similar agreements or arrangements with other Persons;

(19)	Investments in the Company or any Subsidiary deemed to result from the reclassification or conversion of any existing Investments to debt or equity or any combination thereof, to the extent such existing Investment was permitted under the Indenture at the time made; and

(20)	to the extent constituting Investments contingent obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with acquisitions permitted hereunder and (ii) purchasers in connection with “Asset Sales” permitted under the Indenture.

“Permitted Liens” means:

(1)	Liens securing Indebtedness of the Company or any of its Restricted Subsidiaries; provided that the aggregate amount of Indebtedness secured pursuant to this clause (1) shall not exceed the greater of: (a) the amount of Indebtedness permitted to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) an amount of Indebtedness that, at the time of incurrence thereof and after giving pro forma effect thereto, does not cause the Consolidated Senior Secured Leverage Ratio of the Company to be greater than 4.25 to 1.0;

(2)	[Reserved];

(3)	Liens in favor of the Company or the Guarantors;

(4)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were not entered into in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Subsidiary;

(5)	Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not entered into in contemplation of such acquisition and only extend to the property so acquired;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets financed with such Indebtedness and improvements;

(7)	Liens existing on the Issue Date;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9)	Deposits, mortgages of landlords and landlords’, lessors’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s and other like Liens imposed by law incurred in the ordinary course of business, in each case for sums not overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10)

pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation, or good faith deposits to secure the performance of bids, tenders, government contracts, trade contracts or leases (other than for the payment of Indebtedness) to which the Company or any Restricted Subsidiary is a party, deposits to secure statutory obligations or bankers’ acceptances of the Company or any Restricted Subsidiary and deposits to secure surety, stay, customs, performance, return of money and appeal bonds to which the Company or a Restricted Subsidiary is a party, and other obligations of a like nature, in each case incurred in the ordinary course of business;

(11)	judgment Liens not giving rise to Default or an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(12)	survey exceptions (including any title exceptions listed on a title policy), easements, rights-of-way, zoning restrictions and other similar charges or encumbrances affecting real property which do not materially adversely affect the value of said property or interfere in any material respect with the ordinary conduct of the business of the Company or such Restricted Subsidiary;

(13)	any interest or title of a lessor under any capital lease or operating lease; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease;

(14)	Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of non-delinquent customs duties in connection with the importation of goods;

(15)	Liens securing reimbursement obligations with respect to letters of credit incurred in accordance with the Indenture which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(16)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(17)	leases or subleases, licenses or sublicenses, granted to others not interfering in any material respect with the business of the Company or any Restricted Subsidiary of the Company;

(18)	Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(19)	customary rights of setoff, revocation, refund or chargeback under deposit agreements, or banker’s or similar Liens arising under the Uniform Commercial Code (including Liens in favor of collecting banks), of banks or other financial institutions where the Company or any of its Restricted Subsidiaries maintains deposit accounts in the ordinary course of business (including Liens related to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations);

(20)	Liens securing Permitted Refinancing Indebtedness which is incurred to refinance, renew, replace, defease or discharge any Refinanced Indebtedness which has been secured by a Lien permitted under this Indenture and which has been incurred in accordance with the provisions of this Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of such Refinanced Indebtedness; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing such Refinanced Indebtedness;

(21)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(22)	Liens securing Hedging Obligations, currency agreements and commodities agreements which relate to Indebtedness that is permitted to be incurred pursuant to the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(23)	Liens on Receivables Program Assets securing Receivables Program Obligations;

(24)	deposits made in the ordinary course of business to secure liability to insurance carriers (including any Captive Insurance Subsidiary) or to finance insurance premiums to the extent such Liens attach solely to the insurance policies financed in connection with Indebtedness permitted hereunder;

(25)	Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

(26)	Liens of the Company or any Restricted Subsidiary of the Company with respect to Obligations that do not exceed the greater of (a) $185.0 million or (b) 3.5% of Consolidated Total Assets at the time of incurrence;

(27)	Liens attaching solely to cash or Cash Equivalent earnest money deposits in connection with Permitted Investments;

(28)	statutory Liens on the Farm Credit Equities of any Farm Credit Lender that the Company has acquired;

(29)	zoning, building codes and other land use laws regulating the use or occupancy of such real estate or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such real estate which are not violated by the current use or occupancy of such real estate or the operation of the business of the Company or any Restricted Subsidiary, except for such violations that would not materially affect the business of the Company or such Restricted Subsidiary;

(30)	Liens on property and assets, and only such property and assets, which is the subject of an unconsummated asset purchase agreement in connection with an Asset Sale permitted hereunder, which Liens secure the obligation of the Company or any of its Subsidiaries under such agreement;

(31)	Liens consisting of prepayments and security deposits in connection with leases, subleases, licenses, sublicenses, use and occupancy agreements, utility services and similar transactions entered into by the Company or any Restricted Subsidiary in the ordinary course of business and not required as a result of any breach of any agreement or default in payment of any obligation;

(32)	Liens on assets of Foreign Subsidiaries securing Indebtedness and other obligations of Foreign Subsidiaries; provided that any such Liens and related Indebtedness are non-recourse as to the Company or any Guarantor and/or assets of the Company or any Guarantor;

(33)	(i) Liens that are contractual rights of set-off relating to purchase orders and other agreements, in each case, entered into in the ordinary course of business and (ii) inventory reclamation rights (to the extent constituting Liens) that are held by licensors of intellectual property to the Company and its Subsidiaries as set forth in intellectual property license agreements entered into in the ordinary course of business;

(34)	Liens on the Equity Interests of any joint venture entity in the form of a transfer restriction, purchase option, call or similar right in connection with a joint venture; and

(35)	Deposits of cash in connection with a prepayment, redemption, repurchase, defeasance or other satisfaction permitted hereunder with respect to any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees.

During any Suspension Period, the relevant clauses of the covenant entitled “—Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock” shall be deemed to be in effect solely for purposes of determining the amount available under clause (5) above.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refinance, renew, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) (such other Indebtedness, “Refinanced Indebtedness”); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Refinanced Indebtedness (plus the amount of reasonable fees and expenses incurred in connection therewith including premiums paid, if any, to the holders thereof) and by an amount equal to any existing commitments unutilized thereunder;

(2)	such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness;

(3)	if the Refinanced Indebtedness is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Refinanced Indebtedness;

(4)	such Permitted Refinancing Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Refinanced Indebtedness; and

(5)	(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Permitted Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Refinanced Indebtedness or (b) if the Stated Maturity of the Refinanced Indebtedness is later than the Stated Maturity of the Notes, the Permitted Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate or unincorporated organization or government or any agency or political subdivision thereof or any other entity (including any subdivision or ongoing business of any such entity, or substantially all of the assets of any such entity, subdivision or business).

“Purchase Money Note” means a promissory note evidencing the obligation of a Receivables Subsidiary or a Special Purpose Vehicle to pay the purchase price for Receivables or other Indebtedness to the Company or to any Restricted Subsidiary (or to a Receivables Subsidiary in the case of a transfer to a Special Purpose Vehicle) in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than cash required to be held as reserves pursuant to Receivables Documents, amounts paid in respect of interest, principal and other amounts owing under Receivables Documents and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary of the Company pursuant to which the Company or any such Restricted Subsidiary may sell, convey or otherwise transfer to a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables Program Assets (whether existing on the Issue Date or arising thereafter); provided that:

(1)	no portion of the Indebtedness or any other Obligations (contingent or otherwise) of a Receivables Subsidiary or Special Purpose Vehicle

(a)	is Guaranteed by the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary), excluding Guarantees of Obligations pursuant to Standard Securitization Undertakings,

(b)	is recourse to or obligates the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or

(c)	subjects any property or asset of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction of Obligations incurred in such transactions, other than pursuant to Standard Securitization Undertakings;

(2)	neither the Company nor any of its Restricted Subsidiaries (other than a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding with a Receivables Subsidiary or a Special Purpose Vehicle (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(3)	the Company and its Restricted Subsidiaries (other than a Receivables Subsidiary) do not have any obligation to maintain or preserve the financial condition of a Receivables Subsidiary or a Special Purpose Vehicle or cause such entity to achieve certain levels of operating results other than Standard Securitization Undertakings.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available (for reasons outside the control of the Company), a statistical rating agency or agencies, as the case may be, nationally recognized in the United States and selected by the Company, which shall be substituted for S&P’s or Moody’s, or both, as the case may be.

“Receivables” means all rights of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), which rights are identified in the accounting records of the Company or such Restricted Subsidiary as accounts receivable.

“Receivables Documents” means:

(1)	one or more receivables purchase agreements, pooling and servicing agreements, credit agreements, agreements to acquire undivided interests or other agreements to transfer or obtain loans or advances against, or create a security interest in, Receivables Program Assets, in each case as amended, modified, supplemented or restated and in effect from time to time and entered into by the Company, a Restricted Subsidiary and/or a Receivables Subsidiary; and

(2)	each other instrument, agreement and other document entered into by the Company, a Restricted Subsidiary or a Receivables Subsidiary relating to the transactions contemplated by the agreements referred to in clause (a) above, in each case as amended, modified, supplemented or restated and in effect from time to time.

“Receivables Program Assets” means:

(1)	all Receivables which are described as being transferred by the Company, a Restricted Subsidiary or a Receivables Subsidiary pursuant to the Receivables Documents;

(2)	all Receivables Related Assets; and

(3)	all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses.

“Receivables Program Obligations” means:

(1)	Indebtedness and other Obligations owing in respect of notes, trust certificates, undivided interests, partnership interests or other interests sold, issued and/or pledged, or otherwise incurred, in connection with a Qualified Receivables Transaction; and

(2)	related obligations of the Company, a Subsidiary of the Company or a Special Purpose Vehicle (including, without limitation, Standard Securitization Undertakings).

“Receivables Related Assets” means:

(1)	any rights arising under the documentation governing or relating to Receivables (including rights in respect of Liens securing such Receivables and other credit support in respect of such Receivables);

(2)	any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited;

(3)	spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Receivables Transaction;

(4)	any warranty, indemnity, dilution and other intercompany claim arising out of Receivables Documents; and

(5)	other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Repurchase Obligation” means any obligation of the Company or a Restricted Subsidiary (other than a Receivables Subsidiary) in a Qualified Receivables Transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the Company or a Restricted Subsidiary (other than a Receivables Subsidiary).

“Receivables Subsidiary” means a special purpose Wholly Owned Restricted Subsidiary of the Company created in connection with the transactions contemplated by a Qualified Receivables Transaction, which Restricted Subsidiary engages in no activities other than those incidental to such Qualified Receivables Transaction and which is designated as a Receivables Subsidiary by the Company’s Board of Directors. Any such designation by the Board of Directors shall be evidenced by filing with the Trustee a Board Resolution of the Company giving effect to such designation and an officers’ certificate certifying, to the best of such officers’ knowledge and belief after consulting with counsel, such designation, and the transactions in which the Receivables Subsidiary will engage, comply with the requirements of the definition of Qualified Receivables Transaction.

“Related Business” means the business conducted by the Company and its Subsidiaries as of the closing date of the Acquisition and any and all businesses that in the good faith judgment of the Board of Directors of the Company are similar or reasonably related, ancillary or complementary thereto or reasonable extensions thereof.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw Hill, Inc., a New York corporation, or any successor rating agency.

“Sale and Leaseback Transaction” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset; provided that, any transaction in which the sale or transfer of property occurs within 180 days of the acquisition of such property by the Company or any of its Subsidiaries shall not be considered a Sale and Leaseback Transaction.

“Senior Secured Indebtedness” means the sum of (i) Indebtedness and letters of credit under Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) and (ii) other Indebtedness that is not subordinated in right of payment to the Notes, in each case with respect to clauses (i) and (ii), which is secured by Lien on any assets or property of the Company or any Restricted Subsidiary.

“Significant Subsidiary” means (1) any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the date hereof and (2) any Restricted Subsidiary that when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries would constitute a Significant Subsidiary under clause (1) of this definition.

“Special Purpose Vehicle” means a trust, partnership or other special purpose Person established by the Company and/or any of its Restricted Subsidiaries to implement a Qualified Receivables Transaction.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which, in the good faith judgment of the Board of Directors of the appropriate company, are reasonably customary in an accounts receivable transaction and includes, without limitation, any Receivables Repurchase Obligation.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes by a Guarantor pursuant to the terms of the Indenture, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“Total Indebtedness” means the sum of (i) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries for money borrowed, Capitalized Lease Obligations, debt obligations evidenced by bonds, debentures, notes or other similar instruments (including purchase-money obligations) and with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person (with letters of credit and similar facilities being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) and (ii) the aggregate amount of all outstanding Disqualified Stock of the Company and all preferred stock of its Restricted Subsidiaries, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed redemption, repayment or other repurchase price, and in each case calculated as set forth in the definition of “Indebtedness.”

“Unencumbered Cash and Cash Equivalents” means, with respect to any Person, the cash or Cash Equivalents owned by such Person (excluding assets of any retirement plan) which (a) are not the subject of any Lien or other arrangement with any creditor to have its claim satisfied out of such cash or Cash Equivalents prior to the general creditors of such Person (other than banker’s liens, rights of set-off or similar rights or remedies as to deposit accounts or securities accounts in which such cash or Cash Equivalents are held), and (b) if not cash, may be converted to cash within thirty (30) days.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, and any Subsidiary of a Subsidiary so designated as an Unrestricted Subsidiary, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified level of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries unless such Guarantee or credit support is released upon its designation as an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance

of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Notwithstanding the foregoing, no Subsidiary of the Company shall be designated an Unrestricted Subsidiary during any Suspension Period unless the Company would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period, and such designation shall be deemed to have created an Investment or a Restricted Payment as set forth in the first paragraph of “—Restricted Payments” (subject to the exceptions set forth therein) following the date on which the Company and the Restricted Subsidiaries are again subject to the Suspended Covenants as set forth under “Certain Covenants—Covenant Suspension.”

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purpose of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Obligations” means direct non-callable Obligations of, or Guaranteed by, the United States of America for the payment of which Guarantee or Obligations the full faith and credit of the United States is pledged.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

Certain United States federal income tax considerations

The following discussion is a summary of certain U.S. federal income tax consequences of the ownership and disposition of the notes.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their special circumstances or holders subject to special treatment under U.S. federal income tax laws (including brokers or dealers in securities or currencies, banks, thrifts or other financial institutions or financial service companies, cooperatives, regulated investment companies, real estate investment trusts, tax-exempt organizations, pension funds, insurance companies, government instrumentalities or agencies, traders or dealers in securities, persons who hold notes as part of a hedging, straddle, conversion or constructive sale transaction, persons subject to the alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, non-U.S. trusts that have U.S. beneficiaries, retirement plans, individual retirement accounts or other tax deferred accounts, controlled foreign corporations, passive foreign investment companies, persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”), partnerships and other flow-through entities (including entities or other arrangements treated as partnerships or flow-through entities for U.S. federal income tax purposes)). This discussion does not address any aspect of U.S. federal taxation other than U.S. federal income taxation (such as estate and gift tax laws) or any aspect of state, local or non-U.S. taxation. In addition, this discussion deals only with certain U.S. federal income tax consequences to a holder that acquires the notes in the initial offering at their “issue price” (the first price at which a substantial amount of the notes is sold for money to investors, not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and holds the notes as capital assets.

This summary is based on the Code, U.S. Treasury regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions in effect as of the date of this offering supplement, which is subject to differing interpretations and could change, possibly with retroactive effect. We have not sought a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. We urge you to consult with your tax advisor about the U.S. federal income tax and other tax consequences of an investment in the notes.

If any entity treated as a partnership for U.S. federal income tax purposes holds a note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding a note should consult its tax advisor concerning the U.S. federal income and other tax consequences of an investment in the notes.

EACH PROSPECTIVE HOLDER OF THE NOTES SHOULD CONSULT ITS TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE OWNERSHIP OR DISPOSITION OF THE NOTES BASED UPON THEIR PARTICULAR CIRCUMSTANCES.

Effect of certain additional payments

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes. For example, upon the occurrence of a “change of control repurchase event,” (as defined under “Description of the Notes—Repurchase at the Option of the Holders—Offer to Repurchase upon Change of Control”) we will be required to offer to repurchase some or all of the notes at 101% of their principal amount, plus accrued and unpaid interest. The obligation to make such payments may implicate the provisions of

Treasury regulations relating to “contingent payment debt instruments” (“CPDI”). One or more contingencies will not cause the notes to be treated as a CPDI if, as of the issue date, each such contingency is considered remote or incidental or, in certain circumstances, it is significantly more likely than not that such contingency will not occur. We believe and intend to take the position that the potential for additional payments on the notes should not cause the notes to be treated as CPDIs. Our determination is binding on a holder unless such holder discloses its contrary position in the manner required by the applicable Treasury regulations. Our determination is not, however, binding on the IRS. If the IRS takes a contrary position and such position is sustained, note holders could be required to accrue ordinary interest income on the notes at a rate in excess of the stated interest rate and to treat all or a portion of any gain recognized on a sale or other taxable disposition of a note as ordinary income rather than capital gain. In the event a contingent payment is actually made, such payment could affect the amount and timing of payments that such a holder would recognize for U.S. federal income tax purposes. Prospective holders of the notes should consult their tax advisors regarding the possible application of the CPDI rules on the notes and the consequences thereof. The remainder of this discussion assumes that the notes will not be treated as CPDIs for U.S. federal income tax purposes.

U.S. Holders

As used in this discussion, a “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized (or treated as created or organized) in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons (within the meaning of the Code) have the authority to control all substantial decisions, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person (within the meaning of the Code).

Stated Interest

All of the notes bear interest at a stated fixed rate. A U.S. Holder generally must include this stated interest in its gross income as ordinary interest income:

•	when the U.S. Holder receives the interest, if it uses the cash method of accounting for U.S. federal income tax purposes; or

•	when the interest accrues, if the U.S. Holder uses the accrual method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of a Note

A U.S. Holder will generally recognize capital gain or loss upon the sale, exchange, retirement, redemption or other taxable disposition of a note in an amount equal to the difference between (i) the amount realized (except to the extent such amount is attributable to accrued but unpaid stated interest, which will be taxable as ordinary interest income to the extent such interest has not been previously included in income) and (ii) such U.S. Holder’s adjusted tax basis in the note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the note. A U.S. Holder’s adjusted tax basis in a note will generally equal the cost of the note to such holder, decreased by any payment on the notes, other than a payment of qualified stated interest. Such capital gain or loss will be long-term capital gain or loss if the note was held for more than one year at the time of disposition. In general, for non-corporate taxpayers, long-term capital gains are currently taxed at a maximum rate of 20%. The deductibility of capital losses is subject to significant limitations. U.S. Holders should consult their tax advisor regarding the treatment of capital gains and losses.

Net Investment Income Tax

A U.S. Holder that is an individual, trust, or estate is subject to a surtax of 3.8% on the lesser of (1) such U.S. Holder’s “net investment income” (or undistributed “net investment income” in the case of estates or trusts) for the relevant taxable year and (2) the excess of such U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Among other items, “net investment income” generally includes gross income from interest and net gain attributable to the disposition of certain property, less certain deductions. Prospective investors should consult their tax advisors concerning the possible implications of this net investment income tax in their particular circumstances.

Backup Withholding and Information Reporting

Payments of interest and principal on a note and the proceeds of the sale or other taxable disposition of a note are generally subject to information reporting unless the U.S. Holder is an exempt recipient. Such payments may also be subject to U.S. federal backup withholding tax (currently at a rate of 24%) if the recipient of such payment fails to timely supply a U.S. taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to timely establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that U.S. Holder’s U.S. federal income tax liability (if any) provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding the application of backup withholding based upon their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Non-U.S. Holders

As used in this discussion, a “Non-U.S. Holder” is a beneficial owner of a note that is (i) for U.S. federal income tax purposes, an individual, corporation, estate or trust, and (ii) not a U.S. Holder.

Interest

Subject to the discussions below concerning backup withholding and FATCA (as defined below) withholding, no U.S. federal income or withholding tax generally will apply to a payment of interest on a note to a Non-U.S. Holder; provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock entitled to vote of the Company;

•	the Non-U.S. Holder is not a “controlled foreign corporation” related, actually or constructively, to the Company (within the meaning of section 864(d)(4) of the Code);

•

such interest payments are not “effectively connected” with the conduct by the Non-U.S. Holder of a trade or business within the United States (in which case such Non-U.S. Holder would generally be subject to tax as described below in “—United States Trade or Business”);

•

either (A) such Non-U.S. Holder provides, among other things, its name and address, and certifies on IRS Form W-8BEN or Form W-8BEN-E (or suitable substitute or successor form) together with all appropriate attachments, under penalties of perjury, that it is not a United States person (within the meaning of the Code) or (B) a securities clearing organization or certain other financial institutions holding the note or otherwise acting on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such IRS Form has been received by it and furnishes us or our paying agent with a copy thereof; and

•	we or our paying agent do not have actual knowledge or reason to know that any of the information, certifications or statements in the IRS Form W-8 are incorrect.

If any of the foregoing requirements are not met, payments of interest on a note generally will be subject to U.S. federal withholding tax at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met), subject to the discussion below concerning interest that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States.

Prospective Non-U.S. Holders should consult their tax advisors regarding these certification requirements and any alternative methods for satisfying the certification requirements described above.

Sale or Other Taxable Disposition of a Note

Subject to the discussions of backup withholding and FATCA below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement, redemption or other taxable disposition of a note, unless in the case of gain (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met. In addition, subject to the discussion below concerning backup withholding and the discussion concerning FATCA withholding, a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement, redemption or other taxable disposition of a note.

United States Trade or Business

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest or gain on a note is effectively connected with the conduct of such trade or business and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), such interest or gain is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the receipt or accrual of such interest or the recognition of gain on the sale or other taxable disposition of the note in the same manner as if such holder were a United States person (within the meaning of the Code). A corporate Non-U.S. Holder may also be subject to an additional U.S. federal branch profits tax at a 30% rate (or, if applicable, a lower treaty rate) on its effectively connected earnings and profits attributable to such interest or gain. In addition, any interest or gain that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will not be subject to withholding tax (subject to the discussion of FATCA below). A Non-U.S. Holder may establish that interest or gain is effectively connected with a trade or business in the United States by timely delivering a properly executed IRS Form W-8ECI.

Backup Withholding and Information Reporting

A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the holder is not a United States person (within the meaning of the Code) in order to avoid information reporting and backup withholding tax with respect to our payment of principal and interest on, or the proceeds of, the sale or other taxable disposition of a note. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against a Non-U.S. Holder’s United States federal income tax liability, if any, and may entitle such Non-U.S. Holder to a refund, provided the required information is timely furnished to the IRS.

In addition, we are required to annually report to the IRS and each Non-U.S. Holder the amount of any interest paid to such Non-U.S. Holder, regardless of whether any tax was actually withheld, other than with respect to certain exempt recipients, including corporations. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Non-U.S. Holders should consult their tax advisors with respect to these withholding and reporting rules as well as other U.S. tax consequences of the ownership and disposition of notes.

Foreign account tax compliance act

Sections 1471 through 1474 of the Code, Treasury regulations promulgated thereunder and official IRS guidance commonly referred to as the “Foreign Account Tax Compliance Act” (“FATCA”) will impose a 30% withholding tax on payments of interest in respect of the notes made to (a) foreign financial institutions (including investment funds and including in certain instances where such institutions are acting as intermediaries), unless they agree to collect and disclose to the IRS (or, if required under an intergovernmental agreement between the U.S. and an applicable foreign country, report such information to a local tax authority) information regarding their direct and indirect U.S. account holders; or (b) certain non-financial foreign entities unless such an entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” generally by providing an IRS Form W-8BEN-E (which we will in turn provide to the IRS), unless certain exemptions apply. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodical income. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other official guidance, may modify these requirements. Amounts that a holder receives on the notes could be subject to FATCA withholding if a holder is subject to the information reporting requirements and fails to comply with them or if a holder holds notes through another person (e.g., a foreign bank or broker) that is subject to withholding because it fails to comply with these requirements (even if the holder would not otherwise have been subject to withholding).

Prospective holders of notes should consult their tax advisors regarding the relevant U.S. law and other official guidance regarding FATCA. Depending on a holder’s circumstances, a holder of notes may be entitled to a refund or credit in respect of some or all of any applicable FATCA withholding. However, even if a holder is entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay the holder’s receipt of any withheld amounts.

Underwriting

J.P. Morgan Securities LLC is acting as the representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name:

Name	Principal Amount of Notes
J.P. Morgan Securities LLC	$181,812,000
BofA Securities, Inc.	113,637,000
Wells Fargo Securities, LLC	72,728,000
BMO Capital Markets Corp.	36,364,000
Barclays Capital Inc.	13,637,000
Capital One Securities, Inc.	13,637,000
MUFG Securities Americas Inc.	13,637,000
PNC Capital Markets LLC	13,637,000
Rabo Securities USA, Inc.	13,637,000
TD Securities (USA) LLC	13,637,000
Truist Securities, Inc.	13,637,000

Total	$500,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes are subject to certain conditions, including the receipt of legal opinions relating to certain matters. The underwriters must purchase all of the notes if they purchase any of the notes. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and discounts

The notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.375% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of the notes. If all of the notes are not sold at the initial offering price, the underwriters may change the offering price and other selling terms.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering:

Paid by Us
Per note	1.375%
Total	$6,875,000

The expenses of this offering, not including the underwriting discounts and commissions, are estimated at $1.4 million and are payable by us.

New Issue of Notes

The notes will be a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange or seek their quotation on any automated quotation system. We have been advised by the underwriters that the underwriters intend to make a market in the notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading markets for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about September 9, 2020, which will be the tenth business day following the date of this prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

No sales of similar securities

We have agreed that we will not, for a period of 90 days after the date of this prospectus supplement, without first obtaining the prior written consent of J.P. Morgan Securities LLC, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Price stabilization and short positions

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the prices of the notes. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while this offering is in process.

These activities by the underwriters may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In particular, Bank of America, N.A., an affiliate of BofA Securities, Inc., is administrative agent under the Credit Agreement. Affiliates of certain of the other underwriters are also lenders under the Credit Agreement. To the extent we use some or all of the net proceeds of this offering to repay outstanding borrowings under the Credit Agreement, those underwriters or their affiliates may, therefore, receive a portion of those proceeds. In addition, certain of the underwriters also acted as underwriters for one or more of our prior issuances of senior notes under the indenture.

As a result of our intended use of net proceeds from this offering, which includes the 2022 Notes Redemption, certain of the underwriters and/or their respective affiliates may receive 5% or more of the net proceeds of the offering, not including underwriting compensation, thus creating a “conflict of interest” within the meaning of FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. As required by FINRA Rule 5121, no underwriter with a “conflict of interest” will confirm sales to any account over which it exercises discretionary authority without the specific written approval of the accountholder.

Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, is the trustee under the indenture that will govern the notes.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities or instruments of ours (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with us.

Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Notices to prospective investors in the European Economic Area and United Kingdom retail investors

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared, and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

The above selling restriction is in addition to any other selling restriction set out below.

References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

Notice to prospective investors in the United Kingdom

Each underwriter has represented, warranted and agreed that:

(A)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the Company or the guarantors; and

(B)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Notice to prospective investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to prospective investors in the Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

Notice to prospective investors in Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to prospective investors in Singapore

Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than:

(a)	to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)	to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Notice to prospective investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The notes may not be offered for sale, nor may application for the sale or purchase or any notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement and the accompanying prospectus nor any other offering material or advertisement relating to the notes may be distributed or published in Australia unless, in each case:

(a)	the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)	the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)	the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and

(e)	such action does not require any document to be lodged with ASIC or the ASX.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Legal matters

The validity of the notes and the guarantees will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois. Certain legal matters in connection with the offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP from time to time represents TreeHouse and its subsidiaries in connection with matters unrelated to the offering of the notes.

Experts

The financial statements, and the related financial statement schedule, incorporated in this prospectus supplement and the accompanying prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the prospectus supplement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

Incorporation by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with them, which means that we can disclose important information to you by referring to those documents. Any statement contained or incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference into this prospectus supplement the following documents:

(a)	Annual Report on Form 10-K for the year ended December 31, 2019;

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020;

(c)	Current Reports on Form 8-K filed with the SEC on January 13, 2020 (Item 8.01 only), February 13, 2020 (Item 5.02 only), February 27, 2020 (Item 8.01 only), April 1, 2020, May 5, 2020, May 7, 2020 (Item 8.01 only) and August 25, 2020;

(d)	Proxy Statement on Schedule 14A filed with the SEC on March 5, 2020;

(e)	The description of our common stock contained in our Registration Statement on Form 10 filed on May 13, 2005 pursuant to Section 12(b) of the Exchange Act, as updated by the description of our common stock contained in Exhibit 4.10 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and as amended by any subsequent amendment or any report filed for the purpose of updating such description;

(f)	All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all of the securities offered by this prospectus are sold.

Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

You may request a copy of these filings and any exhibit incorporated by reference in these filings at no cost, by writing or telephoning us at the following address or number:

TreeHouse Foods, Inc.

2021 Spring Road, Suite 600

Oak Brook, IL 60523

(708) 483-1300

PROSPECTUS

TreeHouse Foods, Inc.

Common Stock

Preferred Stock

Debt Securities

Warrants

Subscription Rights

Stock Purchase Contracts

Stock Purchase Units

Guarantees of Debt Securities

We may offer and sell any of the following securities from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering:

•	common stock;

•	preferred stock;

•	debt securities;

•	warrants to purchase debt securities, common stock or preferred stock;

•	subscription rights; and

•	stock purchase contracts or stock purchase units.

Certain of our domestic subsidiaries may fully and unconditionally guarantee any debt securities that we issue. When we use the term “securities” in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus or incorporated into this prospectus by reference. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “THS.” Each prospectus supplement will indicate if the securities offered thereby will be listed or quoted on a securities exchange or quotation system.

Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports filed with the Securities and Exchange Commission, in any applicable prospectus supplement relating to a specific offering of securities and in any other documents we file with the Securities and Exchange Commission. See the section entitled “Risk Factors” on page 4 of this prospectus, in our other filings with the Securities and Exchange Commission and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

When we issue new securities, we may offer them for sale to or through underwriters, dealers and agents or directly to purchasers. The applicable prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering, including any required information about the firms we use and the discounts or commissions we may pay them for their services. For general information about the distribution of securities offered, please see “Plan of Distribution” on page 20 of this prospectus.

The date of this prospectus is August 25, 2020.

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement, and in other offering material, if any, or information contained in documents which you are referred to by this prospectus or any prospectus supplement, or in other offering material, if any. We have not authorized anyone to provide you with different information. We are not offering to sell any securities in any jurisdiction where such offer and sale are not permitted. The information contained in or incorporated by reference into this prospectus or any prospectus supplement or other offering material is accurate only as of the date of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act. By using this shelf registration process, we may sell at any time, and from time to time, an indeterminate amount of any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with only a general description of the securities we may offer. It is not meant to be a complete description of any security. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. We and any underwriter or agent that we may from time to time retain may also provide other information relating to an offering, which we refer to as “other offering material.” The prospectus supplement as well as the other offering material may also add, update or change information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. You should read this prospectus, any prospectus supplement and any other offering material (including any free writing prospectus) prepared by or on behalf of us for a specific offering of securities, together with additional information described in the section entitled “Where You Can Find More Information” and any other offering material. Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material. If there is any inconsistency between this prospectus and the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

Unless we state otherwise or the context otherwise requires, references to “TreeHouse,” the “Company,” “us,” “we” or “our” in this prospectus mean TreeHouse Foods, Inc. and its consolidated subsidiaries. When we refer to “you” in this section, we mean all purchasers of the securities being offered by this prospectus and any accompanying prospectus supplement, whether they are the holders or only indirect owners of those securities.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring to those documents. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference into this prospectus the following documents:

(a)	Annual Report on Form 10-K for the year ended December 31, 2019;

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020;

(c)

Current Reports on Form 8-K filed with the SEC on January 13, 2020 (Item 8.01 only), February  13, 2020 (Item 5.02 only), February  27, 2020 (Item 8.01 only), April  1, 2020, May  5, 2020, May  7, 2020 (Item 8.01 only) and August 25, 2020;

(d)	Proxy Statement on Schedule 14A filed with the SEC on March 5, 2020;

(e)

The description of our common stock contained in our Registration Statement on Form 10 filed on May 13, 2005 pursuant to Section  12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as updated by the description of our common stock contained in Exhibit 4.10 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and as amended by any subsequent amendment or any report filed for the purpose of updating such description; and

(f)	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all of the securities offered by this prospectus are sold.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC, unless we expressly provide otherwise.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this prospectus and the documents we incorporate by reference may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “believe,” “estimate”, “project”, “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. We are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this prospectus supplement and other public statements we make. Such factors include, but are not limited to: risks related to the impact of the recent novel coronavirus (“COVID-19”) outbreak on our business, suppliers, consumers, customers and employees; the success of our restructuring programs; our level of indebtedness and related obligations; disruptions or inefficiencies in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; raw material and commodity costs; competition; disruptions or inefficiencies in our supply chain and/or operations from the recent COVID-19 outbreak; our ability to continue to make acquisitions in accordance with our business strategy; or effectively changes and developments affecting our industry, including customer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations applicable to us; disruptions in or failures of our information technology systems; and labor strikes or work stoppages; and other risks that are described in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and June 30, 2020 and our other reports filed from time to time with the SEC.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that such statements are made. We undertake no obligation to publicly update, clarify or revise any forward-looking statements after the date they are made, whether as a result of new information, events, circumstances or otherwise.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risk factors described in Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2019, in Part II, Item 1A, “Risk Factors,” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filing under the Exchange Act, as well as any prospectus supplement relating to a specific security. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement. For more information, see the sections entitled “Incorporation By Reference” and “Where You Can Find More Information” on pages 2 and 31, respectively of this prospectus. These risks could materially affect our business, results of operation or financial condition and affect the value of our securities. You could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, results of operation or financial condition.

TREEHOUSE FOODS, INC.

We are a leading manufacturer and distributor of private label foods and beverages in North America. We have 36 production facilities across North America and two in Italy, and our vision is to be the undisputed solutions leader for custom brands for our customers. Our extensive product portfolio includes snacking, beverages, and meal preparation products, available in shelf stable, refrigerated, frozen, and fresh formats. We have a comprehensive offering of packaging formats and flavor profiles, and we also offer clean label, organic, and preservative-free ingredients across almost our entire portfolio. Our purpose is to make high quality food and beverages affordable to all.

We manufacture and sell the following:

•	private label products to retailers, such as supermarkets, mass merchandisers, and specialty retailers, for resale under the retailers’ own or controlled labels;

•	private label and branded products to the foodservice industry, including foodservice distributors and national restaurant operators;

•	branded products under our own proprietary brands, primarily on a regional basis to retailers;

•	branded products under co-pack agreements to other major branded companies for their distributions; and

•	products to our industrial customer base for repackaging in portion control packages and for use as ingredients by other food manufacturers.

Effective January 1, 2020, our reportable segments, and the principal products that comprise each segment, are as follows:

Meal Preparation	Snacking and Beverages

• Aseptic cheese and pudding • Baking and mix powders • Hot cereals • Jams, preserves and jellies • Liquid and powdered non-dairy creamer • Mayonnaise • Mexican, barbeque, and other sauces

•  Pasta

•  Pickles and related products

•  Powdered soups and gravies

•  Refrigerated and shelf stable dressings and sauces

•  Refrigerated dough

•  Single serve hot beverages

•  Skillet dinners

•  Table and flavor syrups

	• Bars • Broths • Candy • Cookies • Crackers • In-store bakery products • Pita chips • Powdered drinks • Pretzels	• Ready-to-drink coffee • Retail griddle waffles, pancakes, and French toast • Specialty teas • Sweeteners

We operate our business as Bay Valley Foods, LLC (“Bay Valley”), Sturm Foods, Inc. (includes Cains Foods, Inc. beginning in the fourth quarter of 2019), S.T. Specialty Foods, Inc., Associated Brands, Inc., TreeHouse Foods Services, LLC, Protenergy Natural Foods, Inc., TreeHouse Private Brands, Inc., American Italian Pasta Company, Linette Quality Chocolates, Inc., Ralcorp Frozen Bakery Products, Inc., Cottage Bakery, Inc., and The Carriage House Companies, Inc. in the United States, E.D. Smith Foods, Ltd., Associated Brands, Inc., Protenergy Natural Foods Corporation, BFG Canada Ltd., and Western Waffles Corp. in Canada, and Pasta Lensi, S.r.l. in Italy. Bay Valley is a Delaware limited liability company, and a 100% owned subsidiary of TreeHouse. All operating units are directly or indirectly 100% owned subsidiaries of Bay Valley.

We were incorporated on January 25, 2005 in Delaware following a spin-off from Dean Foods Company of certain specialty businesses to its shareholders, which was completed on June 27, 2005. Our principal executive offices are located at 2021 Spring Road, Suite 600, Oak Brook, Illinois 60523. Our telephone number is 708-483-1300. Our website address is www.treehousefoods.com. The information on or accessible through our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to any securities that we offer through this prospectus.

THE SUBSIDIARY GUARANTORS

Certain of our domestic subsidiaries (which we refer to as the “subsidiary guarantors” in this prospectus), may fully and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus. Financial information concerning our subsidiary guarantors and any non-guarantor subsidiaries will be included in our consolidated financial statements filed as part of our periodic reports filed pursuant to the Exchange Act to the extent required by the rules and regulations of the SEC.

Additional information concerning our subsidiaries and us is included in our periodic reports and other documents incorporated by reference in this prospectus. Please read “Incorporation By Reference” and “Where You Can Find More Information.”

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement or other offering materials, we intend to use the net proceeds of any offering of our securities for working capital and other general corporate purposes, including acquisitions, repayment or refinancing of debt and other business opportunities. We will have significant discretion in the use of any net proceeds. The net proceeds from the sale of securities may be invested temporarily until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of our securities in an applicable prospectus supplement or other offering materials related to the offered securities.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the capital stock, debt securities, warrants, subscription rights, stock purchase contracts and stock purchase units that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of any security. At the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and of certain provisions of Delaware law do not purport to be complete and are subject to and qualified in their entirety by reference to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), our Amended and Restated By-laws (“By-laws”) and the Delaware General Corporation Law, as amended, or the DGCL. Copies of our Certificate of Incorporation and our By-laws have been filed with the SEC and are filed as exhibits to the registration statement of which this prospectus forms a part.

As used in this “Description of Capital Stock,” the terms “we,” “our,” “ours” and “us” refer only to TreeHouse Foods, Inc., a Delaware corporation, and not, unless otherwise indicated, to any of our subsidiaries.

As of the date hereof, our authorized capital stock consists of 100,000,000 shares, of which 90,000,000 shares are common stock, par value $0.01 per share, and 10,000,000 shares are preferred stock, par value $0.01 per share. As of August 21, 2020, we had 56,501,613 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding. All of our outstanding shares of common stock are fully paid and non-assessable.

Our common stock is listed on the New York Stock Exchange under the symbol “THS.”

Common Stock

Dividend Rights. Subject to the dividend rights of the holders of any outstanding preferred stock, the holders of shares of common stock are entitled to receive ratably dividends out of funds lawfully available therefore at such times and in such amounts as our board of directors may from time to time determine.

Rights Upon Liquidation. Upon liquidation, dissolution or winding up of our affairs, the holders of common stock are entitled to share ratably in our assets that are legally available for distribution, after payment of all debts, other liabilities and any liquidation preferences of outstanding preferred stock.

Conversion, Redemption and Preemptive Rights. Holders of our common stock have no conversion, redemption, preemptive or similar rights.

Voting Rights. Each outstanding share of common stock is entitled to one vote at all meetings of stockholders, provided, however, that except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of outstanding preferred stock. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors. Other than the election of directors, if an action is to be taken by vote of the stockholders, it will be authorized by a majority of the votes cast by the holders of shares entitled to vote on the action, unless a greater vote is required in our Certificate of Incorporation or By-laws. Directors are elected by a plurality of the votes cast at an election.

Preferred Stock

Our Certificate of Incorporation authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, in one or more series, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation preferences of each of these series. We may amend from time to time our Certificate of Incorporation to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of our shares entitled to vote.

The particular terms of any series of preferred stock that we offer under this prospectus will be described in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the title and liquidation preference per share of the preferred stock and the number of shares offered;

•	the purchase price of the preferred stock;

•	the dividend rate (or method of calculation), the dates on which dividends will be payable, whether dividends shall be cumulative and, if so, the date from which dividends will begin to accumulate;

•	any redemption or sinking fund provisions of the preferred stock;

•	any conversion, redemption or exchange provisions of the preferred stock;

•	the voting rights, if any, of the preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

You should refer to the certificate of designations establishing a particular series of preferred stock which will be filed with the Secretary of State of the State of Delaware and the SEC in connection with any offering of preferred stock.

Each prospectus supplement relating to a series of preferred stock may describe certain U.S. federal income tax considerations applicable to the purchase, holding and disposition of such series of preferred stock.

Dividend Rights. The preferred stock will be preferred over our common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock or other stock ranking junior to that series of preferred stock as to dividends and upon liquidation) on our common stock or other stock ranking junior to that series of preferred stock as to dividends and upon liquidation shall be declared and set apart for payment or paid, the holders of shares of each series of preferred stock (unless otherwise set forth in the applicable prospectus supplement) will be entitled to receive dividends when, as and if declared by our board of directors or, if dividends are cumulative, full cumulative dividends for the current and all prior dividend periods. We will pay those dividends either in cash, shares of preferred stock or otherwise, at the rate and on the date or dates set forth in the applicable prospectus supplement. With respect to each series of preferred stock that has cumulative dividends, the dividends on each share of the series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest. The applicable prospectus supplement will indicate the relative ranking of the particular series of the preferred stock as to the payment of dividends, as compared with then-existing and future series of preferred stock.

Rights Upon Liquidation. The preferred stock of each series will be preferred over our common stock and other stock ranking junior to that series of preferred stock as to assets, so that the holders of that series of preferred stock (unless otherwise set forth in the applicable prospectus supplement) will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up, and before any distribution is made to the holders of our common stock and other stock ranking junior to that series of preferred stock, the amount set forth in the applicable prospectus supplement. However, in this case the holders of preferred stock of that series will not be entitled to any other or further payment. If upon any liquidations, dissolution or winding up, our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders in each series are entitled, subject to any provisions of any series of preferred stock that rank it junior or senior to other series of preferred stock upon liquidation. The applicable prospectus supplement will indicate the relative ranking of the particular series of the preferred stock upon liquidation, as compared with then-existing and future series of preferred stock.

Conversion, Redemption or Exchange Rights. The shares of a series of preferred stock will be convertible at the option of the holder of the preferred stock, redeemable at our option or the option of the holder, as applicable, or exchangeable at our option, into another security, in each case, to the extent set forth in the applicable prospectus supplement.

Voting Rights. Except as indicated in the applicable prospectus supplement or as otherwise from time to time required by law, the holders of preferred stock will have no voting rights.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, By-Laws and Rights Plan and of Delaware Law

Business Combinations Act

We are subject to the provisions of Section 203 of DGCL. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or the business combination is approved in a prescribed manner. A business combination includes, among other things, a merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets. In general, an interested stockholder is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Certificate of Incorporation and By-law Provisions

Our Certificate of Incorporation and our By-laws also contain certain provisions that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. For example, our Certificate of Incorporation and our By-laws divide our board of directors into three classes with staggered three-year terms. Under our Certificate of Incorporation and our By-laws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may only be filled by vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of us.

Our Certificate of Incorporation and our By-laws also provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. Our Certificate of Incorporation provides that stockholders representing at least a majority of the votes which all stockholders would be entitled to cast in any annual election of directors have the right to call special meetings of stockholders. In addition, our By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholders’ meeting, stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders’ meeting, and not by written consent.

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our Certificate of Incorporation and By-laws require the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

Certain Effects of Authorized But Unissued Stock

Our authorized but unissued shares of common stock and preferred stock may be issued without additional stockholder approval and may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.

The issuance of preferred stock could have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount available for distribution to holders of our common stock or could adversely affect the rights and powers, including voting rights, of such holders. In certain circumstances, such issuance could have the effect of decreasing the market price of our common stock.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of us by means of a merger, lender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of us.

We plan to issue additional shares of common stock in connection with our employee benefit plans. We do not currently have any plans to issue shares of preferred stock.

Limitation of Liability of Directors

Our Certificate of Incorporation contains a provision that limits the liability of our directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Such limitation does not, however, affect the liability of a director (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) in respect of certain unlawful dividend payments or stock redemptions or purchases and

(4) for any transaction from which the director derives an improper personal benefit. The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. This provision does not limit or eliminate our rights or the rights of our stockholders to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, our directors and officers have indemnification protection.

Transfer Agent and Registrar

Computershare Investor Services acts as transfer agent and registrar of our common stock.

DESCRIPTION OF DEBT SECURITIES

General

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit, from time to time. The debt securities offered by this prospectus will be issued under one of two separate indentures among us, the subsidiary guarantors of such debt securities, if any, and a trustee to be named in the applicable indenture. We have filed the forms of indenture as exhibits to the registration statement of which this prospectus is a part. The senior note indenture and the subordinated note indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” We may also issue debt securities under a separate, new indenture. If that occurs, we will describe any differences in the terms of any such indenture in the prospectus supplement.

The debt securities will be obligations of TreeHouse and will be either senior or subordinated debt securities. We have summarized selected material provisions of the indentures and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indentures. As used in this “Description of Debt Securities,” the terms “we,” “our,” “ours” and “us” refer only to TreeHouse Foods, Inc. and not to any of its subsidiaries. Section references included in this summary of our debt securities, unless otherwise indicated, refer to specific sections of the indentures.

We may issue debt securities at any time and from time to time in one or more series under the indentures. The indentures give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the same series. If specified in the prospectus supplement respecting a particular series of debt securities, one or more subsidiary guarantors will fully and unconditionally guarantee that series as described under “— Subsidiary Guarantee” and in the applicable prospectus supplement. Each subsidiary guarantee will be an unsecured obligation of the subsidiary guarantor. A subsidiary guarantee of subordinated debt securities will be subordinated to the senior debt of the subsidiary guarantor on the same basis as the subordinated debt securities are subordinated to our senior debt.

We will describe the particular material terms of each series of debt securities we offer in a supplement to this prospectus. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The terms of our debt securities will include those set forth in the indentures and those made a part of the indentures by the Trust Indenture Act of 1939, as amended (the “TIA”). You should carefully read the summary below the applicable prospectus supplement and the provisions of the indentures that may be important to you before investing in our debt securities.

Ranking

The senior debt securities offered by this prospectus will:

•	be general obligations;

•

rank equally with all other unsubordinated indebtedness of TreeHouse or any subsidiary guarantor (except to the extent such other indebtedness is secured by collateral that does not also secure the senior debt securities offered by this prospectus); and

•

with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries (except to the extent that the senior debt securities are guaranteed by our subsidiaries as described below).

The subordinated debt securities offered by this prospectus will:

•	be general obligations;

•	rank subordinated and junior in right of payment, to the extent set forth in the subordinated note indenture to all senior debt of TreeHouse and any subsidiary guarantor; and

•

with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries (except to the extent that the subordinated debt securities are guaranteed by our subsidiaries as described below).

A substantial portion of our assets are owned through our subsidiaries, many of which may have debt or other liabilities of their own that will be structurally senior to the debt securities. Therefore, unless the debt securities are guaranteed by our subsidiaries as described below, TreeHouse’s rights and the rights of TreeHouse’s creditors, including holders of debt securities, to participate in the assets of any subsidiary upon any such subsidiary’s liquidation may be subject to the prior claims of the subsidiary’s other creditors.

In addition, because our operations are conducted through our subsidiaries, the cash flow and the consequent ability to service our indebtedness, including the debt securities, are dependent upon the earnings of our subsidiaries and the distribution of those earning or upon the payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and, unless the debt securities are guaranteed by our subsidiaries as described below, our subsidiaries have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make funds available to us, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to contractual or statutory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture. The indentures also do not limit our ability to incur other debt.

Subject to the exceptions, and subject to compliance with the applicable requirements set forth in the indentures, we may discharge our obligations under the indentures with respect to our debt securities as described below under “— Defeasance.”

Terms

We will describe the specific material terms of the series of debt securities being offered in a supplement to this prospectus. These terms may include some or all of the following:

•	the title of the debt securities;

•	whether the debt securities will be senior or subordinated debt securities;

•	whether and the extent to which any subsidiary guarantor will provide a subsidiary guarantee of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable and whether the stated maturity date can be extended or the method used to determine or extend those dates;

•

any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing, and the basis for calculating interest if other than a 360-day year of twelve 30-day months;

•

the place or places where payments on the debt securities will be payable, where the debt securities may be presented for registration of transfer, exchange or conversion, and where notices and demands to or upon us relating to the debt securities may be made, if other than the corporate trust office of the trustee;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period,

•	the rate or rates of amortization of the debt securities, if any;

•	any provisions for redemption of the debt securities;

•	any provisions that would allow or obligate us to redeem or purchase the debt securities prior to their maturity pursuant to any sinking fund or analogous provision or at the option of the holder;

•	the purchase price for the debt securities and the denominations in which we will issue the debt securities, if other than minimum denomination of $2,000 and integral multiples of $1,000;

•	any provisions that would determine payments on the debt securities by reference to an index, formula or other method and the manner of determining the amount of such payments;

•

any foreign currency, currencies or currency units in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable and the manner for determining the equivalent amount in U.S. dollars;

•	any provisions for payments on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable;

•	the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the entire principal amount;

•

if the principal amount to be paid at the stated maturity of the debt securities is not determinable as of one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any such date for any purpose;

•

any variation of the defeasance and covenant defeasance sections of the indentures and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution;

•

whether we will issue the debt securities in the form of temporary or permanent global securities, the depositaries for the global securities, and provisions for exchanging or transferring the global securities;

•	whether the interest rate or the debt securities may be reset;

•	whether the stated maturity of the debt securities may be extended;

•

any deletion or addition to or change in the events of default for the debt securities and any change in the rights of the trustee or the holders or the debt securities arising from an event of default including, among others, the right to declare the principal amount of the debt securities due and payable;

•	any addition to or change in the covenants in the indentures;

•	any additions or changes to the indentures necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	the appointment of any trustees, depositaries, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

•	the terms of any right or obligation to convert or exchange the debt securities into any other securities or property,

•	the terms and conditions, if any, pursuant to which the debt securities are secured;

•	any restriction or condition on the transferability of the debt securities;

•

whether, under what circumstances and the currency in which we will pay any additional amounts on the debt securities as contemplated in the applicable indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts (and the terms of any such option);

•

in the case of subordinated debt securities, any subordination provisions and related definitions which may be applicable in addition to, or in lieu of, those contained in the subordinated note indenture,

•	the exchanges, if any, on which the debt securities may be listed; and

•	any other terms of the debt securities consistent with the indentures. (Section 301).

Any limit on the maximum total principal amount for any series of the debt securities may be increased by resolution of our board of directors. (Section 301). We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original issue discount, we will describe them in the prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

Subsidiary Guarantee

If specified in the prospectus supplement, one or more subsidiary guarantors will guarantee the debt securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the subsidiary guarantee of the subsidiary guarantor.

Subject to the limitations described below and in the prospectus supplement, one or more subsidiary guarantors will jointly and severally, fully and unconditionally guarantee the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all our payment obligations under the indentures and the debt securities of a series, whether for principal of, premium, if any, or interest on the debt securities or otherwise. The subsidiary guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable trustee in enforcing any rights under a subsidiary guarantee with respect to a subsidiary guarantor.

In the case of subordinated debt securities, a subsidiary guarantor’s subsidiary guarantee will be subordinated in right of payment to the senior debt of such subsidiary guarantor on the same basis as the subordinated debt securities are subordinated to our senior debt. No payment will be made by any subsidiary guarantor under its subsidiary guarantee during any period in which payments by us on the subordinated debt securities are suspended by the subordination provisions of the subordinated note indenture.

Each subsidiary guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the subsidiary guarantor without rendering such subsidiary guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each subsidiary guarantee will be a continuing guarantee and will:

•

remain in full force and effect until either payment in full of all of the applicable debt securities (or such debt securities are otherwise satisfied and discharged in accordance with the provisions of the applicable indenture) or released as described in the following paragraph;

•	be binding upon each subsidiary guarantor; and

•	inure to the benefit of and be enforceable by the applicable trustee, the holders and their successors, transferees and assigns.

In the event that a subsidiary guarantor ceases to be a subsidiary of TreeHouse, either legal defeasance or covenant defeasance occurs with respect to a series of debt securities, or substantially all of the assets or all of the capital stock of such subsidiary guarantor is sold, including by way of sale, merger, consolidation or otherwise, such subsidiary guarantor will be released and discharged of its obligations under its subsidiary guarantee without further action required on the part of the trustee or any holder, and no other person acquiring or owning the assets or capital stock of such subsidiary guarantor will be required to enter into a subsidiary guarantee. In addition, the prospectus supplement may specify additional circumstances under which a subsidiary guarantor can be released from its subsidiary guarantee.

Form, Exchange and Transfer

We will issue the debt securities in registered form, without coupons. Unless we inform you otherwise in the prospectus supplement, we will only issue debt securities in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. (Section 302).

Holders generally will be able to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations. (Section 305).

Holders may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of debt securities. However, we and the security registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee as security registrar. We will identify any transfer agent in addition to the security registrar in the prospectus supplement. (Section 305). At any time we may:

•	designate additional transfer agents;

•	rescind the designation of any transfer agent; or

•	approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times. (Sections 305 and 1002).

lf we elect to redeem a series of debt securities, neither we nor the trustee will be required:

•

to issue, register the transfer of or exchange any debt securities of that series during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed; or

•	to register the transfer or exchange of any debt security of that series so selected for redemption, except for any portion not to be redeemed. (Section 305).

Payment and Paying Agents

Under the indentures, we will pay interest on the debt securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment. However, unless we inform you otherwise in the prospectus supplement, we will pay the interest payable on the debt securities at their stated maturity to the persons to whom we pay the principal amount of the debt securities. The initial payment of interest on any series of debt securities issued between a regular record date and the related interest payment date will be payable in the manner provided by the terms of the series, which we will describe in the prospectus supplement. (Section 307).

Unless we inform you otherwise in the prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate. However, except in the case of a global security (which payments of principal, premium, if any, and interest on such global security will be made to the depository), we may pay interest:

•	by check mailed to the address of the person entitled to the payment as it appears in the security register; or

•

by wire transfer in immediately available funds to the place and account designated in writing at least fifteen days prior to the interest payment date by the person entitled to the payment as specified in the security register.

We will designate the trustee as the sole paying agent for the debt securities unless we inform you otherwise in the prospectus supplement. If we initially designate any other paying agents for a series of debt securities, we will identify them in the prospectus supplement. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the debt securities at all times. (Sections 307 and 1002).

Any money deposited with the trustee or any paying agent in trust for the payment of principal, premium, if any, or interest on the debt securities that remains unclaimed for one year after the date the payments became due, may be repaid to us upon our request, subject to any applicable abandoned property laws. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The trustee and any paying agents will not be liable for those payments after we have been repaid. (Section 1003).

Restrictive Covenants

We will describe any restrictive covenants for any series of debt securities in the prospectus supplement.

Consolidation, Merger and Sale of Assets

Under the indentures, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to any person (as defined below) referred to as a “successor person” unless:

•	the successor person expressly assumes our obligations with respect to the debt securities and the indentures;

•

immediately after giving effect to the transaction, no event of default shall have occurred and be continuing and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	we have delivered to the trustee the certificates and opinions required under the respective indenture. (Section 801).

Except in a transaction resulting in the release of a subsidiary guarantor under the terms of the indenture, a subsidiary guarantor may not, and we may not permit a subsidiary guarantor to, consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to any person (other than another subsidiary guarantor or us), referred to as a “successor person” unless:

•	the successor person expressly assumes the subsidiary guarantor’s obligations with respect to the debt securities and the indentures, and

•	the subsidiary guarantor has delivered to the trustee the certificates and opinions required under the respective indenture. (Section 802)

As used in the indentures, the term “person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, government or agency or political subdivision thereof.

Events of Default

Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under the applicable indenture with respect to any series of debt securities:

•	our failure to pay principal or premium, if any, on that series of debt securities when such principal or premium, if any, becomes due;

•	our failure to pay any interest on that series of debt securities for 30 days after such interest becomes due;

•	our failure to deposit any sinking fund payment for 30 days after such payment is due by the terms of that series of debt securities;

•

our failure to perform, or our breach, in any material respect, of any other covenant or warranty in the indenture with respect to that series of debt securities, other than a covenant or warranty included in such indenture solely for the benefit of another series of debt securities, for 90 days after either the trustee has given us or holders of at least 25% in principal amount of the outstanding debt securities of that series have given us and the trustee written notice of such failure to perform or breach in the manner required by the indentures;

•	specified events involving, the bankruptcy, insolvency or reorganization of us or, if a subsidiary guarantor has guaranteed the series of debt securities, such subsidiary guarantor;

•

or any other event of default we may provide for that series of debt securities, provided, however, that no event described in the fourth bullet point above will be an event of default until an officer of the trustee responsible for the administration of the indentures has actual knowledge of the event or until the trustee receives written notice of the event at its corporate trust office. (Section 501).

An event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities. If an event of default for a series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series due and immediately payable by a notice in writing to us (and to the trustee if given by the holders); provided that, in the case of an event of default involving certain events of bankruptcy, insolvency or reorganization, such acceleration is automatic; and provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, subject to certain conditions, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal have been cured or waived. Upon such acceleration, we will be obligated to pay the principal amount of that series of debt securities.

The right described in the preceding paragraph does not apply if an event of default occurs as described in the sixth bullet point above (i.e., other events of default), which is common to all series of our debt securities then outstanding. If such an event of default occurs and is continuing, either the trustee or holders of at least 25% in principal amount of all series of the debt securities then outstanding, treated as one class, may declare the principal amount of all series of the debt securities then outstanding to be due and payable immediately by a notice in writing to us (and to the trustee if given by the holders). Upon such declaration, we will be obligated to pay the principal amount of the debt securities.

If an event of default occurs and is continuing, the trustee will generally have no obligation to exercise any of its rights or powers under the indentures at the request or direction of any of the holders, unless the holders offer indemnity reasonably satisfactory to the trustee. (Section 603). The holders of a majority in principal amount of the outstanding debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee for the debt securities of that series, provided that:

•	the direction is not in conflict with any law or the indentures;

•	the trustee may take any other action it deems proper which is not inconsistent with the direction; and

•

the trustee will generally have the right to decline to follow the direction if an officer of the trustee determines, in good faith, that the proceeding would involve the trustee in personal liability or would otherwise be contrary to applicable law. (Section 512).

A holder of a debt security of any series may only institute proceedings or pursue any other remedy under the indentures if:

•	the holder gives the trustee written notice of a continuing event of default;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to institute proceedings with respect to such event of default;

•	the holders offer indemnity reasonably satisfactory to the trustee against any costs, liability or expense in complying with such request;

•	the trustee fails to institute proceedings within 60 days after receipt of the notice, request and offer or indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request. (Section 507).

However, these limitations do not apply to a suit by a holder of a debt security demanding payment of the principal, premium, if any, or interest on a debt security on or after the date the payment is due. (Section 508).

We will be required to furnish to the trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indentures and specifying all of our known defaults, if any. (Section 1004).

Modification and Waiver

When authorized by a board resolution, we or any subsidiary guarantor, if applicable, may enter into one or more supplemental indentures with the trustee without the consent of the holders of the debt securities in order to:

•	provide for the assumption of our obligations to holders of debt securities in the case of a merger or consolidation or sale of substantially all of our assets;

•	add to our or any subsidiary guarantor’s covenants for the benefit of the holders of any series of debt securities or to surrender any of our rights or powers;

•	add any additional events of default for any series of debt securities for the benefit of the holders of any series of debt securities;

•

add to, change or eliminate any provision of the indentures applying to one or more series of debt securities, provided that if such action adversely affects the interests of any holder of any series of debt securities in any material respect, such addition, change or elimination will become effective with respect to that series only when no such security of that series remains outstanding;

•	secure the debt securities;

•	establish the forms or terms of any series of debt securities as permitted by the terms of such indenture;

•	provide for uncertificated securities in addition to certificated securities;

•

evidence and provide for successor trustees and to add to or change any provisions of the indentures to the extent necessary to appoint a separate trustee or trustees for a specific series of debt securities;

•	correct any ambiguity, defect or inconsistency under the indentures;

•	add subsidiary guarantors;

•

make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the interests of the holders of any series of debt securities in any material respect under the applicable indenture of any such holders;

•

supplement any provisions of the indentures necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities in any material respect;

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded; or

•

add to, change or eliminate any provisions of the indentures in accordance with any amendments to the TIA, provided that such action does not adversely affect the rights or interests of any holder of debt securities in any material respect. (Section 901).

When authorized by a board resolution, we or any subsidiary guarantor, if applicable, may enter into one or more supplemental indentures with the trustee in order to add to, change or eliminate provisions of the indentures or to modify the rights of the holders of one or more series of debt securities under such indentures if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of all series affected by such supplemental indenture, treated as one class. However, without the consent of all holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

•

except with respect to the reset of the interest rate or extension of maturity pursuant to the terms of a particular series, changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduces the principal amount of, or any premium or rate of interest on, any debt security;

•	reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•	changes the place or currency of payment of principal, premium, if any, or interest;

•	impairs the right to institute suit for the enforcement of any payment on or after such payment becomes due for any security;

•	except as provided in the applicable indenture, releases the subsidiary guarantee of a subsidiary guarantor;

•

reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification of the indentures, for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults of the indentures;

•

makes certain modifications to the provisions for modification of the indentures and for certain waivers, except to increase the principal amount of debt securities necessary to consent to any such change or to provide that certain other provisions of the indentures cannot be modified or waived without the consent of the holders of each outstanding debt security affected by such change;

•

makes any change that adversely affects in any material respect the right to convert or exchange any convertible or exchangeable debt security or decreases the conversion or exchange rate or increases the conversion price of such debt security, unless such decrease or increase is permitted by the terms of such debt securities; or

•	changes the terms and conditions pursuant to which any series of debt securities are secured in a manner adverse to the holders of such debt securities in any material respect. (Section 902).

In addition, the subordinated note indenture may not be amended without the consent of each holder of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities in any material respect.

Holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults or noncompliance with restrictive provisions of the indentures. However, the consent of all holders of each outstanding debt security of a series is required to:

•	waive any default in the payment of principal, premium, if any, or interest; or

•	waive any covenants and provisions of an indenture that may not be amended without the consent of all holders of each outstanding debt security of the series affected. (Sections 513 and 1006).

In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under an indenture as of a specified date:

•

the principal amount of an “original issue discount security” that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of that date upon acceleration of the maturity to that date;

•

if, as of that date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of the debt security deemed to be outstanding as of that date will be an amount determined in the manner prescribed for the debt security;

•

the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of that date in the manner prescribed for the debt security, of the principal amount of the debt security or, in the case of it debt security described in the two preceding bullet points, of the amount described above; and

•	debt securities owned by us, any subsidiary guarantor or any other obligor upon the debt securities or any of our or their affiliates will be disregarded and deemed not to be outstanding.

An “original issue discount security” means a debt security issued under the indentures which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity. Some debt securities, including those for the payment or redemption of which money has been deposited or set aside in trust for the holders, and those which have been legally defeased under the indentures, will not be deemed to be outstanding.

We will generally be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under an indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders of outstanding debt securities. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the trustee may specify, if it sets the record date. This period may be shortened or lengthened by not more than 180 days. (Section 104).

Conversion and Exchange Rights

The debt securities of any series may be convertible into or exchangeable for other securities of TreeHouse or another issuer or property or cash on the terms and subject to the conditions set forth in the applicable prospectus supplement.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our, or if applicable, any subsidiary guarantor’s obligations under either indenture. Unless we inform you otherwise in the prospectus supplement, if we deposit with the trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable and comply with all other conditions to defeasance set forth in the indentures, then, at our option, either of the following will occur:

•	we and any subsidiary guarantor will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•

we and any subsidiary guarantor will no longer have any obligation to comply with the restrictive covenants under the indentures, and the related events of default will no longer apply to us or any subsidiary guarantor, but some of our and any subsidiary guarantors’ other obligations under the indentures and the debt securities of that series, including the obligation to make payments on those debt securities, will survive (a “covenant defeasance”).

If we legally defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the indentures, except for:

•	the rights of holders of that series of debt securities to receive, solely from a trust fund, payments in respect of such debt securities when payments are due;

•	our obligation to register the transfer or exchange of debt securities;

•	our obligation to replace mutilated, destroyed, lost or stolen debt securities; and

•	our obligation to maintain paying agencies and hold moneys for payment in trust.

We may legally defease a series of debt securities notwithstanding any prior exercise of our option of covenant defeasance in respect of such series.

In addition, the subordinated note indenture provides that if we choose to have the legal defeasance provision applied to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective. The subordinated note indenture also provides that if we choose to have covenant defeasance apply to any series of debt securities issued pursuant to the subordinated note indenture we need not comply with the provisions relating to subordination.

If we exercise either our legal defeasance or covenant defeasance option, any subsidiary guarantee will terminate.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect. (Sections 1601-1604).

Global Notes, Delivery and Form

Unless otherwise specified in a prospectus supplement, the debt securities will be issued in the form of one or more fully registered Global Notes (as defined below) that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary”) and registered in the name of the Depositary’s nominee. Global Notes are not exchangeable for definitive note certificates except in the specific circumstances described below. For purposes of this prospectus, “Global Note” refers to the Global Note or Global Notes representing an entire issue of debt securities.

Except as set forth below, a Global Note may be transferred by the Depositary, in whole and not in part, only to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary.

The Depositary has advised us as follows:

•	The Depositary is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book entry changes in accounts of its participants, eliminating the need for physical movements of securities certificates.

•	The Depositary participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own the Depositary.

•	Access to the Depositary book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

•

When we issue a Global Note in connection with the sale thereof to an underwriter or underwriters, the Depositary will immediately credit the accounts of participants designated by such underwriter or underwriters with the principal amount of the debt securities purchased by such underwriter or underwriters.

•

Ownership of beneficial interests in a Global Note and the transfers of ownership will be evidenced only through records maintained by the Depositary (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery in a definitive form of securities they purchase. These laws may limit your ability to transfer beneficial interests in a Global Note.

So long as a nominee of the Depositary is the registered owner of a Global Note, such nominee for all purposes will be considered the sole owner or holder of such debt securities under the indentures. Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owner or holder thereof under the indentures.

Each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any Global Note desires to give or take any action which a holder is entitled to give or take under the indentures, the Depositary would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through these participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices shall be sent to the Depositary. If less than all of the debt securities within an issue are being redeemed, the Depositary’s practice is to determine by lot the amount of the interest of each participant in such issue to be redeemed.

We will make payment of principal of, and interest on, debt securities represented by a Global Note to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Note representing those debt securities. The Depositary has advised us that upon receipt of any payment of principal of, or interest on, a Global Note, the Depositary will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Note, as shown in the records of the Depositary. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a Global Note held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, the trustee nor any of our respective agents will be responsible for any aspect of the records of the Depositary, any nominee or any participant relating to, or payments made on account of, beneficial interests in a Global Note or for maintaining, supervising or reviewing any of the records of the Depositary, any nominee or any participant relating to those beneficial interests.

As described above, we will issue debt securities in definitive form in exchange for a Global Note only in the following situations:

•

if the Depositary is at any time unwilling or unable to continue as depositary, defaults in the performance of its duties as depositary, ceases to be a clearing agency registered under the Exchange Act, and, in each case, a successor depositary is not appointed by us within 90 days after notice thereof; or

•	if, subject to the rules of the Depository, we choose to issue definitive debt securities.

In either instance, an owner of a beneficial interest in a Global Note will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in initial denominations of $2,000 and integral multiples of $1,000 thereafter and will be issued in registered form only, without coupons. We will maintain one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Satisfaction and Discharge

We may discharge our obligations under the indentures while securities remain outstanding if (1) all outstanding debt securities issued under the indentures have become due and payable, (2) all outstanding debt securities issued under the indentures will become due and payable at their stated maturity within one year of the date of deposit, or (3) all outstanding debt securities issued under the indentures are scheduled for redemption in one year, and in each case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding debt securities issued under the indentures on the date of their scheduled maturity or the scheduled date of the redemption and paid all other amounts payable under the indentures (Section 401). The subordinated note indenture provides that if we choose to discharge our obligations with respect to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective. (Section 1810).

Subordination

Any subordinated debt securities issued under the subordinated note indenture will be subordinate and junior in right of payment to all Senior Debt (as defined below) of TreeHouse whether existing at the date of the subordinated note indenture or subsequently incurred. Upon any payment or distribution of assets of TreeHouse to creditors upon any:

•	liquidation;

•	dissolution;

•	winding-up;

•	receivership;

•	reorganization;

•	assignment for the benefit of creditors;

•	marshaling of assets; or

•	bankruptcy, insolvency or similar proceedings of TreeHouse;

the holders of Senior Debt will first be entitled to receive payment in full of the principal of and premium, if any, and interest on such Senior Debt before the holders of the subordinated debt securities will be entitled to receive or retain any payment to respect of the principal of and any premium or interest on the subordinated debt securities.

Upon the acceleration of the maturity of any subordinated debt securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon, including any amounts due upon acceleration, before the holders of subordinated debt securities will be entitled to receive or retain any payment in respect of the principal (including redemption payments), or premium, if any, or interest on the subordinated debt securities.

No payments on account of principal (including redemption payments), or premium, if any, or interest, in respect of the subordinated debt securities may be made if:

•	there has occurred and is continuing a default in any payment with respect to Senior Debt; or

•	there has occurred and is continuing a default with respect to any Senior Debt resulting in the acceleration of the maturity thereof.

“Debt” means, with respect to any person:

•	all indebtedness of such person for borrowed money;

•	all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	all obligations of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person;

•

all obligations of such person to pay the deferred purchase price of property or services, but excluding accounts payable or any other indebtedness or monetary obligations to trade creditors arising in the ordinary course of business in connection with the acquisition of goods or services;

•	all capital lease obligations of such person;

•	all Debt of others secured by a lien on any asset by such person;

•	all Debt and dividends of others guaranteed by such person to the extent such Debt and dividends are guaranteed by such person; and

•	all obligations for claims in respect of derivative products.

“Senior Debt” means the principal of, and premium, if any, and interest on Debt of TreeHouse, whether created, incurred or assumed on, before or after the date of the subordinated note indenture, unless the instrument creating or evidencing the Debt provides that such Debt is subordinated to or pari passu, with the subordinated debt securities.

Notices

Holders will receive notices by mail at their addresses as they appear in the security register. (Section 106).

Title

We, any subsidiary guarantors, the trustees and any agent of us, any subsidiary guarantors or a trustee may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue. (Section 309).

Governing Law

New York law governs the indentures and the debt securities. (Section 112).

Regarding the Trustee

If an event of default occurs under the indentures and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs in the exercise of the rights and powers granted to the trustee under the indentures. The trustee will become obligated to exercise any of its powers under the indentures at the request or direction of any of the holders of any debt securities issued under the indentures only after those holders have offered the trustee indemnity reasonably satisfactory to it.

If the trustee becomes one of our creditors, its rights to obtain payment of claims in specified circumstances, or to realize for its own account on certain property received in respect of any such claim as security or otherwise will be limited under the terms of the indentures (Section 613). The trustee may engage in certain other transactions with us or any of the subsidiary guarantors; however, if the trustee acquires any conflicting interest (within the meaning specified under the TIA), it will be required to eliminate the conflict or resign. (Section 608).

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase debt securities, preferred stock, common stock or other securities that we may issue from time to time.

The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The terms and conditions of the warrants will be described in the specific warrant agreement and the applicable prospectus supplement relating to such warrants. Each applicable prospectus supplement relating to such warrants may also describe material U.S. federal income tax considerations applicable to the purchase, holding and disposition of such warrants. A form of warrant agreement, including the form of certificate representing the warrants, which contain provisions to be included in the specific warrant agreements that will be entered into with respect to particular offerings of warrants, will be filed as an exhibit or incorporated by reference into the registration statement of which this prospectus forms a part. A holder or prospective purchaser of our warrants should refer to the provisions of the applicable warrant agreement and prospectus supplement for more specific information.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase debt securities, preferred stock, common stock or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific term of any offering of subscription rights for which this prospectus is being delivered. Each applicable prospectus supplement may also describe material U.S. federal income tax considerations applicable to the purchase, holding and disposition of such subscription rights. A holder or prospective holder of subscription rights should refer to the applicable prospectus supplement for more specific information.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and requiring us to sell to the holders, a specified number of shares of common stock at a future date or dates.

The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units, or stock purchase units, consisting of a stock purchase contract and either (x) senior debt securities, senior subordinated debt securities, subordinated debt securities or junior subordinated debt securities, or (y) debt obligations of third parties, including U.S. Treasury securities, in each case, securing the holder’s obligations to purchase our common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, or prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract. The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. Each applicable prospectus supplement may also describe material U.S. federal income tax considerations applicable to the purchase, holding and disposition of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

PLAN OF DISTRIBUTION

TreeHouse may sell common stock, preferred stock, debt securities, warrants, subscription rights, stock purchase contracts and/or stock purchase units in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by itself directly;

•	through agents;

•	through a combination of any of these methods of sale; or

•	through any other methods described in a prospectus supplement.

The prospectus supplements relating to an offering of securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to TreeHouse from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of securities if any are purchased.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below:

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the New York Stock Exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If a dealer is used in the sale, TreeHouse will sell such offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by TreeHouse to one or more institutional purchasers, or through agents designated by TreeHouse from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by TreeHouse to such agent will be set forth in the prospectus supplement relating to that offering, unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Other than our common stock, which is listed on the New York Stock Exchange, each of the securities issued hereunder will be a new issue of securities, will have no prior trading market, and may or may not be listed on a national securities exchange. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom TreeHouse sells securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a market for the offered securities.

VALIDITY OF THE SECURITIES

The validity of the securities being offered hereby will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois. Certain Minnesota legal matters relating to the guarantees are being passed upon for us by Fredrikson & Byron, P.A. Certain Wisconsin legal matters relating to the guarantees are being passed upon for us by Foley & Lardner LLP. Certain Missouri legal matters relating to the guarantees are being passed upon for us by Spencer Fane LLP. Certain Georgia legal matters relating to the guarantees are being passed upon for us by Troutman Pepper Hamilton Sanders LLP.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement and the exhibits and schedules thereto are also available to the public from the SEC’s website at http://www.sec.gov. You can also access our SEC filings through our website at www.treehousefoods.com. Except as expressly set forth below, we are not incorporating by reference the contents of the SEC website or our website into this prospectus.

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus.

Information that we file later with the SEC will automatically update and supersede this information. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded. See “Incorporation by Reference.”

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC, unless we expressly provide otherwise.

You may request a copy of these filings and any exhibit incorporated by reference in these filings at no cost, by writing or telephoning us at the following address or number:

TreeHouse Foods, Inc.

2021 Spring Road, Suite 600

Oak Brook, Illinois 60523

(708) 483-1300

Attention: Secretary

$500,000,000

TreeHouse Foods, Inc.

4.000% Senior Notes due 2028

PROSPECTUS SUPPLEMENT

Joint Book Running Managers

J.P. Morgan	BofA Securities	Wells Fargo Securities

BMO Capital Markets

Co-Managers

Barclays	Capital One Securities	MUFG	PNC Capital Markets LLC

Rabo Securities	TD Securities	Truist Securities

August 25, 2020